PROSPECTUS

WIDEPOINT CORPORATION
31,197,139 SHARES OF COMMON STOCK

        This prospectus relates to resale by the selling stockholders of up to 31,197,139 shares of our common stock, $0.001 par value per share, consisting of (i) 18,728,572 outstanding shares of our common stock; (ii) 11,957,139 shares of our common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock and (iii) 511,428 shares of our common stock issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares.

        Our common stock is traded on the OTC Bulletin Board under the symbol “WDPT.” The last reported sale price for our common stock on the OTC Bulletin Board on February 9, 2006 was $2.10 per share. You are urged to obtain current market quotations for our common stock. The selling stockholders may offer their shares of common stock from time to time, in the open market, in privately negotiated transactions, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on page 62. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of the risks associated with our business.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2006.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 5, before deciding to invest in our common stock. Unless the context otherwise requires references in this prospectus to “WidePoint,” “we,” “us,” and “our” refer to WidePoint Corporation.

WidePoint Corporation

        WidePoint Corporation (“WidePoint” or the “Company”) is an information technology (“IT”) services firm with established competencies in federal government and private commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. Our staff consists of business and computer specialists who help government and civilian customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc., or ORC. ORC specializes in IT integration and secure authentication processes and software, and providing services to the United States Government. ORC has been at the forefront of implementing Public Key Infrastructure (“PKI”) technologies. PKI technology is rapidly becoming the technology of choice to enable security services within and between different computer systems utilized by various agencies and departments of the U.S. Government. Based on asymmetric key cryptography, PKI technology uses a class of algorithms in which a user can receive two electronic keys, consisting of a public key and a private key, to encrypt any information and/or communication being transmitted to or from the user within a computer network and between different computer networks. The user provides his or her public key to any and all desired persons or entities. The user does not share the private key with anyone else. The public key will encrypt all information and/or communication from any sender and the private key will allow only the holder of the private key to unlock and decrypt such information and/or communication. Thus, the algorithms used in PKI technologies help to achieve authentication of users and information, integrity of all data and communications, non-repudiation or rejection of data and communications, and support confidentiality of data and communications. PKI also speeds up and simplifies the delivery of products and services by providing electronic approaches to processes that historically have been paper based. These electronic solutions depend on PKI for identification and authentication; data integrity; confidentiality of information and transactions; and non-repudiation to facilitate mission-related and transactions internal to an organization and with external organizations. ORC is currently the only entity that has been designated by the United States Government as an External Certificate Authority for the U.S. Government. As such, ORC is authorized to issue all permissible certificate types and services in accordance with Defense Information Systems Agency and National Security Agency standards, necessary for the interoperable, secure exchange of information between U.S. Governmental agencies, contractors, and international allies such as members of NATO.

        We are actively seeking the acquisition of other companies with complementary technical capabilities and are focused on providing IT, software and related services to the federal government (both defense agencies and civilian agencies), state governments, local agencies, and corporate clients. If successful, we anticipate that we will become a significantly larger company with broader capabilities and resources than has been the case historically.

Corporate Information

        Our executive offices are located at One Lincoln Centre, Oakbrook Terrace, Illinois 60181, and our telephone number is 630-629-0003. We maintain a website with the address www.widepoint.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

The Offering
Common stock offered by the selling stockholders	31,197,139 shares
Use of proceeds	WidePoint will not receive any proceeds from the sale of shares in this offering.
OTC Bulletin Board Symbol	"WDPT"

SUMMARY FINANCIAL DATA

        The following table summarizes the financial data for our business obtained from our audited financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and from our unaudited financial statements for the nine months ended September 30, 2004 and 2005. You should read this information with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, (audited)					Nine Months Ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004	2005
Statement of Operations Data:
Revenues	$12,834,474	$5,902,728	$3,495,160	$3,293,508	$5,542,118	$2,470,992	$9,235,904
Cost of revenues	7,014,045	3,122,061	2,489,983	2,460,281	4,484,469	1,850,528	8,155,735
Gross profit	5,820,429	2,780,667	1,005,177	833,227	1,057,649	620,464	1,080,169
Sales & marketing expense	1,856,694	614,786	525,322	430,065	596,564	377,238	478,807
General & administrative expense	8,535,062	2,549,661	643,771	693,220	1,626,454	1,055,922	2,056,233
Facilities closing expense	376,289	43,500	--	--	--	--	--
Disposition of subsidiary	699,203	--	--	--	--	--	--
Impairment of goodwill	--	5,853,693	--	--	--	--	--
Depreciation expense	851,562	545,290	51,792	12,777	15,713	3,322	18,809

Loss from operations	(6,498,381)	(6,826,263)	(215,708)	(302,835)	(1,181,082)	(816,018)	(1,473,680)
Other income (expense):
Interest income	103,351	44,655	17,658	11,551	5,841	5,006	4,831
Interest expense	(198,971)	(5,231)	(1,559)	(1,304)	(38,144)	(608)	(151,181)
(Loss) Gain from financial
instrument	--	--	--	--	(3,070,617)	--	1,228,038
Other	--	--	140,000	1,500	2,118	--	1,910

Net loss before income taxes	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(4,281,884)	(811,620)	(390,082)
Income tax benefit, net	--	--	--	--	(816)	--	(54,274)
Net loss	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(4,281,068)	(811,620)	(335,808)

Basic and diluted net loss per share	$(0.51)	$(0.52)	$(0.00)	$(0.02)	$(0.26)	$(0.05)	$(0.01)

Basic and diluted weighted
average shares outstanding	12,979,055	12,984,913	14,243,310	15,579,913	16,657,947	16,336,990	22,593,946

	December 31, (audited)				September 30, (unaudited)
	2001	2002	2003	2004	2005
Balance Sheet Data:	$	$	$	$	$
Cash and cash equivalents	1,563,544	1,208,660	949,612	463,525	362,879
Working capital	1,495,961	1,340,951	1,113,635	(6,850,739)	(2,121,065)
Total assets	2,193,339	1,736,812	1,465,645	8,391,426	8,053,514
Total liabilities	581,928	328,416	291,284	10,753,997	5,619,670
Accumulated deficit	(40,473,058)	(40,532,667)	(40,823,755)	(45,104,823)	(45,440,631)
Stockholders' equity (deficit)	1,611,411	1,408,396	1,174,361	(2,364,617)	2,432,528

SELECTED PRO FORMA FINANCIAL INFORMATION

        The following table summarizes the pro forma financial information reflecting our acquisition of Operational Research Consultants, Inc. on October 25, 2004. The proforma information reflects the acquisition of ORC by WidePoint as if the acquisition had taken place on January 1, 2004 for the Statement of Operations of ORC for the year ended December 31, 2004. You should read this information with the financial statements of Operational Research Consultants, Inc. and pro forma financial information set forth elsewhere in this prospectus.

WidePoint Pro Forma	Year Ended December 31, 2004
Statement of Operations Data:
Revenues, net	$13,853,008
Operating expenses:
Cost of sales	10,023,500
Sales, general & administrative	4,599,397
Depreciation expense	332,946

Loss from operations	(1,102,835)
Other income (expenses):
Interest income	5,841
Interest expenses	(146,949)
Loss from financial instrument	(3,070,617)
Other	6,043

Net loss before provision for
Income taxes	(4,308,517)
Income tax benefit	816

Net loss	(4,307,701)

Basic net loss per share	$(0.24)

Basic and diluted weighted-average
shares outstanding	17,630,447

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to our Operations

We have a history of net losses, and while we expect to realize a substantial increase in future period revenues and we anticipate the realization of net income, there is no assurance that this will be the case and we may not achieve or maintain profitability.

        We are engaged primarily in the business of providing information technology (“IT”) services with established competencies in federal government and private consulting, planning, managing and implementing IT solutions, software and secure authentication processes. We have incurred substantial net losses through September 30, 2005. Although we anticipate a substantial increase in revenues and operational profitability in future quarters, there is no assurance that this will be the case. Revenues and profits generated from our services will depend upon numerous factors, including:

•	Demand of commercial and federal marketplaces for our range of services,

•	Effectiveness of our sales and marketing efforts,

•	Ability to deliver capabilities cost-effectively, and

•	Competitive environment.

We may need to obtain additional funding to meet our future capital needs. If we are unable to obtain such financings, we may be required to significantly cut back our operations, sell assets or cease operations.

        If we continue to have operating losses and without the realization of additional capital, or net profit from operations, and/or if we continue to seek out and make acquisitions which require a cash component, then we may need to raise additional capital. On October 25, 2004 and October 29, 2004, we issued and sold to Barron Partners L.P. (“Barron”) shares of our Series A Convertible Preferred Stock and warrants for an aggregate purchase price of approximately $3.58 million. In that financing transaction, we also issued a warrant to Westcap Securities, Inc. (“Westcap”) to purchase 511,428 shares of our common stock at an exercise price of $0.40 per share. In April and May of 2005, Barron converted a portion of its Series A Convertible Preferred Stock into 3,000,000 shares of common stock and exercised warrants to purchase 2,000,000 shares of common stock for an aggregate purchase price of $800,000. In August and September 2005, Barron exercised warrants for 2,500,000 shares of common stock providing $1,000,000 in gross proceeds to the Company. In December 2005, warrants for an additional 5,728,572 shares of common stock were exercised by the holders thereof providing $ 2,291,429 of additional gross proceeds to the Company. In the event that we do not meet our currently planned operations and capital expenditures, we may require additional funding to support our operations. Additional funding may be unavailable on favorable terms, if at all. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, defer potentially favorable acquisitions, sell some or all of our assets and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders may suffer significant dilution and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

We may have difficulty responding to changing technology.

        The IT industry is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or services or enhancing our existing products or services. In addition, we can give no assurance that new products or services may be developed that will render our current or planned products or services obsolete or inferior. Rapid technological development by competitors may result in our products or services becoming obsolete before we recover a significant portion of the research and development expenses incurred with respect to such products or services.

We may be unable to implement our acquisition program.

        Demand for businesses with credible business relationships and capabilities to provide services to various government agencies at the federal, state and local levels is very competitive. To the extent that this competition causes the price for these businesses to elevate beyond reasonable levels where funding for such acquisitions is no longer available, WidePoint may not be able to implement our acquisition strategy. Any significant change in the spending pattern of the federal government could potentially have an adverse effect on acquisition targets and as such, argue against making such acquisitions.

We may have difficulty integrating acquisitions into our existing operations.

        To the extent that some acquisitions may have operational complexities due to the nature of their business, the election to not fully integrate such acquisitions may be made if such integration does not quantitatively improve operational or financial efficiencies. Some integration efforts will be phased in to ensure that desired efficiencies are quickly and cost effectively realized. Any element of integration must be justified rationally on potential cost savings realized by the business. If we are unable to successfully integrate some or all of the operations of ORC or future acquisitions this could have a material adverse effect on our business and operations.

We may not receive the full amount of our backlog, which could harm our business.

        Our total backlog includes both funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts that we reasonably believe will be exercised. Congress often appropriates funds for our clients on a yearly basis, even though their contracts with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

        The dollar amount of our backlog orders believed to be firm as of December 31, 2005 and December 31, 2004 were $6.6 million and $6.0 million, respectively. The portion of backlog reasonably expected to be filled during 2006 is $6.6 million.

        There can be no assurance that our backlog will result in actual revenues in any particular period, or at all, or that any contract included in backlog will be profitable. This is because the actual receipt and timing of any of these revenues is subject to various contingencies, many of which are beyond our control. In addition, we may never realize revenues from some of the engagements that are included in our backlog, and there is a higher degree of risk in this regard with respect to unfunded backlog. The federal government’s ability to select multiple winners under multiple award schedule contracts, government-wide acquisition contracts, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that unfunded contract backlog will result in actual orders. The actual receipt of revenues on engagements included in backlog may never occur or may change because a program schedule could change or the program could be canceled, or a contract could be reduced, modified, or terminated early. Moreover, under multiple award schedule contracts, government wide acquisition contracts, blanket purchase agreements, and other indefinite delivery/indefinite quantity contracts, the government is frequently not obligated to order more than a minimum quantity of goods or services.

We have identified ineffective disclosure controls and procedures and material weaknesses in the design of our internal control over financial reporting.

        We determined that our disclosure controls and procedures were ineffective at December 31, 2004 and at the end of each of the quarters during the year ended December 31, 2005, and that we had material weaknesses in the design of our internal control over financial reporting as of such dates, as discussed below. If not effectively remediated, such ineffective controls or material weaknesses could result in our non-timely filing of periodic reports or in accounting deficiencies in financial reporting.

        With respect to ineffective disclosure controls and procedures, we discovered in November 2004 that the service provider we had engaged to Edgarize and file the proxy statement used in connection with our December 2003 annual meeting of stockholders and our 2002 annual report to stockholders inadvertently had not made such filings with the SEC. We immediately arranged for the making of those filings in November 2004 and have subsequently used other service providers to Edgarize and make our SEC filings. An additional internal reporting process was instituted in the first quarter of 2004 to track and confirm our filing of SEC reports. Furthermore, the material weaknesses in our internal control over financial reporting identified at the end of each of the quarters during 2005 and discussed below contributed to the ineffectiveness of our controls and procedures as of such dates.

        The material weaknesses in our internal control over financial reporting identified at the end of each of the quarters in 2005 resulted from insufficient technical accounting expertise within our accounting function to resolve non-routine or complex accounting and tax matters that occurred in connection with: (i) our acquisition of ORC in October 2004; (ii) the determination of the proper accounting treatment of the “financial instrument” relating to the warrants issued by the Company to Barron in October 2004; and (iii) the determination of the proper accounting treatment of the shares of common stock issued and held in escrow following the acquisition by the Company of Chesapeake Government Technologies, Inc. (“Chesapeake”) in April 2004. The material weaknesses in internal controls resulted in: (i) our late filing on April 19, 2005 (four days after the extended due date) of our Annual Report on Form 10-K for the year ended December 31, 2004; (ii) the need to restate the recorded amount of the financial instrument at December 31, 2004 and March 31, 2005 due to the failure to mark-to-market such instrument at December 31, 2004; (iii) the need to reclassify the amortized costs relating to the ORC acquisition in cost of sales and not in amortization and depreciation, and to record the preferred stock issued to Barron as temporary preferred equity and not permanent preferred equity; and (iv) the need to restate our financial statements for the year ended December 31, 2004 and the first three quarters of 2005 to reflect changes in our accounting relating to the Chesapeake acquisition. The Chesapeake-related restatements: (i) eliminated the intangible asset associated with the acquisition; (ii) reversed the related amortization expense; (iii) expensed as consulting fees the cost of the transaction attributable to the cost of issuance of the non-escrowed shares and other direct costs at the time of the acquisition; (iv) recorded and expensed as consulting fees in cost of sales the release of the shares from escrow at December 31, 2004; (v) expensed in cost of sales and recorded the value of those shares in equity meeting the contractual performance measures that would result in the release of those shares from escrow after the filing of the Company’s Form 10-K for the year ended December 31, 2005; and (vi) recorded the shares in equity as common stock issuable until such time as they can be reclassified as common stock upon the release of the shares earned from escrow.

        It should be noted that all of the warrants issued in October 2004 to Barron, which resulted in the need to recognize the financial instrument as a liability due to the cash penalty provision in the registration rights agreement relating thereto, were exercised prior to the end of 2005. Consequently, the Company will not be required to record such financial instrument at December 31, 2005.

        In order to remediate the weaknesses in our internal control over financial reporting, we employed a consulting firm in January 2005 with the requisite accounting expertise to resolve the above issues, which arose as a result of accounting comments raised by the SEC in connection with its review of the Company’s periodic reports and this Registration Statement. We believe that the above material weaknesses in our internal control over financial reporting, and related ineffective disclosure controls and procedures resulting therefrom, were remedied on January 19, 2006 upon the filing by the Company of amendments to its prior periodic reports containing restated financial statements reflecting the resolution of the above accounting issues. Furthermore, we believe that the total costs associated with the remediation were not material in amount.

Risks Related to Our Industry

The demand for business and technology consulting services weakened significantly in 2001 and 2002, and demand may remain weak if the current improvement in the economic climate does not continue.

        The market for our consulting services and the technologies used in our solutions has changed rapidly over the last five years. The market for advanced technology consulting services expanded dramatically during 1999 and most of 2000, but declined significantly in 2001 and 2002. Since the second half of 2000, many companies have experienced financial difficulties or uncertainty, and canceled or delayed spending on technology initiatives as a result. These companies typically are not demonstrating the same urgency regarding technology initiatives that existed during the economic expansion that stalled in 2000. This trend worsened for some companies following the September 11, 2001 terrorist attacks in the United States and the accounting scandals involving Enron, Worldcom, Tyco and other companies. The economic uncertainty caused by recent military actions in Afghanistan and Iraq further depressed technology spending in the Commercial sector, although increased requirements and capabilities have characterized spending levels in the Government sector. While the overall economic climate has begun to show signs of improvement since the third quarter of 2003, this improvement may not continue for a meaningful period of time. If the economic climate does not improve significantly, large companies may continue to cancel or delay their business and technology consulting initiatives because of the weak economic climate, or for other reasons, and our business, financial condition and results of operations would be materially and adversely affected.

Our market is highly competitive and we may not be able to continue to compete effectively.

        The markets for the services we provide are highly competitive. We currently compete with companies from a variety of market segments, including publicly and privately held firms, large accounting and consulting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies and other general management consulting firms. We also compete regularly with offshore outsourcing companies, and we expect competition from these companies to increase in the future, especially on development, application management services and outsourcing engagements. We compete frequently for client engagements against companies with far higher revenues and larger numbers of consultants than we have. Recent consolidations of large consulting companies within our market have further increased the size and resources of some of these competitors. These competitors are often able to offer more scale, which in some instances has enabled them to significantly discount their services in exchange for revenues in other areas or at later dates. Additionally, in an effort to maintain market share, many of our competitors are heavily discounting their services to unprofitable levels. Some of our competitors have gone out of business. If we cannot keep pace with the intense competition in our marketplace, our business, financial condition and results of operations will suffer.

We have significant fixed operating costs, which may be difficult to adjust in response to unanticipated fluctuations in revenues.

        A high percentage of our operating expenses, particularly personnel, rent and depreciation, are fixed in advance of any particular quarter. As a result, an unanticipated decrease in the number or average size of, or an unanticipated delay in the scheduling for, our projects may cause significant variations in operating results in any particular quarter and could have a material adverse effect on operations for that quarter.

        An unanticipated termination or decrease in size or scope of a major project, a client’s decision not to proceed with a project we anticipated or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter because of such factors as:

•	the contractual terms and timing of completion of projects, including achievement of certain business results;

•	any delays incurred in connection with projects;

•	the adequacy of provisions for losses and bad debts;

•	the accuracy of our estimates of resources required to complete ongoing projects;

•	loss of key highly skilled personnel necessary to complete projects; and

•	general economic conditions.

We may lose money if we do not accurately estimate the costs of fixed-price engagements.

        Some of our projects may be based on fixed-price, fixed-time contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. In addition, we may fix the price for some projects at an early stage of the process, which could result in a fixed price that turns out to be too low and, therefore, could adversely affect our business, financial condition and results of operations.

Our clients could unexpectedly terminate their contracts for our services.

        In both our commercial and federal sector businesses, some of our contracts can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for our services could result in a loss of expected revenues and additional expenses for staff that were allocated to that client’s project. We could be required to maintain underutilized employees who were assigned to the terminated contract. The unexpected cancellation or significant reduction in the scope of any of our large projects could have a material adverse effect on our business, financial condition and results of operations.

We may be liable to our clients for damages caused by our services or by our failure to remedy system failures.

        Many of our projects involve technology applications or systems that are critical to the operations of our clients’ businesses. If we fail to perform our services correctly, we may be unable to deliver applications or systems to our clients with the promised functionality or within the promised time frame, or to satisfy the required service levels for support and maintenance. While we have taken precautionary actions to create redundancy and back-up systems, any such failures by us could result in claims by our clients for substantial damages against us. Although we attempt to limit the amount and type of our contractual liability for defects in the applications or systems we provide, and carry insurance coverage that mitigates this liability in certain instances, we cannot be assured that these limitations and insurance coverages will be applicable and enforceable in all cases. Even if these limitations and insurance coverages are found to be applicable and enforceable, our liability to our clients for these types of claims could be material in amount and affect our business, financial condition and results of operations.

If we do not attract and retain qualified professional staff, we may not be able to adequately perform our client engagements and could be limited in accepting new client engagements.

        Our business is labor intensive, and our success depends upon our ability to attract, retain, train and motivate highly skilled employees. Intense competition exists for employees who have specialized skills or significant experience in business and technology consulting. The improvement in demand for business and technology consulting services that began in the third quarter of 2003 has also increased the need for highly skilled employees. We may not be successful in attracting enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high, and we may not be successful in retaining, training and motivating the employees we are able to attract. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to bid for or accept new client engagements. Such inability may also force us to hire expensive independent contractors, which could increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce and other resources. Our future success will depend on our ability to manage the levels and related costs of our workforce and other resources effectively.

We may be unable to protect our proprietary methodology.

        Our success depends, in part, upon our proprietary methodology and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and clients, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Specifically in the Government sector, statutory contracting regulations protect the rights of Federal Agencies to retain access to, and utilization of, proprietary intellectual property utilized in the delivery of contracted services to such Agencies. Although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and, if asserted, these claims may be successful. A successful claim against us could materially adversely affect our business, financial condition and results of operations.

Our directors and officers have significant voting power and may substantially influence the outcome of any stockholder vote.

        Our directors and officers, in the aggregate, beneficially own approximately 9,917,499 shares of our common stock, or approximately 21.8% of our issued and outstanding shares of common stock. As a result, they have the ability to substantially influence, and may effectively control the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of WidePoint, even if such a change in control would benefit other investors.

        We have a concentrated ownership structure and our directors and officers in conjunction with Barron’s common stock and upon its conversion of all of the Series A Convertible Preferred Stock, would beneficially own a total of approximately 51% of the outstanding shares of our common stock.

We are dependent on our key employees.

        Our success will depend in large part upon the continued services of a number of key employees, including Steve Komar, our Chairman, President and Chief Executive Officer, James McCubbin, our Vice President, Secretary and Chief Financial Officer, Mark Mirabile, our Vice President and Chief Operations Officer, and Dan Turissini, our Vice President and Chief Technology Officer and the Chief Executive Officer of our wholly owned subsidiary Operational Research Consultants, Inc. On July 1, 2002, we entered into employment arrangements with Messrs. Komar, McCubbin and Mirabile. Each of these three employment agreements was for an initial term of two years, with four renewable one-year options. On October 25, 2004, we entered into an employment arrangement with Mr. Turissini. Mr. Turissini’s employment agreement was for an initial term of two years.

        We generally do not have employment agreements with our other employees. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, if our key employees resign from WidePoint or its subsidiaries to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. Although we require our employees to sign agreements prohibiting them from joining a competitor, forming a competing company or soliciting our clients or employees for certain periods of time, we cannot be certain that these agreements will be effective in preventing our key employees from engaging in these actions or that courts or other adjudicative entities will substantially enforce these agreements. Furthermore, for those employees whom we involuntarily terminated in connection with our restructuring actions, we have waived the non- competition clause of their agreements in exchange for releases of claims. We granted these waivers only in connection with the restructuring actions, and our general practice is not to waive the non-competition obligations of other departing employees.

The loss of one or more significant customers could have an adverse impact on our results of operations.

Historically, we have derived, and may in the future derive, a significant percentage of our total revenues from a relatively small number of clients. For the nine-month period ended September 30, 2005, one customer, The Department of Homeland Security, individually represented approximately 18% of revenues, and we therefore are materially dependent on such customer. During 2004, two customers, Abbott Laboratories and The Department of Homeland Security, individually represented 12%, and 11% of revenues, respectively. During 2003, four customers, Abbot Laboratories, Spencer Stuart, Manpower, and Baxter Healthcare, individually represented 18%, 14%, 13%, and 13% of revenues, respectively. Although this concentration was lessened by the acquisition of ORC, in the event we lose any one of those significant customers, our results of operations would be materially adversely affected.

We may incur substantial costs in connection with contracts awarded through a competitive procurement process, which could negatively impact our operating results.

        Many federal government contracts are awarded through a competitive procurement process. We expect that much of the government business we seek in the foreseeable future will be awarded through competitive procedures. Competitive procurements impose substantial costs and present a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us; and

•	the expense and delay that we may face if our competitors protest or challenge contract awards made to us pursuant to competitive procedures, and the risk that any such protest or challenge could result in the resubmission of offers, or in termination, reduction, or modification of the awarded contract.

        The costs we incur in the competitive procurement process may be substantial and, to the extent we participate in competitive procurements and are unable to win particular contracts, these costs could negatively affect our operating results. In addition, GSA multiple award schedule contracts, government-wide acquisitions contracts, blanket purchase agreements, and other indefinite delivery/indefinite quantity contracts do not guarantee more than a minimal amount of work for us, but instead provide us access to work generally through further competitive procedures. This competitive process may result in increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenues under the relevant contract.

Unfavorable government audit results could subject us to a variety of penalties and sanctions, and could harm our reputation and relationships with our clients.

        The federal government audits and reviews our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government contractors, our contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. An unfavorable audit of us, or of our subcontractors, could have a substantial adverse effect on our operating results. For example, any costs that were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and future operating margins may be reduced.

        If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

Security breaches in sensitive government systems could result in the loss of clients and negative publicity.

        Many of the services we provide involve managing and protecting information involved in intelligence, national security, and other sensitive or classified government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, and prevent us from being eligible for further work on sensitive or classified systems for federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install, and maintain could materially reduce our revenues.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business.

        Some government contracts require us to maintain facility security clearances, and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, the government client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain or maintain the required security clearances for a particular contract, or we fail to obtain them on a timely basis, we may not derive the revenues anticipated from the contract, which, if not replaced with revenues from other contracts, could harm our operating results. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we will be unable to perform that contract and we may not be able to compete for or win new contracts for similar work.

Changes in the spending policies or budget priorities of the federal government could cause us to lose revenues.

        We derive a significant amount of our revenues from contracts funded by federal government agencies. We believe that contracts with federal government agencies, and defense agencies in particular, will be a significant source of our revenues for the foreseeable future. Accordingly, changes in federal government fiscal or spending policies or the U.S. defense budget could directly affect our financial performance. For example, the reduction in the U.S. defense budget during the early 1990s caused some defense-related government contractors to experience decreased sales, reduced operating margins and, in some cases, net losses. Among the factors that could harm our business are:

•	curtailment of the federal government's use of technology services firms;

•	a significant decline in spending by the federal government, in general, or by specific agencies such as the Department of Defense;

•	reductions in federal government programs or requirements;

•	a shift in spending to federal programs and agencies that we do not support or where we currently do not have contracts;

•	delays in the payment of our invoices by government payment offices;

•	federal governmental shutdowns, such as the shutdown that occurred during the government’s 1996 fiscal year, and other potential delays in the government appropriations process; and

•	general economic and political conditions, including any event that results in a change in spending priorities of the federal government.

        These or other factors could cause federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which could cause us to lose revenues. In addition, any limitations imposed on spending by U.S. government agencies that result from efforts to reduce the federal deficit may limit both the continued funding of our existing contracts and our ability to obtain additional contracts.

Federal government contracts contain provisions giving government clients a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

        Federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to:

•	terminate existing contracts, with short notice, for convenience, as well as for default;

•	reduce orders under or otherwise modify contracts;

•	for larger contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor during negotiations furnished cost or pricing data that was not complete, accurate, and current;

•	for GSA multiple award schedule contracts, government-wide acquisition agreements, and blanket purchase agreements, demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process, or reduce the contract price under certain triggering circumstances, including the revision of pricelists or other documents upon which the contract award was predicated, the granting of more favorable discounts or terms and conditions than those contained in such documents, and the granting of certain special discounts to certain clients;

•	terminate our facility security clearances and thereby prevent us from receiving classified contracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract or issue task orders in connection with indefinite delivery/indefinite quantity contracts;

•	claim rights in solutions, systems, and technology produced by us;

•	prohibit future procurement awards with a particular agency due to a finding of organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors or the existence of conflicting roles that might bias a contractor’s judgment;

•	subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract; and

•	suspend or debar us from doing business with the federal government.

        If a federal government client terminates one of our contracts for convenience, we may recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with the federal government, our revenues and operating results would be materially harmed.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

        We must comply with laws and regulations relating to the formation, administration, and performance of federal government contracts, which affect how we do business with our federal government clients and may impose added costs on our business. Among the most significant laws and regulations are:

•	the Federal Acquisition Regulation, and agency regulations analogous or supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration, and performance of government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of all cost or pricing data in connection with some contract negotiations;

•	the Cost Accounting Standards, which impose cost accounting requirements that govern our right to reimbursement under some cost-based government contracts; and

•	laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of specified solutions and technical data.

        If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In particular, the civil False Claims Act provides for treble damages and potentially substantial civil penalties where, for example, a contractor presents a false or fraudulent claim to the government for payment or approval, or makes a false statement in order to get a false or fraudulent claim paid or approved by the government. Actions under the civil False Claims Act may be brought by the government or by other persons on behalf of the government. These provisions of the civil False Claims Act permit parties, such as our employees, to sue us on behalf of the government and share a portion of any recovery. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the government, each of which could lead to a material reduction in our revenues.

The adoption of new procurement laws or regulations could reduce the amount of services that are outsourced by the federal government and cause us to experience reduced revenues.

        New legislation, procurement regulations, or labor organization pressure could cause federal agencies to adopt restrictive procurement practices regarding the use of outside IT providers. The American Federation of Government Employees, the largest federal employee union, strongly endorses legislation that may restrict the procedure by which services are outsourced to government contractors. One such proposal, the Truthfulness, Responsibility, and Accountability in Contracting Act, would have effectively reduced the volume of services that is outsourced by the federal government by requiring agencies to give in-house government employees expanded opportunities to compete against contractors for work that could be outsourced. Although the legislation did not pass committee in either house of Congress last term, and it has not been reintroduced in the current term, if such legislation, or similar legislation, were to be enacted, it would likely reduce the amount of IT services that could be outsourced by the federal government, which could materially reduce our revenues.

Risks Related To Our Common Stock and The Offering

Our stock price could be volatile, which could cause you to lose all or part of your investment.

        The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of IT companies have been especially volatile. Broad market fluctuations of this type may adversely affect the market price of our common stock.

        The market price of our common stock has experienced, and may continue to be subject to volatility due to a variety of factors, including:

•	public announcements concerning us, our competitors or the IT industry;

•	fluctuations in operating results;

•	introductions of new products or services by us or our competitors;

•	changes in analysts' earnings estimates; and

•	announcements of technological innovations.

        In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management’s attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions.

        Various provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders.

The future sale of shares of our common stock may negatively affect our stock price.

        If our stockholders sell substantial amounts of our common stock, including shares issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of outstanding warrants and options, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

The fact that our directors and officers own 21.8% of our outstanding common stock may decrease your influence on stockholder decisions.

        Our executive officers and directors, in the aggregate, beneficially own 21.8% of our outstanding common stock. As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

        There is currently only a limited public market for our common stock, which is traded on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. As of February 9, 2006, the closing sale price of our common stock on the Over-the-Counter Bulletin Board was $2.10. As of January 20, 2006 there were approximately 200 registered holders of record not including shares held in street name. During the month of December 2005, our common stock traded an average of 158,095 shares per day with a trading range of $1.81 per share to $2.31 per share. During the past year our common stock has traded an average of 71,458 shares of common stock per day and over the past three years our common stock has traded an average of 37,623 shares of common stock per day. In addition, during 2004 and 2005 our common stock has had a trading range with a low price of $0.13 per share and a high price of $2.31 per share.

We could issue additional shares of common stock, which might dilute the book value of our common stock.

        We have a total of 110,000,000 authorized shares of common stock, of which 45,575,272 shares were issued and outstanding as of December 31, 2005. As of December 31, 2005, 8,277,543 shares of the 45,575,272 shares are held in escrow, pending release per escrow agreements between the Company and ORC for 5,555,556 shares and the Company and Chesapeake for 2,721,987 shares. In addition, we have warrants, options and convertible preferred stock outstanding with respect to which 25,841,071 shares of common stock are reserved for issuance. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital for acquisitions or other general corporate purposes that we may need at today’s stock prices, we would likely need to issue securities that are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

The sale of a large number of shares of our common stock could depress our stock price.

        As of December 31, 2005, we have reserved 13,883,931 shares of common stock for issuance upon exercise of stock options and warrants. We have also reserved 11,957,139 shares of common stock for issuance upon conversion of our Series A Convertible Preferred Stock. As of December 31, 2005, holders of warrants and options to purchase an aggregate of 7,767,446 shares of our common stock may exercise those securities and transfer the underlying common stock at any time subject, in some cases, to Rule 144 of the Securities Act of 1933. In addition, in connection with our financing with Barron, a selling stockholder, as discussed in further detail in the “Business” section of this prospectus, we have agreed to register (i) all of the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock that we issued and sold in the financing and (ii) all of the shares of common stock that are issuable upon exercise of the warrants issued to Westcap in connection with the financing. The Series A Convertible Preferred Stock was initially convertible into 20,457,143 shares of our common stock and the warrants initially entitled the holders to acquire an additional 10,739,999 shares of our common stock. During April, May, September, October, and December 2005, Barron converted a portion of its shares of Series A Convertible Preferred Stock into 8,500,000 shares of common stock and exercised warrants to purchase 7,428,572 shares of common stock. In December 2005, Barron transferred warrants to purchase 2,800,000 shares of common stock to other institutional investors. In December 2005, the holders of such warrants to acquire 2,800,000 additional shares of common stock exercised such warrants. The registration statement of which this prospectus is a part relates to all such shares of common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to issue equity securities in the future at a price that we think is appropriate, or at all.

Financial investors may have interests different than you or WidePoint, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

        Barron presently owns securities that are convertible into approximately 11,957,139 shares of our common stock. If issued, such shares would constitute approximately 26.2% of the then outstanding shares of our common stock. In future financings, we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our management and other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to impact corporate actions requiring stockholder approval.

OUR OUTSTANDING WARRANTS RELATE TO AN AGGREGATE OF 9,991,570 SHARES OF COMMON STOCK. THESE WARRANTS ARE EXERCISABLE AT A VARIOUS PRICES BETWEEN $0.235 AND $0.45 PER SHARE, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES, WITH TERMS THAT EXTEND UNTIL AS LATE AS OCTOBER 28, 2009. EXERCISE OF THE WARRANTS MAY CAUSE DILUTION TO THE INTERESTS OF OTHER STOCKHOLDERS AS A RESULT OF THE ADDITIONAL COMMON STOCK THAT WOULD BE ISSUED UPON EXERCISE. IN ADDITION, SALES OF THE SHARES OF OUR COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR STOCK, PARTICULARLY IF THERE IS NOT A COINCIDING INCREASE IN DEMAND BY PURCHASERS OF OUR COMMON STOCK. FURTHER, THE TERMS ON WHICH WE MAY OBTAIN ADDITIONAL FINANCING DURING THE PERIOD ANY OF THE WARRANTS REMAIN OUTSTANDING MAY BE ADVERSELY AFFECTED BY THE EXISTENCE OF THESE WARRANTS AS WELL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

        The selling stockholders will pay any expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DILUTION

        This offering is for sales of stock by the selling stockholders on a continuous or delayed basis in the future. Sales of common stock by the selling stockholders will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, and the selected consolidated balance sheet data as of December 31, 2001, 2002, 2003 and 2004 are derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated financial data for the quarters ended September 30, 2004 and 2005 are derived from our unaudited financial statements included elsewhere in this prospectus.

	Year Ended December 31, (audited)					Nine Months Ended September 30, (unaudited)
	2000	2001	2002	2003	2004	2004	2005
Statement of Operations Data:
Revenues	$12,834,474	$5,902,728	$3,495,160	$3,293,508	$5,542,118	$2,470,992	$9,235,904
Cost of revenues	7,014,045	3,122,061	2,489,983	2,460,281	4,484,469	1,850,528	8,155,735
Gross profit	5,820,429	2,780,667	1,005,177	833,227	1,057,649	620,464	1,080,169
Sales & marketing expense	1,856,694	614,786	525,322	430,065	596,564	377,238	478,807
General & administrative expense	8,535,062	2,549,661	643,771	693,220	1,626,454	1,055,922	2,056,233
Facilities closing expense	376,289	43,500	--	--	--	--	--
Disposition of subsidiary	699,203	--	--	--	--	--	--
Impairment of goodwill	--	5,853,693	--	--	--	--	--
Depreciation expense	851,562	545,290	51,792	12,777	15,713	3,322	18,809

Loss from operations	(6,498,381)	(6,826,263)	(215,708)	(302,835)	(1,181,082)	(816,018)	(1,473,680)
Other income (expense):
Interest income	103,351	44,655	17,658	11,551	5,841	5,006	4,831
Interest expense	(198,971)	(5,231)	(1,559)	(1,304)	(38,144)	(608)	(151,181)
(Loss) Gain from financial
instrument	--	--	--	--	(3,070,617)	--	1,228,038
Other	--	--	140,000	1,500	2,118	--	1,910

Net loss before income taxes	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(4,281,884)	(811,620)	(390,082)
Income tax benefit, net	--	--	--	--	(816)	--	(54,274)
Net loss	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(4,281,068)	(811,620)	(335,808)

Basic and diluted net loss per share	$(0.51)	$(0.52)	$(0.00)	$(0.02)	$(0.26)	$(0.05)	$(0.01)

Basic and diluted weighted
average shares oustanding	12,979,055	12,984,913	14,243,310	15,579,913	16,657,947	16,336,990	22,593,946

	December 31, (audited)				September 30, (unaudited)
	2001	2002	2003	2004	2005
Balance Sheet Data:	$	$	$	$	$
Cash and cash equivalents	1,563,544	1,208,660	949,612	463,525	362,879
Working capital	1,495,961	1,340,951	1,113,635	(6,850,739)	(2,121,065)
Total assets	2,193,339	1,736,812	1,465,645	8,391,426	8,053,514
Total liabilities	581,928	328,416	291,284	10,753,997	5,619,670
Accumulated deficit	(40,473,058)	(40,532,667)	(40,823,755)	(45,104,823)	(45,440,631)
Stockholders' equity (deficit)	1,611,411	1,408,396	1,174,361	(2,364,617)	2,432,528

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read with “Selected Consolidated Financial Data” and our consolidated financial statements and notes included elsewhere in this prospectus.

Overview

        WidePoint Corporation is a consulting services firm specializing in planning, managing and implementing Information Technology (“IT”) solutions. Its staff consists of business and computer specialists who help customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        During 2002 and 2003, WidePoint witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants. As a result of these conditions, the Company experienced both reduced gross margins and decreased demand for the IT services that it provides.

        In 2004, WidePoint acquired Chesapeake Government Technologies, Inc. (“Chesapeake”) and Operational Research Consultants, Inc. (“ORC”) as part of WidePoint’s strategy to refocus our business development initiatives toward the substantial increase in government spending on infrastructure and automation that has been accelerated by recent geopolitical events that have created an unprecedented need for systems and process expertise across most government markets, federal, state and local. This market is also growing due to the fact that many government legacy systems and processes are approaching the end of their technologically useful lives, indicating the need for significant upgrade and enhancement. WidePoint intends to capitalize on the expected growth in our target markets through strategic acquisitions, continuing rollout of the ORC Public Key Infrastructure (“PKI”) initiative, and by continuing to implement our project based enterprise strategy emphasizing industry-wide best practices disciplines. With the addition of the customer base and the increase in revenues attributable from the ORC acquisition, WidePoint’s opportunity to leverage and expand further into the federal marketplace has improved dramatically. ORC’s past client successes, top security clearances in their facilities and with their personnel, and additional breadth of management talent have expanded the Company’s reach into markets that previously were not accessible to WidePoint. The Company intends to continue to leverage the synergies between the newly acquired operating subsidiaries and cross sell those technical capabilities into each separate marketplace serviced by its respective subsidiaries. Further, the Company is continuing to actively search out new synergistic acquisitions that WidePoint believes will further enhance the present base of business, which has been augmented by its recent acquisitions and internal growth initiatives.

        As a result of these actions in 2004, the Company’s revenues for the period ending December 31, 2004 increased by approximately 68% from approximately $3.3 million in 2003 to $5.5 million in 2004. This increase was materially due to the additional revenues of approximately $2.2 million generated by ORC from October 25, 2004 through December 31, 2004. ORC generated approximately $10.5 million in unaudited revenues for the year ending December 31, 2004.

        For the nine month period ending September 30, 2005, revenues increased by approximately 274% from approximately $2.5 million for the nine month period ending September 30, 2004 to approximately $9.2 million for the nine month period ending September 30, 2005. This increase was materially due to the additional revenues generated by WidePoint’s acquisition of ORC in October 2004. Due to our recent acquisition of ORC, we presently derive a relatively larger base of revenue from contracts with U.S. government agencies and U.S. government contractors that are focused on national security. Funding for these programs and services is generally linked to trends in U.S. government spending in the areas of defense, intelligence and homeland security. Leading up to and following the terrorist events of September 11, 2001, the U.S. government substantially increased its overall defense, intelligence and homeland security budgets. Because of the increasing focus on national security, ORC’s client relationships in this sector, and ORC’s PKI initiative we anticipate that quarterly revenues will continue at these levels or higher levels in future quarters.

        A number of factors, including the progress of contracts, revenues earned on contracts, the number of billable days in a quarter, the timing of the pass-through of other direct costs, the commencement and completion of contracts during any particular quarter, the schedule of the government agencies for awarding contracts, the term of each contract that we have been awarded and general economic conditions may subject our revenues and operating results to significant variation from quarter to quarter. Because a significant portion of our expenses, such as personnel and facilities costs, are fixed in the short term, successful contract performance and variation in the volume of activity as well as in the number of contracts commenced or completed during any quarter may cause significant variations in operating results from quarter to quarter.

        With our recent acquisition of ORC we rely upon a larger portion of our revenues from the Federal Government directly or as a subcontractor. The Federal Government’s fiscal year ends September 30. If a budget for the next fiscal year has not been approved by that date, our clients may have to suspend engagements that we are working on until a budget has been approved. Such suspensions may cause us to realize lower revenues in the fourth quarter and/or first quarter of the year. Further, a change in presidential administrations and in senior government officials may negatively affect the rate at which the Federal Government purchases the services which we offer.

        As a result of the factors above, period-to-period comparisons of our revenues and operating results may not be meaningful. You should not rely on these comparisons as indicators of future performance as no assurances can be given that quarterly results will not fluctuate, causing a possible material adverse effect on our operating results and financial condition. Further, as the Company attempts to continue to implement our strategy of strategic growth driven both by internal growth and potential merger and acquisition activity, we believe that future performance may continue to affect the comparability of the information reflected in the selected consolidated financial information presented above.

        In addition, most of our current costs consist primarily of the salaries and benefits paid to our technical, marketing and administrative personnel and as a result of our plan to expand our operations through a combination of internal growth initiatives and merger and acquisition opportunities, the Company expects such costs to increase. WidePoint’s profitability also depends upon both the volume of services performed and the Company’s ability to manage costs. As a significant portion of our costs are labor related, we must effectively manage these costs to achieve and grow our profitability. To date, the Company has attempted to maximize its operating margins through efficiencies achieved by the use of its proprietary methodologies, and by offsetting increases in consultant salaries with increases in consultant fees received from its clients. The uncertainties relating to the ability to achieve and maintain profitability, obtain additional funding to partially fund the Company’s growth strategy and provide the necessary investment to continue to upgrade its management reporting systems to meet the continuing demands of the present regulatory changes affect the comparability of the information reflected in the selected consolidated financial information presented above.

Critical Accounting Policies

        The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. Widepoint believes that the estimates, judgments and assumptions upon which the Company relies are reasonably based upon information available to it at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. To the extent there are material differences between these estimates, judgments and assumptions and actual results, the Company’s financial statements will be affected. The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

•	Revenue recognition;

•	Allowance for doubtful accounts;

•	Goodwill;

•	Intangibles; and

•	Accounting for income taxes.

        In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The Company’s senior management has reviewed these critical accounting policies and related disclosures with its Audit Committee. See Notes to Consolidated Financial Statements, which contain additional information regarding accounting policies and other disclosures required by U.S. GAAP.

Revenue Recognition

        The majority of WidePoint’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract. Further, the Company has had no history of losses nor have we identified any specific risk of loss at December 31, 2004 or at September 30, 2005 due to termination provisions and thus we have not recorded provisions for such events.

The Company’s other revenues are derived from the delivery of non-customized software. In such cases revenue is recognized when there is persuasive evidence that an arrangement exists (generally a purchase order has been received or contract signed), delivery has occurred, the charge for the software is fixed or determinable, and collectibility is probable.

Allowance for Doubtful Accounts

        WidePoint determines its Allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, the customer’s current ability to pay its obligations, and the condition of the general economy and the industry as a whole. The Company makes judgments as to its ability to collect outstanding receivables based on these factors and provides allowances for these receivables when collections become doubtful. Provisions are made based on specific review of all significant outstanding balances.

Goodwill

        Goodwill represents costs in excess of fair values assigned to the underlying net assets acquired. The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards require the use of the purchase method of accounting for business combinations, set forth the accounting for the initial recognition of acquired intangible assets and goodwill and describe the accounting for intangible assets and goodwill subsequent to initial recognition. Under the provisions of these standards, goodwill is not subject to amortization and annual review is required for impairment. The impairment test under SFAS No. 142 is based on a two-step process involving (i) comparing the estimated fair value of the related reporting unit to its net book value and (ii) comparing the estimated implied fair value of goodwill to its carrying value. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value. The Company’s annual impairment testing date is December 31. Goodwill is a significant item on the Company’s balance sheet and represented approximately 33% and 31% of our total assets at December 31, 2004 and September 30, 2005, respectively. Goodwill is identified on the face of the balance sheet.

Intangibles

        The Company recognizes an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

        The Company reviews its long-lived assets, including property and equipment and identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

        As of December 31, 2004 and September 30, 2005, the Company is not aware of any known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or the assumptions the Company has used to value long-lived assets. Long-lived assets are a significant item on the Company’s balance sheet and represented approximately 20% and 23% of our total assets at December 31, 2004 and September 30, 2005, respectively. Any impairment as a result of the estimate utilizing net cash flows to determine the assumed value of long-lived assets could have a significant impact on the Company’s financial condition, changes in financial condition and results of operations. Long-lived assets are identified on the face of the Balance Sheet as Intangibles. Amortization of Intangibles is identified on the face of the Statement of Operations within Cost of Sales.

        The Company’s senior management has discussed the development and selection of the accounting estimate, and the MD&A disclosure regarding it, with the audit committee of the Company’s board of directors.

Accounting for Income Taxes

        WidePoint accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts, and the tax bases of existing assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        The Company has incurred historical net operating losses, or NOLs, for federal income tax purposes. Accordingly, no federal income tax provision has been recorded to date and there are no taxes payable. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible.

        Based upon the level of historical losses that may limit utilization of NOL carry forwards in future periods, management is unable to predict whether these net deferred tax assets will be utilized prior to expiration. The unused NOL carry forwards expire in years 2010 through 2023. As such, the Company has recorded a full valuation allowance against net deferred tax assets. Although we believe that our estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than that which is reflected in the historical income tax provisions. Such differences could have a material effect on the income tax provision and net income in the period in which such determination is made.

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). This Statement requires that the costs of employee share-based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period. This Statement does not change the accounting for stock ownership plans, which are subject to American Institute of Certified Public Accountants SOP 93-6, “Employer’s Accounting for Employee Stock Ownership Plans.” Statement 123(R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25, intrinsic value method of accounting, which the Company is currently using.

        Statement 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123(R). The second method is the modified retrospective application, which requires that the Company restate prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The Company is currently determining which transition method we will adopt and are evaluating the impact Statement 123(R) will have on our financial position, results of operations, EPS and cash flows when the Statement is adopted. Upon making our determination of the transition method we will adopt Statement 123(R). The Company adopted this Statement on January 1, 2006 in accordance with the requirements.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150), which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). We believe that the adoption of SFAS 150 will not result in a material change in our financial statements.

Results of Operations

Nine Months Ended September 30, 2005 as Compared to Nine Months Ended September 30, 2004

        Revenue. Revenue for the nine month period ended September 30, 2005 was approximately $9,236,000 as compared to approximately $2,471,000 for the nine month period ended September 30, 2004. The increase in revenue was primarily attributable to the full nine month effect of revenues realized from our acquisition of ORC in October 2004.

        Cost of sales. Cost of sales for the nine month period ended September 30, 2005, was approximately $8,156,000, or 88% of revenues, an increase of approximately $6,305,000 over cost of sales of approximately $1,851,000, or 75% of revenues, for the nine month period ended September 30, 2004. The absolute increase in cost of sales was materially attributable to higher revenues and cost of sales resulting from our acquisition of ORC in October 2004 and the nine months stock issuance expense of approximately $1,268,000 for the pending release of common shares to the former Chesapeake shareholders as a result of revenues earned by ORC.

        Gross profit. As a result of the above, gross profit for the nine month period ended September 30, 2005, was approximately $1,080,000, or 12% of revenues, an increase of approximately $460,000 over gross profit of approximately $620,000, or 25% of revenues, for the nine month period ended September 30, 2004.

        Sales and marketing. Sales and marketing expense for the nine month period ended September 30, 2005, was approximately $479,000, or 5% of revenues, an increase of approximately $102,000, as compared to approximately $377,000, or 15% of revenues, for the nine month period ended September 30, 2004. The absolute increase was materially attributable to the increase in sales and marketing expenses resulting from our acquisition of ORC in October 2004.

        General and administrative. General and administrative expenses for the nine month period ended September 30, 2005, were approximately $2,056,000, or 22% of revenues, an increase of approximately $1,000,000, as compared to approximately $1,056,000, or 43% of revenues, incurred by the Company for the nine month period ended September 30, 2004. The absolute increase in general and administrative expenses for the nine months ended September 30, 2005, was primarily attributable to an increase of approximately $1,000,000 in additional general and administrative expenses associated with our acquisition of ORC in October 2004, as well as other general and administrative costs associated with the integration of ORC with WidePoint, and increases in our professional fees associated with our requisite filings with the Securities and Exchange Commission.

        Depreciation expense. Depreciation expense for the nine month period ended September 30, 2005, was approximately $19,000, or less than 1% of revenues, an increase of $16,000, as compared to approximately $3,000 of such expenses, or less than 1% of revenues, recorded by the Company for the nine month period ended September 30, 2004. The increase in depreciation and amortization expenses for the nine month period ended September 30, 2005, was primarily attributable to the increased pool of depreciable assets resulting from the acquisition of ORC in October 2004, as well as an increase in amortization expense associated with the purchase accounting related to the purchase of ORC.

        Interest income. Interest income for the nine month period ended September 30, 2005, was $4,831, or less than 1% of revenues, a decrease of $175 as compared to $5,006, or less than 1% of revenues, for the nine month period ended September 30, 2004. The slight decrease in interest income for the nine month period ended September 30, 2005, was primarily attributable to an increase in interest income from the notes outstanding to the former ORC shareholders offset by lesser amounts of interest income realized from the daily investment of cash and cash equivalents available to the company over this time period.

        Interest expense. Interest expense for the nine month period ended September 30, 2005, was approximately $152,000, or 2% of revenues, an increase of approximately $151,000 as compared to $608, or less than 1% of revenues, for the nine month period ended September 30, 2004. The increase in interest expense for the nine month period ended September 30, 2005 was primarily attributable to WidePoint’s increased utilization of its recent secured senior lending facility with RBC-Centura, which was utilized in association with the purchase of ORC.

        Gain on Financial instrument. The gain from financial instrument for the nine month period ended September 30, 2005, was approximately $1,228,000. The gain on financial instrument represents a decrease during the nine months ended September 30, 2005 in the estimated fair value of the warrants issued to Barron Partners, L. P. in connection with the preferred stock financing. The estimated fair value of the warrants decreased principally because the estimated volatility of the Company’s stock declined. Some of the decrease was also attributable to the passage of time resulting in a decrease in the remaining term of the warrant. This decline in turn resulted from the relatively narrow trading range of the Company’s stock in the nine months ended September 30, 2005 as compared to past history. A less volatile stock provides a lower probability that the warrant holder will be able to eventually realize a gain on exercise. The effect of the decreased estimated volatility was partially offset by the increase in the value of the Company stock underlying the warrants, as well as the increased market interest rates during the nine months ended September 30, 2005, which had an upward effect on the warrant value.

        Other income. Other income for the nine month period ended September 30, 2005, was $1,910, or less than 1% of revenues, as compared to $0 for the nine month period ended September 30, 2004.

        Net loss. As a result of the above, the net loss for the nine month period ended September 30, 2005, was approximately $336,000 as compared to the net loss of approximately $812,000 for the nine months ended September 30, 2004.

Year Ended December 31, 2004 Compared to the Year ended December 31, 2003

        Revenues. Revenues for the year ended December 31, 2004, were approximately $5.5 million, an increase of $2.2 million, as compared to revenues of approximately $3.3 million for the year ended December 31, 2003. The 68% increase in revenues in 2004 was primarily attributable to the acquisition of Operational Research Consultants, Inc. (“ORC”). ORC contributed approximately $2.2 million in revenues subsequent to its acquisition by the Company on October 25, 2004.

        Gross profit. Gross profit for the year ended December 31, 2004, was approximately $1.1 million, or 19% of revenues, an increase of $0.3 million as compared to gross profit of approximately $0.8 million, or 25% of revenues, for the year ended December 31, 2003.

        The increase in the amount of gross profit was primarily attributable to higher billing rates as a result of the greater demand for the IT security skill sets of the consultants at ORC, partially offset by the recording of the issuance of 544,398 shares of the Company’s common stock to the former Chesapeake shareholders as a result of meeting performance measures related to the realization of revenues by ORC during the fourth quarter ended December 31, 2004. The release of those shares from escrow represented a compensation expense in cost of sales of approximately $381,000.

        The cost elements related to consultant salaries, benefits and expenses at both ORC and WidePoint are substantially similar. ORC’s ability to contain its salary, benefit, and other cost elements on both an absolute and per capita basis, while revenue per capita has been increasing, has resulted in WidePoint’s realization of an improvement in gross profit for the year ended December 31, 2004 as compared to December 31, 2003.

        Sales and marketing. Sales and marketing expenses for the year ended December 31, 2004 were approximately $0.6 million, or 11% of revenues, as compared to $0.4 million, or 13% of revenues, for the year ended December 31, 2003. The $0.2 million increase in sales and marketing expenses for the year ended December 31, 2003, was primarily attributable to an increase in the amount of sales and marketing expenditures as a result of the Company’s recent acquisition of ORC.

        General and administrative. General and administrative expenses for the year ended December 31, 2004 were approximately $1.6 million, or 29% of revenues, as compared to $0.7 million, or 21% of revenues, for the year ended December 31, 2003. The $0.9 million increase in general and administrative expenses in 2004 was primarily attributable to: an increase in the amount of general and administrative expenses associated with the acquisitions of both Chesapeake and ORC; the Company’s implementation of its federal sector business initiative; and the recording of the issuance 500,000 shares of the Company’s common stock to TriPoint Capital Advisors for corporate advisory services that resulted in a compensation expense of approximately $72,000.

        Interest income (expense). Interest income for the year ended December 31, 2004 was $5,841, a decrease of $5,710, or 51%, as compared to $11,551 for the year ended December 31, 2003. The decrease in interest income in 2004 was primarily attributable to lesser amounts of available cash and other securities. Interest expense for the year ended December 31, 2004 was $38,144, an increase of $36,840, or 2,725%, as compared to $1,304 in interest expense for the year ended December 31, 2003. The increase in interest expense in 2004 was primarily attributable to the Company’s increase in interest expense associated with its recent secured senior lending facility with RBC-Centura which was utilized in association with the purchase of ORC.

        Loss from Financial Instrument. The Company recognized a loss from financial instruments of approximately $3,071,000 in the year ended December 31, 2004 which related to the difference between the fair value of the warrants issued to Barron Partners, LP in connection with the preferred stock financing and the market price of the common stock underlying such warrants at December 31, 2004. No such loss was recognized in the year ended December 31, 2003.

        Net loss. As a result of the above, the net loss for the year ended December 31, 2004 was approximately $4.3 million, an increase of $4.0 million, as compared to the net loss of approximately $0.3 million for the year ended December 31, 2003.

Year Ended December 31, 2003 Compared to the Year ended December 31, 2002

        Revenues. Revenues for the year ended December 31, 2003, were approximately $3.3 million, a decrease of $0.2 million, as compared to revenues of approximately $3.5 million for the year ended December 31, 2002. The 6% decrease in revenues in 2003 was primarily attributable to negative pricing pressures that resulted from the highly competitive economic environment that reduced average billing rates for our consultants.

        Gross profit. Gross profit for the year ended December 31, 2003, was $0.8 million, or 25% of revenues, a decrease of $0.2 million as compared to gross profit of $1.0 million, or 29% of revenues, for the year ended December 31, 2002. The decrease in the amount of gross profit was attributable to a reduction in revenues and a decrease in operating margins caused by our inability to completely offset lower average bill rates with a decrease in corresponding consultant costs.

        Sales and marketing. Sales and marketing expenses for the year ended December 31, 2003 were $0.4 million, or 13% of revenues, as compared to $0.5 million, or 15% of revenues, for the year ended December 31, 2002. The $0.1 million decrease in sales and marketing expenses for the year ended December 31, 2003, was primarily attributable to our attempt to match the size of our sales force with the operational requirements of our business.

        General and administrative. General and administrative expenses for the year ended December 31, 2003 were $0.7 million, or 21% of revenues, as compared to $0.6 million, or 18% of revenues, for the year ended December 31, 2002. The $0.1 million increase in general and administrative expenses in 2003 was primarily attributable to increases in administrative labor cost.

        Interest income (expense). Interest income for the year ended December 31, 2003 was $11,551, a decrease of $6,107, or 35%, as compared to $17,658 for the year ended December 31, 2002. The decrease in interest income in 2003 was primarily attributable to lower interest rates. Interest expense for the year ended December 31, 2003 was $1,304, a decrease of $255, or 16%, as compared to $1,559 in interest expense for the year ended December 31, 2002. The decrease in interest expense in 2003 was primarily attributable to the elimination of the capital lease obligations.

        Net loss. As a result of the above, the net loss for the year ended December 31, 2003 was approximately $0.3 million, an increase of $0.2 million, as compared to the net loss of approximately $60,000 for the year ended December 31, 2002.

Liquidity and Capital Resources

        The Company has, since inception, financed its operations and capital expenditures through the sale of preferred and common stock, seller notes, convertible notes, convertible exchangeable debentures, senior secured loans and the proceeds from the exercise of the warrants related to a convertible exchangeable debenture. During 2004 and the nine months ended September 30, 2005, operations were materially financed with working capital, senior debt and the proceeds from a convertible preferred stock issuance and warrant exercise.

        Cash provided by operating activities for the quarter ended September 30, 2005, was approximately $178,000 as compared to cash used in operating activities of approximately $178,000 for the quarter ended September 30, 2004. The increase in cash balances available for operating activities for the quarter ended September 30, 2005 was primarily a result of a decrease in prepaid expenses and other assets.

        Capital expenditures in property and equipment for the quarters ended September 30, 2005 and September 30, 2004 were approximately $2,000 and $4,000, respectively.

        As of September 30, 2005, the Company had a net working capital deficit of approximately $2.1 million. WidePoint’s primary source of liquidity consists of approximately $0.4 million in cash and cash equivalents and approximately $2.8 million of accounts receivable. The increase in accounts receivable was primarily the result of the Company’s acquisition of ORC and is attributable to slower processing and collection times associated with the normal billing and collecting cycle of ORC as compared to WidePoint’s historical client base. Current liabilities include approximately $2.2 million in accounts payable and accrued expenses; $0.1 million in a line of credit with RBC-Centura Bank; and approximately $3.0 million in the financial instrument which may be converted to equity upon the extinguishment of the Company’s liquidated damages clause in the registration rights agreement entered into with Barron Partners, LP. Barron has waived its rights to liquidated damages through December 31, 2005 and the maximum amount of liquidated damages that the Company would have to pay amounts to $200,000. The material increase in liabilities is predominately the result of the acquisition of ORC and the increase in the computed valuation of the financial instrument as of September 30, 2005.

The Company’s business environment is characterized by rapid technological change, experiences times of high growth and contraction, and is influenced by material events such as mergers and acquisitions that can substantially change the Company’s outlook.

Since 2002, WidePoint has embarked upon several new initiatives to counter the current negative environment within our industry and expand our capacity to restore revenue growth. The Company requires substantial working capital to fund the future growth of its business, particularly to finance accounts receivable, sales and marketing efforts, and capital expenditures. There are currently no material commitments for capital expenditures. Future capital requirements will depend on many factors, including the rate of revenue growth, if any, the timing and extent of spending for new product and service development, technological changes and market acceptance of the Company’s services.

On October 25 and 29, 2004, WidePoint completed financings with Barron Partners L.P. (“Barron”), a private equity fund that engages in investing primarily in private investments in publicly traded entities, for an aggregate amount of $3,580,000, under a preferred stock purchase agreement and related agreements. Net proceeds from the financing after costs and expenses, including fees of finders and agents, were approximately $3,030,000. WidePoint issued an aggregate of 2,045,714 shares of its Series A Convertible Preferred Stock that are convertible into an aggregate of 20,457,143 shares of its Common Stock at a conversion rate equal to $0.175 per share. In addition, WidePoint issued to Barron warrants to purchase up to an additional 10,228,571 shares of its Common Stock at an exercise price of $0.40 per common share. In April and May, 2005, Barron exercised warrants for 2,000,000 shares of common stock, providing $800,000 in gross proceeds to the Company. In August, September, and December 2005, Barron exercised warrants for 5,428,572 shares of common stock providing $2,171,429 in gross proceeds to the Company. In December 2005, warrants for 2,800,000 shares of common stock were exercised by the holders thereof, providing $1,120,000 in gross proceeds to the Company.

Pursuant to the registration rights agreement between Barron and WidePoint related to the stock issuances described in the preceding paragraph, WidePoint filed a registration statement on January 5, 2005, covering the resale of the shares of common stock issuable upon conversion and/or exercise of the Series A Convertible Preferred Stock and the warrants issued to Barron. The registration rights agreement provides that if our registration statement is not declared effective by the Securities and Exchange Commission by April 23, 2005 and thereafter kept effective through October 20, 2007, subject to permissible blackout periods and registration maintenance periods, then WidePoint will be required to pay Barron liquidated damages of up to $20,000 for each month the registration statement is not effective. Barron has waived this penalty through December 31, 2005.

WidePoint believes that its current cash position and line of credit is sufficient to meet capital expenditure and working capital requirements for the near term. From a current trend perspective, WidePoint believes that the net working capital deficit of $2.1 million will improve, as the investment costs of software development programs are substantially reduced and additional proceeds are realized from the exercise of warrants by investors; both of which are expected to be partially offset by incremental working capital needs associated with the projected revenue growth of the business. A current liability of approximately $3.0 million at September 30, 2005 that was attributable to the financial instrument recorded because of the cash penalty provision in the registration rights agreement relating to the warrants held by Barron will not be required to be recognized at December 31, 2005 because all of such warrants had been exercised prior to that date. WidePoint is unaware of any additional known trends or uncertainties not described herein that are reasonably likely to result in liquidity increasing or decreasing in any material way, except for liquidity improving as a result of lesser amounts of legal and accounting fees attributable to the Company’s recent restatements and Form S-1 costs. However, the growth and technological change of the market make it difficult to predict future liquidity requirements with certainty. Over the longer term, the Company must successfully execute its plans to increase revenue and income streams that will generate significant positive cash flows if it is to sustain adequate liquidity without impairing growth or requiring the infusion of additional funds from external sources. Further, our failure to comply with the restrictive covenants under our revolving credit facilities could result in an event of default, which, if not cured, amended, or waived, could result in our being required to repay these borrowings before their due date. To date any covenants that we have not been compliant with have either been amended or waived and we continue to work with RBC-Centura to structure appropriate covenants that match our present business condition and environment. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected due to the increased cost and interest rate. As of September 30, 2005, the Company was compliant with our revolving credit facilities. Additionally, a major expansion, such as occurred with the acquisition of ORC or any other major new subsidiaries, might require external financing that could include additional debt or equity capital. The Company obtained a one year senior line of credit from RBC-Centura Bank in October 2004 for up to $2.5 million dollars, collateralized against accounts receivables, that also allows for the expansion of this line of credit up to $5.0 million upon the successful completion of an additional acquisition. The interest rate on the line of credit is variable, and is based upon the prime lending rate. Subsequently, on November 1, 2005, the Company entered into an extension with RBC-Centura through March 1, 2006 of the revolving credit facility. The only modification of the terms of the agreement were for an increase in the borrowing rate from prime to prime plus 1% during the period of the extension. All other terms remained the same. A pro rata administrative fee of ½ of 1 % of the $2.5 million revolving credit base of approximately $4,000 was charged by RBC-Centura for the issuance of the extension.

Approximately $1.2 million of the senior line of credit was utilized in the acquisition of ORC. In addition, the Company used approximately $3.6 million raised in the aforementioned equity investments by Barron Partners, LP, to fund the acquisition of ORC. There can be no assurance that additional financing, if required, will be available on acceptable terms, if at all, for future acquisitions and/or growth initiatives.

The Company’s valuation of the PKI intangible recorded in connection with the acquisition of ORC in October 2004 was estimated based on projections of income from the two PKI software versions. A revised valuation to be performed by independent appraisers will be used to finalize the valuation for the year ended December 31, 2005. There were no pre-acquisition contingencies under SFAS No. 141 relating to the ORC acquisition and the Company does not expect that the final valuation will materially differ from the preliminary valuation.

Off-Balance Sheet Arrangements

        We have no existing off-balance sheet arrangements as defined under SEC regulations.

Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2004 and the effect such obligations are expected to have on liquidity and cash flow in future periods.

Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-2 years	3-4 years	More than 5 years
Long-Term	$--	$--	$--	$--	$--
Capital Lease	--	--	--	--	--
Convertible debt	--	--	--	--	--
Operating lease (1)	2,072,877	595,259	525,340	887,928	64,350
Purchase Obligations	--	--	--	--	--
Other Long-Term Liabilities	--	--	--	--	--

Total (2)	$2,072,877	$595,259	$525,340	$887,928	$64,350

(1)     WidePoint’s office located at One Lincoln Center, Oakbrook Terrace, Illinois 60181 has a lease which runs through July 31, 2007, with payments in 2005 representing an obligation of approximately $42,800 and payments from 2006 to 2007 representing obligations of approximately $70,600. The office at 1736 South Park Court, Chesapeake, VA has a lease which runs through April 30, 2006, with payments in 2005 representing an obligation of approximately $26,700 and payments in 2006 representing obligations of approximately $9,000. The office at 11250 Waples Mill Rd., Fairfax, VA, has a lease which runs through March 15, 2009, with payments in 2005 representing an obligation of approximately $341,000 and payments in 2006 through 2009 representing obligations of approximately $1,188,000. The office at 1625 Prince St., Alexandria, VA, has a lease which runs through January 31, 2008, with payments in 2005 representing an obligation of approximately $91,700 and payments in 2006 through 2008 representing obligations of approximately $191,600.

(2)     The above table does not include the financial instrument that is reported as a current liability on the Company’s balance sheet at December 31, 2004 and is discussed in Note 10 to the Company’s consolidated financial statements contained herein. Such financial instrument (which amounted to $6,648,571 at December 31, 2004 and $2,951,933 at September 30, 2005) does not fall within the above five categories of contractual obligations called for by the table. The recordation of that short-term liability resulted from the issuance of warrants by the Company to Barron Partners, LP in October 2004 and the related registration rights agreement that included a liquidated damages clause, requiring the fair value of the warrants to be treated as a derivative financial instrument under EITF 00-19.

Other

        Inflation has not had a significant effect on our operations, as increased costs have generally been offset by increased prices of products and services sold, although this has been more recently compromised by some of the competitive pricing pressures referenced under Competition in Item 1 of this document.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        This report contains forward-looking statements setting forth our beliefs or expectations relating to future revenues and profitability. Actual results may differ materially from projected or expected results due to changes in the demand for our products and services, uncertainties relating to the results of operations, dependence on its major customers, risks associated with rapid technological change and the emerging services market, potential fluctuations in quarterly results, and its dependence on key employees and other risks and uncertainties affecting the technology industry generally. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

PRO FORMA FINANCIAL INFORMATION

WIDEPOINT CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared by WidePoint Corporation (“WidePoint”) and gives effect to the acquisition of Operational Research Consultants, Inc. (“ORC”) completed on October 25, 2004.

The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2004 has been prepared to give effect to the ORC acquisition as if it had occurred on January 1, 2004.

The pro forma adjustments, which are based on available information and certain assumptions that WidePoint believes are reasonable under the circumstances, are applied to the historical financial statements of WidePoint and ORC. WidePoint’s preliminary allocation of the ORC purchase price is based upon preliminary estimates of the fair value of net assets acquired. Management believes that the preliminary allocation of the purchase price is reasonable, however, in some cases, the final allocation will be based upon an independent valuation that is not yet complete. As a result, the allocation is subject to revision as additional information becomes available, and such revised allocation could differ from the preliminary allocation.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for WidePoint and ORC. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what WidePoint’s financial position or results of operations would actually have been had the acquisition occurred on such dates or to project WidePoint’s results of operations or financial position for any future period.

These pro forma financial statements contain certain costs, including expenses allocated to ORC, that WidePoint’s management does not expect will continue. As a result, actual results may differ significantly from the pro forma information presented herein.

WIDEPOINT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Twelve months ended December 31, 2004

	Twelve Months Ended December 31, 2004
	Historical WidePoint (a)	Historical ORC (b)	Pro Forma Adjustments		Pro Forma WidePoint
Revenues, net	$5,542,118	$8,310,890	$--		$13,853,008
Operating expenses:
Cost of sales	4,484,469	5,539,031	--		10,023,500
Sales, general &
administrative	2,223,018	2,376,379	--		4,599,397
Depreciation expense	15,713	41,316	275,917	(c)	332,946

(Loss) income from operations	(1,181,082)	354,164			(1,102,835)
Other income (expenses):
Interest income	5,841	--	--		5,841
Interest expenses	(38,144)	(62,113)	(46,692	)(d)	(146,949)
Loss from financial
Instruments	(3,070,617)	--	--		(3,070,617)
Other	2,118	3,925	--		6,043

Net (loss) income
before provision
for income taxes	(4,281,884)	295,976			(4,308,517)
Income tax benefit	816	(89,533)	89,533	(e)	816
(provision)

Net (loss) income	$(4,281,068)	$206,443	$--		$(4,307,701)

Basic and diluted net
(loss) per share	$(0.26)				$(0.24)
Basic and diluted
weighted-average shares
outstanding	16,657,947		972,500	(f)	17,630,447

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following notes relate to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

a. To reflect the reported historical operating results of WidePoint for the year ended December 31, 2004 which included its acquisition of Chesapeake.

b. To reflect the unaudited historical results of operations of ORC for the period from January 1, 2004 to October 25, 2004.

c. To record estimated amortization expense related to the identifiable intangible assets associated with the acquisition of ORC. WidePoint will retain an outside firm to do an independent appraisal for the allocation of the purchase price related to the acquisition of ORC. As this appraisal has not yet been completed, the total allocation, the useful lives, and the method of amortization may change. Based upon the most current projections, WidePoint recorded an intangible asset associated with the PKI Certificate Service offered by ORC and applied a $240,792 value with an estimated useful life of six years in which WidePoint realized an amortization expense of $33,443 for the period from January 1, 2004 to October 25, 2004. WidePoint recorded an intangible asset associated with ORC’s client relationship and applied a $904,731 value with an estimated useful life of five years in which WidePoint realized an amortization expense of $150,788 for the period from January 1, 2004 to October 25, 2004.

d. In conjunction with the acquisition of ORC, WidePoint secured a $2,500,000, prime rate, secured line of credit of which WidePoint utilized approximately $1,200,000 towards the purchase price requirements of ORC. The line of credit was in the form of a term loan that expires in November of 2005. The adjustment records an incremental interest expense at a rate of 4.75% of $1,200,000 for the period from January 1, 2004 to October 25, 2004.

e. To reverse federal and state income taxes at ORC for the period from January 1, 2004 to October 25, 2004 as a result of the application of a net deferred tax asset and the application of associated losses at Historic WidePoint against gains at ORC which reduced the estimated taxes withheld during the period ended October 25, 2004.

f. To reflect the issuance of 972,500 common shares of WidePoint’s stock as part of the purchase consideration of ORC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are subject to market risk associated principally with changes in interest rates associated with our senior current short-term debt provided by RBC-Centura. These borrowings bear interest at variable rates and are determined by the Prime Rate. A hypothetical 10% increase in interest rates would have increased our annual interest expense for the year ended December 31, 2004 by less than $2,000. We had no short term debt under our line of credit with RBC-Centura at December 31, 2005.

        We do not use derivative financial instruments for speculative or trading purposes. Excess cash is invested in short-term, investment grade, interest-bearing securities. Investments are made in accordance with an investment policy approved by the Board of Directors. Under this policy, no investment securities can have maturities exceeding one year and the average maturity of the portfolio cannot exceed 90 days.

BUSINESS

Background and Environment

        WidePoint Corporation was incorporated in Delaware on May 30, 1997. We are an information technology (“IT”) services firm with established competencies in federal government and commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. Our staff consists of business and computer specialists who help our government and civilian customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        From 2000 through 2002, we undertook several initiatives in an effort to transition from a millennium solutions provider to an integrated IT services company. In addition to establishing our corporate identity and brand imagery and optimizing our organizational structure, management implemented a services strategy that was responsive to the evolving requirements of our customers and target markets.

        During 2002 and 2003, we witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants. As a result of these conditions, we experienced both reduced gross margins and decreased demand for the IT services that we provide.

        In 2004, we acquired Chesapeake Government Technologies, Inc. and Operational Research Consultants, Inc. (“ORC”) as part of our strategy to refocus our business development initiatives toward the substantial increase in government spending on infrastructure and automation that has been accelerated by recent geopolitical events that have created an unprecedented need for systems and process expertise across most federal, state and local government markets. This market is also growing due to the fact that many government legacy systems and processes are approaching the end of their technologically useful lives, indicating the need for significant upgrade and enhancement. We intend to capitalize on the expected growth in our target markets through strategic acquisitions, and by implementing our project based enterprise strategy emphasizing industry-wide best practices disciplines.

        Specifically, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Federal Privacy Act, concern over lack of critical infrastructure protection, increasing preoccupation over proprietary design information, requirements for digital information archiving, and legal and political expectations for businesses and citizens to be able to conduct business with state and federal agencies in a secure environment, have increased expectations for 24 hour a day, 7 day a week service and information availability (as well as efficiency and cost savings of providing electronic/digital forms processing). With the establishment by the U.S. Government of the Department of Homeland Security (DHS), the U.S. Government is focused on the requirement to ensure the integrity of sensitive or confidential information. Addressing the threats to our country’s information infrastructure, such as the spread of the Code-Red Worm (CRv2)(1) to 359,000 computer servers in less than 14 hours, has become a vital component in information assurance and security.

        Looking forward, this secured and authenticated access market opportunity expands by orders of magnitude as information is increasingly circulated on the Internet among limited, but frequently changing audiences of specifically named individuals. Digital transactions must have the capability to prove who the provider of a piece of information is (by name, not simply office) as well as to verify that no one has modified the information subsequent to its issuance. There must be no question as to exactly when information is published. There must be a means of reviewing an auditable history of transactions and there must also be a means to archive all information securely, as well as a means to recall the information from the secure archive at a later time. The information age has created an urgent need for these requirements to be realized in an environment that is easy to use, suitable for senior executives and managers, highly reliable, and that supports the increasingly mobile demands of our society.

[1] David Moore (dmoore@caida.org), analysis on the spread of the Code-Red (CRv2) Worm.

        As federal agencies and commercial concerns are separately trying to implement meaningful and efficient security into Internet/Intranet operations to protect sensitive information and billions of dollars in transactions each day, WidePoint and our wholly-owned subsidiary ORC are postured to help these organizations meet the requirements by leveraging already existing infrastructures and creating a digital credential for each individual and device recognized and accepted both internally to an organization and externally by any other infrastructure recognizing federally authorized credentials as trustworthy. ORC’s Common Identity Enabling Infrastructure (CIEI)© and services fully support these needs.

        WidePoint, through our ORC subsidiary, has solidly established our reputation as an elite provider of information assurance and security of digital transactions for the U.S. Department of Defense (DoD), Navy, Air Force, National Security Agency (NSA), US Coast Guard, Office of Management and Budget (OMB), General Services Administration (GSA), General Accounting Office (GAO), commercial clients and several state governments. ORC has distinguished itself by providing the highest levels of professionalism, on-time delivery of solutions and superior management.

        Through our ORC subsidiary, we offer iDentity Management and eAuthentication Services©? based on existing technology and open systems standards. ORC provides Identification and Authentication (I&A) interoperability among users and relying parties (Government, businesses, trading partners, and citizens) at the assurance level and rigor required by the owner of the protected resource. These services include three major US Government Certifications:

•	GSA eAuthentication Service Provider for Assurance Levels 1, 2, and 3
•	US Government External Certificate Authority (ECA)
•	GSA Access Certificates for Electronic Services (ACES)

        iDentity Management and eAuthentication Services©? fully support Business-to-Government, Government-to-Government, and Citizen-to-Government secure digital transaction requirements, and, because ORC-provided digital credentials are an allowable direct charge or ODC under the Federal Acquisition Regulation rules, the cost of such services and products can be “passed-on” to others by ORC’s customers in a contract and/or proposal.

        Our organization emphasizes an intense commitment to our people, our customers, and the quality of our solutions offerings. As a services organization, our customers are our primary focus. We have developed thorough, comprehensive policies, procedures and controls to mitigate the threat, or potential threat, of intentional, unintentional, physical, natural or electronic compromise or disruption of any portion of our systems or services. The talent and technology are available, and the resident expertise experienced in working together, to ensure goals are achieved quickly and seamlessly. Contract instruments are already in place, and substantive reference base with an assortment of Federal Agencies are available.

        Our ORC subsidiary anticipates capturing a market share in iDentity Management and eAuthentication Services©, which are expected to be a growing market that will have the potential of providing significant revenue growth for the company.

        Most of our current costs consist of salaries and benefits paid to our technical, marketing and administrative personnel, as well as the solutions required to maintain the secure facilities that support our information assurance and security offerings. As a result of its plan to expand operations through a combination of internal growth initiatives and acquisition opportunities, such costs are expected to increase. Our profitability depends upon both the volume of services performed and the ability to manage costs. A significant portion of our cost structure is labor related and we must effectively manage these costs in order to achieve growth and profitability. To date, we have attempted to maximize our operating margins through efficiencies achieved by the use of our proprietary methodologies and by offsetting increases in consultant salaries with increases in consultant fees charged to our clients.

Enterprise Strategy

        In the continuing effort to differentiate our services and products and overcome the highly competitive environment that has been an obstacle to the expansion of our revenue streams, we have modified our strategic plan; including the launch of a federal sector business initiative, continued development of new technologies and capabilities tied to wireless technologies, and the initiation and expansion of several alliances and relationships to expand our ability to penetrate new market segments.

        As a result of our 2003 efforts, the Company was awarded a GSA Corporate Schedule in February 2004 that enhanced its ability to market to federal government markets. In addition, the Company acquired Chesapeake Government Technologies, Inc. (“Chesapeake”) on March 24, 2004. The acquisition of Chesapeake accelerated our ability to compete for federal business as the result of Chesapeake’s existing alliances and expertise within the federal marketplace. WidePoint intends to leverage both Chesapeake’s capabilities and WidePoint’s GSA Schedule to expand its revenue base, even as it continues to look for and analyze growth alternatives via other selected merger and acquisition opportunities.

        On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc., or ORC. ORC specializes in information technology, or IT, including the provision of integration and secure authentication processes and software and related IT services to the United States Government. ORC has been at the forefront of implementing Public Key Infrastructure (“PKI”) technologies and ORC is currently the only External Certificate Authority for the United States Government. As such, it is authorized to issue all permissible certificate types and services in accordance with Defense Information Systems Agency and National Security Agency standards, necessary for the interoperable, secure exchange of information between U.S. Governmental agencies, contractors, and international allies such as members of NATO.

        We intend to leverage ORC’s capabilities, in concert with our GSA Corporate Schedule, to expand our revenue base, as we continue to seek and analyze growth alternatives via selective merger and acquisition growth opportunities. In addition, we are actively seeking the acquisition of other companies with complementary technical capabilities in IT, software and related services to the federal government (both defense and civilian), state governments and local government agencies. If successful, we anticipate that we will become a significantly larger company with broader capabilities and resources than has been the case historically.

        At the heart of the Company’s enterprise strategy is the vision of a “commonwealth” of semi-autonomous but tightly intertwined business units, focused on the provision of a broad range of IT-based products and services to a clearly defined target market. While leveraging financial and support resources, and motivated to aggressively cross-market and cross-sell, these business units would retain their entrepreneurial cultures and management teams and be accountable for the performance and growth of their own lines of business and relationships. WidePoint believes this model to be quite attractive to individuals who have built quality businesses with inherent value, but who seek assistance and support in driving their businesses to the next level of growth and maturity. Such individuals will be provided with the opportunity to participate in the growth and performance of the total Widepoint enterprise and potentially capitalize upon the enterprise valuation they have helped build over the years within their respective organizations.

Business Strategy and Services

        Our strategy for our project-based initiatives has been to apply a structured delivery methodology based on industry standard best practices, enhanced with a set of deliverable templates that boost productivity and effectiveness through the services of our consultants. We focus on providing end results with significant, tangible business benefits through consultants that possess recognized industry-standard certifications and years of successful project experience. The ancillary strategy for staff augmentation services has been to provide a value added service based upon the “best to market” practices developed internally, that utilizes a rapid response capability to our clients via highly trained consultants.

        We presently focus on planning, implementing and supporting IT-based initiatives with the following services:

Systems Engineering and Integration

        Systems engineering and integration consists of working with Government and commercial clients to develop a plan, policies and specific requirements that are tailored to their unique needs. An electronic information approach, policy and implementation plan for any customer is developed after conduct of an analysis of that customer’s requirements, including:

•	Survey of existing systems hardware and software;
•	Review/ audit of current requirements, directives, etc.;
•	Presentation of tools, systems and techniques available to support customer needs;
•	Consultation with and advice to customer concerning optimum investment options within available budget, including phasing recommendations;
•	Information Assurance and Security technology update and refresh;
•	Support Services such as training, education and Help Desk;
•	Data archiving; and
•	Consulting for application development, establishment of enterprise directories and establishment of validation capabilities across a heterogeneous environment.

Architecture and Planning Services

IT Strategic Planning

        Preparing an Information Architecture (IA) plan requires analysis, evaluation, integration, administration and maintenance. We are in an era where many government and commercial entities have an increasingly urgent need to protect sensitive business and personal information from the Internet information thieves of our time. Indeed, some would argue that protecting shared information and having the opportunity to guarantee trusted digital identity verification must be assured before full communications can take place. The use of digital signatures and Public Key enablement are becoming requirements for many who do business electronically with federal, state and local government agencies, but there are many other aspects of electronic information assurance that are important for users to consider. Our ORC subsidiary and our commercial operations have an established reputation for developing solutions individually tailored to a customer’s many needs, while remaining within that customer’s schedule and time constraints. We are an advisor to the user, not a sales organization for specific equipment or solutions. We believe that attaining required information security standards for electronic communications and computer systems need not be seen as requiring huge dollar outlays, inevitably requiring wholesale replacement of existing systems, servers, hardware, software and security tools/firewalls, etc.

Software Selection

        Through our operating subsidiaries, we apply open systems technology and Commercial Off-The-Shelf (“COTS”) tools, which complement rather than replace existing systems wherever possible. Further, our preferred recommendation is to migrate as many existing systems as possible from their current capabilities to more secure, robust capabilities by augmenting those systems with COTS products. One objective is to make changes that are largely invisible to operators and managers so there is little in the way of training challenges for the customer and only modest requirements for equipment investment. We do not design unique and proprietary software that forces the customer to work through us when subsequent (and inevitable) upgrades are required. Our ORC subsidiary is GSA and DoD certified in the PKI arena, mandating that it remain current with policy, technical and security requirements for IA work on behalf of customers who may communicate with the Federal Government or DoD.

Management

Our strength is that we value our people, our customers, and the quality of the services we provide. It is important that our organization reflects this by defining the roles and responsibilities of our members. As a services organization, the focus of our business is our customers. For that reason our organizational discussion starts with our primary customer interface.

We have developed thorough, comprehensive policies, procedures and controls to mitigate the threat, or potential threat, of compromise or disruption to any portion of our systems as a result of intentional, unintentional, physical, natural or electronic means. These policies, procedures and controls are implemented and adhered to by those individuals fulfilling trusted roles.

The people selected to fill trusted roles have proven to be diligent and trustworthy. The functions performed in these roles form the basis of trust in each our systems. As an added precaution, we assign roles and functions responsible for security among several people, so that any malicious activity requires collusion. Through sound security planning based on proven techniques and industry standards, our systems were developed and are operated and maintained to provide digital credentials asserting the appropriate level of assurance to protect SBU information.

The policies, procedures and controls are periodically reviewed for currency and possible upgrade. Random testing is performed and documented for use as a tool to further refine the means and methods used to maintain the integrity of each system. All actions performed by individuals fulfilling trusted roles are done with the authorization of our executive management.

Program/ Project Management

Our Project Managers are “people-oriented systems engineering professionals with leadership competence” capable of determining the most effective ways to meet the customer’s requirements. Project Managers are facilitators, integrators, team builders, and relationship managers. Within our requirements-driven, performance-based, people oriented environment, our Project Managers have responsibility and authority for project requirements. They are responsible for applying the systems engineering discipline to ensure that the technical, cost and schedule requirements are clearly defined and communicated and quality products and/or services are rendered. The Project Manager is responsible for designating resource allocation and for documenting requirements and the assessment of project performance. Our Project Managers are responsible for getting the job done correctly, on time, and on budget. This is accomplished by authorizing schedule/tasks with efficient and effective resources.

Our Team Leads and Supervisors are “people-oriented engineering professionals” capable of determining the most effective ways to execute assignment(s) delegated by the Project Manager. A Team Lead may be on a systems engineering or other competency/professional track. Our Team Leads are responsible to the Project Manager for the planning, and execution of assignments, and to ensure performance parameters are met within timelines. Team Leads are responsible for identifying and mitigating risks associated with meeting requirements. If technical, schedule or resource obstacles cannot be overcome it is the responsibility of Team Leads to communicate to the Project Manager to achieve resolution.

Competency Leads are specialists or subject matter experts focused on area(s) of expertise that meet our customer requirements and provide quality products and services. Development of our competencies, from the apprentice through expert level, will be accomplished by matching task assignments with skill and knowledge. Competency Leads guide and recommend resource allocation to our Project Managers. Competency expertise will vary depending on project requirements. Individuals with certain skills may be added or removed from projects, as required. On the job training at our company is key to developing expertise.

IT Outsource Solutions

Infrastructure Management

Common Identity Enabling Infrastructure (CIEI)©: On-site and out-source services that support an organization’s Business-to -Government (B2G), Business-to-Business (B2B), Citizen -to-Business (C2B), Government-to-Government (G2G), and Citizen-to-Government (C2G) enterprise requirements for:

•	Secure and trusted identity creation and management;
•	Authoritative sources for credentials and entitlements; and
•	Convenient access to Enterprise resources while maintaining appropriate security.

Applications Management

Focused in the medium to high assurance level market our CIEI© allows enterprise and application owners to begin where they currently are architecturally and migrate toward a vision of a secure network identity model. We are poised to support these secure network identity enterprise requirements (in-house or outsourced), by providing seamless integration of four services that make up our CIEI©:

•	iDentity Management – providing infrastructure and processes that provide for creation and maintenance of an identity, including centralized administration and self-service of user accounts.
•	eAuthentication – providing authoritative repositories for identity, network and/or resource profiles combined with security services that enable identification, validation and support for authorization.
•	Access Management – providing authorization, audit functions and session management that enable enterprise and application owners to define access rights for individuals carrying out roles such as business partners, suppliers, customers or employees.
•	Provisioning and Workflow – implementing business policies across enterprises, applications and data that support a higher degree of automation (devices such as identity tokens, credit cards, cell phones and personal computers).

Architecture and Design

By leverage standards based, mature commercial-off-the-shelf components that have been proven in the technology market, our CIEI© and other services offer the efficiency of a common solution for multiple applications within an enterprise and interoperability with the Federal Government and trading partners. We can also replicate these services (in part or whole) to provide an Enterprise the following advantages:

•	Enabling organization’s applications with multiple I&A/validation interfaces rapidly;
•	Enabling enterprise applications to have enterprise or local access to account data;
•	Centralizing enterprise configuration management, managing information with multiple authentication methods;
•	Enabling local policy to determine trusted authentications by each application (i.e., application does not inherit trust that is not wanted);
•	Implementing of components designed to manage specific tasks so that applications do not have to support all authentication functions natively;
•	Enabling an easy migration path from less elegant eAuthentication schemes through higher assurance, including full PKI implementations and Federated Identities; and,
•	Enabling organizations to leverage a Government approved solution.

Software and Authentication Technology

        By leveraging its systems engineering experiences we strive to become one of the nation’s premier systems engineering firms with a specialization in information assurance and security. This is evidenced by the following accomplishments:

•	Our ORC subsidiary was distinguished as the first designated DoD Interim External Certificate Authority (IECA-1) and more recently the first US Government External Certificate Authority.
•	Our ORC subsidiary is distinguished as one of only three GSA Access Certificates for Electronic Services contract recipients.
•	Our ORC subsidiary is distinguished as the first commercial GSA eAuthentication Service Provider.
•	Our ORC subsidiary has been engaged as the lead systems engineer for the DoD PKI, which is currently issuing 15,000 to 20,000 Common Access Cards (with DoD certificates) daily.

        Our ORC subsidiary is certified by the GSA eAuthentication Program Management Office as an eAuthentication Service Provider to facilitate public access to the services offered by Government agencies through use of information technologies, including on-line access to computers for purposes of reviewing, retrieving, providing, and exchanging information. Our ORC subsidiary offers various authentication credentials that include Userid/Password (Level 1 and 2 assurance), as well as digital Certificates (Level 3 assurance).

        ORC’s eAuthentication, defined by the “System Security Plan for Operational Research Consultants (ORC) Information Assurance/ Identity Management (IA/ IDM)©” supports multiple authentication methods, from Level 1 Userid/ Password to Level 3 Digital Certificates to authenticate users and validate their credentials. Real-time consumer and business authentication methods are used to extend ORC’s eAuthentication offering, allowing an organization to address broad audiences of users for eGovernment and internal applications in a timely manner. These are proven capabilities that are compliant with existing laws and regulations that can be integrated and rapidly deployed. ORC’s eAuthentication services apply a variety of proven methods that can be incorporated and validated quickly, developing confidence among your users and relying application.

        ORC is certified as a trusted third party under the US Government ECA program, as defined by the “ORC External Certification Authority (ECA) Certification Practice Statement©” and the “ORC External Certification Authority (ECA) Key Recovery Practice Statement©". ORC is currently the only ECA authorized to issue Server (Device) Certificates and Code Signing Certificates, in addition to personal certificates:

•	Server Certificates provide trusted verification of the identity of web/application servers and enable those servers to support encrypted (Secure Sockets Layer) transaction protection.
•	Code Signing Certificates provide trusted verification of the integrity of software and documents.

        ORC is a certified trusted third party under the GSA ACES program to provide digital certificates to the citizenry of the United States, as defined by the “ORC ACES Certification Practice Statement©". The ACES certificates are available to provide each and every American citizen, as well as Federal, State and Local government and business entities the accepted digital certificate to conduct business electronically with Federal agencies such as the Veteran’s Administration, Social Security Administration and any other agency offering services via the Internet. In addition to the ACES contract, ORC is authorized as a trusted third party to sell ACES certificates directly to the business and private citizen communities. This offering is currently migrating to an ORC ACES/Shared Service Provider (SSP) capability that will expand the ACES program to offering full B2G and G2G PKI services.

        The documents, described above, define the system and process intellectual property that allows us to be the leader in this market.

        Our ability to successfully expand requires significant revenue growth from increased services performed for existing and new clients, as well the potential for strategic acquisitions and/or mergers. The realization of these events depends on many factors, including successful strategic sales and marketing efforts and the identification and acquisition of appropriate businesses. Any difficulties encountered in our expansion through successful sales and marketing efforts and/or acquisitions could have an adverse impact on our revenues and operating results.

Clients

        Our commercial client base is located predominantly in the MidWestern region of the United States, while the government client base is located in the East Coast region of the United States. We have experience and expertise in the successful completion and staff augmentation of projects in the following industries: federal government agencies and associated contractor/suppliers, manufacturing, consumer product goods, direct marketing, healthcare and financial services.

        Historically we have derived, and may continue to derive in the future, a significant percentage of our total revenues from a relatively small number of clients. For the nine months ended September 30, 2005, one customer, The Department of Homeland Security, represented 18% of our revenues, and we therefore are materially dependent on such customer. During 2004, two customers, Abbott Laboratories and The Department of Homeland Security individually represented 12% and 11% of revenues, respectively. During 2003, four customers, Abbot Laboratories, Spencer Stuart, Manpower, and Baxter Healthcare, individually represented 18%, 14%, 13%, and 13% of revenues, respectively. Due to the nature of our business and the relative size of certain contracts which are entered into in the ordinary course of business, the loss of any single significant customer may have a material adverse effect on results. Further, with the acquisition of ORC, we have expanded our clientele dramatically with the following additional clients:

•	United States Treasury
•	United States Patent & Trademark Office
•	Administrative Office of U.S. Courts
•	Department of Agriculture
•	Census Bureau
•	Maritime Administration
•	General Services Administration
•	Commonwealth of Pennsylvania
•	Northrop Grumman IT
•	Lockheed Martin
•	Boeing
•	Maryland Procurement Office
•	Central Intelligence Agency
•	Department of Defense
°	Defense Information Systems Agency
°	Dependent Schools System
°	White House Communication Agency
°	U.S. Navy
°	U.S. Marine Corps
°	U.S. Air Force
°	U.S. Army
°	U.S. Coast Guard

Marketing and Sales

        We focus sales and marketing efforts on targeting federal government and corporate clients with significant IT budgets and requirements. While we perform work for companies in various industries, the majority of our revenues for 2003, 2004, and the first nine months of 2005 were derived from contracts and projects with manufacturing clients, consumer products clients, healthcare clients, and financial services clients. Prospectively, we expect a majority of our revenue to be derived from contracts with the federal government and related contracting opportunities.

        We market our solutions through our direct sales force, and alliances with several strategic partnerships in specific industries. The direct sales force is responsible for providing highly responsive, quality service and ensuring client satisfaction with our services. Strategic partnerships and alliances provide us with additional access to potential clients.

        Because time is of the essence (and cost is always a factor), we believe our proven CIEI© and services will scale well to the commercial market. By eliminating the lead-time needed to become operational while waiting for in-house development efforts, we can enable an organization to quickly deploy a fully operational capability, providing the highest levels of I&A of users and devices, securing of sensitive data, time-stamping and archiving of data, and an auditable process flow. Further, the credentials used to accomplish all of these requirements are interoperable with any other agency or organization choosing to accept Federal-compliant credentials. And, of equal or greater importance, because the trial and error phase has been previously facilitated, the resulting answers can be immediately gleaned, thereby mitigating overall costs dramatically.

Backlog

Through our operating subsidiaries we maintain a significant backlog of multiple award government contracts that include:

GSA contracts that allow us to actively market specific tasking and initiative throughout the Federal Government, including:

•	Access Certificates for Electronic Services (ACES), Contract Number GS00T99ALD0007, http://aces.orc.com/
•	Information Technology Professional Services FSC Group 70, Contract Number GS-35F-0164J, http://www.orc.com/contract_vehicles/gsa_fss/it/index.html
•	Worldwide FSS for Professional Engineering Services (PES) FSC Class 871, Contract Number GS-23F-0162L, http://www.orc.com/contract_vehicles/gsa_fss/pes/index.html
•	GSA Solutions and More (SAM) FSC Group 61 Part V, Contract Number GS-07F-0099L, http://www.orc.com/contract_vehicles/gsa_fss/s&m/index.html

We also hold various Government OMNIBUS contracts through our ORC subsidiary, including:

•	Naval Sea Systems Command multiple award SEAPORT
•	US Air Force ITSP
•	Pennsylvania

We also hold contracts with specific Government agencies, including:

•	Naval Supply Systems Command
•	Department of Homeland Security
•	US Patent and Trademark Office (Subcontract to PPC)
•	Defense Information Systems Agency (Subcontract to Tangible)
•	US Air Force PKI System Project Office (Subcontract to Anteon)

        Additionally, ORC has over two-dozen iDentity Management and eAuthentication Services© pricing agreements with commercial companies for lots of 1,000, 5,000 and 10,000 credentials and associated services in various stages of agreement. The iDentity Management and eAuthentication Services© are expected to be our largest growth market.

        We also hold several non-governmental contracts and preferred vendor relationships with major international corporations to provide IT manpower, consulting support and various outsourcing services.

        The dollar amount of our backlog orders believed to be firm as of December 31, 2005 and December 31, 2004 were approximately $6.6 million and $6.0 million, respectively. The portion of backlog reasonably expected to be filled during 2006 is $6.6 million.

Government Contracts

        Our contracts with the U.S. Government, and many contracts with other government entities, permit the government client to modify, curtail or terminate the contract at any time for the convenience of the government or for default by the contractor. If a contract is terminated for convenience, we are generally reimbursed for our allowable costs through the date of termination and are paid a proportionate amount of the stipulated profit or fee attributable to the work actually performed. Although contract and program modifications, curtailments or terminations have not had a material adverse effect on us in the past, no assurance can be given that such modifications, curtailments or terminations will not have a material adverse effect on our financial condition or results of operations in the future.

        In addition, the U.S. Government and other government entities may terminate a contract for default. If a contract is terminated for default, we may be unable to recover amounts billed or billable under the contract and may be liable for other costs and damages. Although terminations for default have not had a material adverse effect on us in the past, no assurance can be given that such terminations will not have a material adverse effect on our financial condition or results of operations in the future.

Competition

        The market for the services that we provide is highly competitive, includes a large number of competitors, and is subject to rapid change. Our primary competitors include participants from a variety of market segments, including publicly and privately held firms, large accounting and consulting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, and other general management consulting firms. Increasingly, companies with third-world and emerging markets operations bases are also targeting this market. Competition generally is based on quality, timeliness, cost of services, and relevant targeted expertise.

        With relation to systems engineering in the governmental sector, our long-range concern is the uncertainty in the Federal budget, and its impact upon competition among the many contractors. We believe that the best way to meet the challenge of this market is to maintain a low overhead, employ quality personnel, and continue to deliver a product of the highest quality. Many corporations that play in this market have reputable corporate histories and a great number of employees from which to draw. They have the ability to absorb losses in operation. Additionally, they have an established network to assimilate data and formulate strategy in today’s competitive environment. Their strength is often their mass, that gives them flexibility in both proposing and responding to new requirements. Also, while there are advantages to being small, name recognition is a problem in major contracts even if performance is in our favor.

        However, many of these same corporations have higher overhead costs. They have policies and procedures in effect that quite frequently cause a longer response time to meet the needs of the customer. Management personnel are far removed from their workforce thus fostering employee dissatisfaction.

        Within the information security market the competition is still minimal. The most significant competition is in the planning and analysis portion of the market, which many of the same companies refer to above, also play, such as: Booz-Allen Hamilton, SAIC, CACI/ AMS, BAE Systems, Northrop Grumman, etc. However, the market that we provide our CIEI© products and services has limited competition. Most of that competition (that includes: Verisign, Digital Signature Trust, BeTrusted, and GeoTrust) are focused on low to medium levels of assurance. We believe we are presently the only company that has satisfied all of the certification requirements to serve the more meaningful medium to high level assurance market, and we believe that we maintain a twelve to eighteen month advantage over our competition.

        Additionally, we believe our advantages in each of the markets described above are two-fold: highly experienced personnel; and relatively low overhead. Our professional staff have a proven record of success in meeting service needs of both private industry and public sector clients. Our senior staff personnel include advanced degrees in science, engineering, and operations research, specializing in the resolution of complex operational problems. Experienced personnel, competitive overhead, and being first to market will allow us to be very competitive.

Intellectual Property

        Our intellectual property primarily consists of methodologies developed for use in application development solutions. The services, described above, define the system and process intellectual property that allows us to be the leader in our markets. Our ORC subsidiary holds a Patent for a Digital Parsing Tool that provides a secure repository gateway that will allow users, including first time users, the ability to immediately establish and access accounts by presenting their certificates to a directory validated by the gateway. In this manner, we rely upon a combination of trade secrets, copyright and trademark laws, and contractual restrictions to establish and protect the ownership of our proprietary methodologies. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and clients. As the number of our competitors increase, the likelihood that such competitors will use similar methodologies increases. Although our methodologies have never been subject to an infringement claim, there can be no assurance that third parties will not assert infringement claims against us in the future; that the assertion of such claims will not result in litigation; or that we would prevail in such litigation or be able to obtain the license for the use of any allegedly infringed intellectual property from a third party on commercially reasonable terms. Further, regardless of its outcome, litigation can result in substantial costs and divert management’s attention from our operations. Although we are not aware of any basis upon which a third party could assert an infringement claim, any infringement claim or litigation could materially adversely affect our business, operating results and financial condition.

Personnel

        As of December 31, 2005, we had 71 full time employees and 4 part-time employees, including 7 persons in sales and recruiting, 62 persons in consulting, and 6 persons in management and administration. We also periodically employ additional consultants and temporary employees.

        Our facilities are located in areas populated by military (both retired and active duty) and highly skilled civilian personnel. Potential employees possessing the unique qualifications required are readily available for both part-time and full-time employment. The primary method of soliciting personnel is through recruiting resources directly utilizing all known sources that include electronic databases, public forums, and personal networks of friends and former coworkers.

        We believe that our future success will depend in part on our continued ability to attract and retain highly skilled managerial, technical, sales and support personnel. There can be no assurance that we will be able to continue to attract and retain personnel necessary for the development of our business. We generally do not have employment contracts with our employees, but we do maintain employment agreements with our key employees. However, confidentiality and non-disclosure agreements are in place with many of our employees. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

        Our principal executive office consists of approximately 3,500 square feet of office space located at One Lincoln Centre, Suite 1100, Oakbrook Terrace, Illinois, which is leased through July 2007 for approximately $3,500 per month. Rent in 2003, under a prior sublease for the office at One Lincoln Centre was approximately $66,000. Rent in 2004 was approximately $65,000.

        Our ORC subsidiary has its principal offices at 1723 South Park Court, Chesapeake, Virginia in approximately 2,400 square feet under a lease that expires on April 30, 2006. The annual rent for this office is approximately $26,400, plus a pro rata share of increases in real estate taxes and operating expenses.

        ORC also maintains two secure facilities in the Northern Virginia area. The Alexandria office is located at 1625 Prince Street, Suite 350, Alexandria, Virginia. This office is currently leased through January 31, 2008 for approximately $7,400 per month. The Fairfax office is located at 11250 Waples Mill Road, South Tower, Suite 210, Fairfax, Virginia 22030. The lease for this office expires February 28, 2009 and costs approximately $28,000 per month. The Alexandria office consists of approximately 3,100 square feet of office space and the Fairfax office consists of approximately 11,900 square feet of office space. A pro rata share of increases in real estate taxes and operating expenses are also paid for these offices.

        Access to ORC’s secure facilities is restricted to authorized personnel. All unknown or unidentified persons are accompanied or challenged by personnel to prevent unauthorized access and/or disclosure of sensitive data. Non-cleared maintenance and cleaning personnel are escorted at all times while in central computer rooms and facilities. ORC employs five levels of physical access control and two separate physical access alarm systems:

Level 1 – ORC facilities are located in two buildings each employing security-guarded entrances during normal working hours and 24-hour security patrolling the premises after hours and on weekends. Proximity card access is required after hours for building and elevator access. Cameras are located at all entry points.

Level 2 – ORC proximity cards, issued to all employees requiring access to ORC general access areas, activate the card reader at the suite doors. Cameras are located at all entry points.

Level 3 – ORC personnel who have successfully completed the required screening process validating a routine requirement to work in the operations center are granted access controlled by ORC proximity card readers programmed for this level.

Level 4 – ORC personnel who have successfully completed the required screening process validating a routine requirement to work in this level and have met the appropriate “clearance” requirements are granted access to this level controlled by ORC proximity readers programmed for this level. All personnel must present their proximity card to enter and leave this level. (Note: Level 3 and 4 are combined in ORC’s secondary facility.)

Level 5 – ORC personnel who have successfully completed the required screening process and authorized to work on equipment and have met the appropriate “clearance”requirements, are granted access to this controlled area via cipher/ proximity reader lock programmed for this level. All personnel must log in and log out when they enter and leave this level.

        A GSA approved five-drawer security container (Mosler Safe), located at each ORC facility, provides physical protection of information related to the privileged access roles. At least two parties are necessary to do any key management or audit log operations. Separation of activation mechanism components is protected in separate safe drawers accessible only to personnel in each separate role. A security check of the facility housing the ORC IA/ IDM resources is made at least once every 24 hours.

        All of ORC’s facilities maintain an interim Top Secret Facility Clearance.

        During 2000, several of our offices were closed and their leases were either sublet, assigned, or have expired. The Michigan office lease located at 32000 Northwestern Highway, Suite 165, Farmington Hills, Michigan was sublet to Galaxy Builders in June 2000 on the same terms as the primary lease for that location. Annual rent in 2004 for that property was approximately $38,400 and the lease expired on February 24, 2004. The lease for our former corporate headquarters office located at 20251 Century Boulevard, Germantown, Maryland was assigned on December 1, 2000 to GHG Holdings, Inc., and such assigned lease expired on September 30, 2005.

        We believe that we can obtain additional facilities required to accommodate our projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that we will be able to do so.

Acquisitions During 2004

Acquisition of Chesapeake Government Technologies, Inc.

        On April 30, 2004, we closed the acquisition of all the issued and outstanding shares of Chesapeake Government Technologies, Inc. (“Chesapeake”), pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 2004, which we entered into with Chesapeake Acquisition Corporation, Chesapeake and Mark Fuller, John Crowley and Jay Wright, who were the sole stockholders of Chesapeake. We issued 4,082,980 shares of Common Stock to Messrs. Fuller, Crowley and Wright as the sole stockholders in consideration for all of the issued and outstanding shares of Chesapeake owned by them. In conjunction with this closing, the sole stockholders also entered into an escrow agreement with us and deposited 3,266,384 shares of the 4,082,980 newly issued shares of Common Stock into escrow.

        The 3,266,384 shares of Common Stock placed into escrow may be released to Messrs. Fuller, Crowley and Wright in the event of the satisfaction of certain conditions set forth in the merger agreement, which provides that during the period commencing after the closing of the merger and ending on December 31, 2005, the 3,266,384 shares of common stock will be released to Messrs. Fuller, Crowley and Wright in a ratio based on the amount of revenues actually received by us from the business acquired from Chesapeake. We may extend the December 31, 2005, escrow expiration date for one additional year in the event we determine that Messrs. Fuller, Crowley and Wright have achieved certain performance levels in the latter part of 2005. In the event we do not receive certain levels of revenues from the business acquired from Chesapeake, then any of the 3,266,384 shares of Common Stock to which Messrs. Fuller, Crowley and Wright have not become entitled to receive will be returned to us. As of December 31, 2004, Messrs. Fuller, Crowley and Wright earned 454,398 common shares, which were released from escrow after the filing of the Company’s Form 10-K financial statements for the year ended December 31, 2004. As of September 30, 2005 Messrs. Fuller, Crowley and Wright have earned 1,366,191 shares of Common Stock, which are held in escrow and will be released after the filing of the Company’s Form 10-K financial statements for the year ended December 31, 2005.

        The merger agreement also provides that in the event the revenues actually received by us from the business acquired from Chesapeake equals or exceeds certain levels before December 31, 2005, then we will prepare a proxy statement for our next ensuing Annual Meeting of Stockholders to ask stockholders to vote upon a proposal to increase the size of the Board of Directors from a total of seven persons to a total of nine persons, with one of the candidates for such two newly created director positions to be nominated by the sole stockholders and with the other candidate to be mutually agreed upon between us and the sole stockholders; provided, however, that at any time after Messrs. Fuller, Crowley or Wright are no longer employed by us, then the persons who are serving on our Board of Directors as designees of Messrs. Fuller, Crowley and Wright shall resign from their positions as directors of WidePoint. The Company terminated the employment/consulting agreements of Messrs. Wright, Crowley and Fuller in April of 2005. Messrs. Fuller and Crowley resigned their positions as directors of Widepoint in April of 2005.

        Pursuant to the terms of the merger agreement, we entered into employment/non-competition agreements with each of Mark Fuller and John Crowley and a consulting agreement with Jay Wright. As part of the potential compensation that may be earned by each of Messrs. Fuller, Crowley and Wright, we issued to each such person a warrant to purchase 1,814,658 additional shares of Common Stock at an exercise price of $0.235 per share, with each such warrant only being exercisable in the event that the revenues actually received by us from the business acquired from Chesapeake exceed the maximum levels required for the sole stockholders to receive all of the 3,266,384 shares of Common Stock placed in escrow.

Acquisition of Operational Research Consultants, Inc.

        On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc. (“ORC”) a privately held IT and engineering firm providing mission-critical sensitive and strategic information security solutions to the United States Government. To finance the acquisition, we completed a convertible preferred financing with Barron, an accredited investor, and utilized a line of credit which we maintain with RBC-Centura Bank. We entered into a stock purchase agreement with ORC and Fred Thornton, Richard Montgomery and Daniel Turissini, the sole stockholders of ORC, to effectuate the acquisition, and entered into a preferred stock purchase agreement and a registration rights agreement with Barron in connection with the financing.

        Pursuant to the stock purchase agreement we entered into with ORC and Messrs. Thornton, Montgomery and Turissini, we agreed to purchase and acquire all of ORC’s outstanding common stock. In consideration for the ORC stock, we paid Messrs. Thornton, Montgomery and Turissini an aggregate of $5,000,000 payable in a combination of cash, promissory note and Common Stock, less a receivables holdback. The receivables holdback will be held in escrow and released at certain milestone dates over a three-year period pursuant to a certain formula. The promissory note was extinguished in November of 2004. The consideration paid for ORC was reduced by $298,000 as of June 30, 2005 to reflect adjustments attributable to ORC’s net working capital deficit at the time of the acquisition and other adjustments related to the settlement of ORC’s outstanding purchase accounting escrow items.

Departure of Directors or Principal Officers.

        As of April 8, 2005, Mark Fuller and John Crowley resigned from the Board of Directors of WidePoint pursuant to the contractual terms of an Agreement and Plan of Merger, dated March 24, 2004, by and among WidePoint and Chesapeake Government Technologies, Inc., a corporation formerly owned by Messrs. Fuller, Crowley and Jay Wright, as a result of notices terminating the employment and/or consulting agreements we entered into with such persons.

Legal Proceedings

        We are not involved in any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth (i) the names and ages of our current executive officers and directors; (ii) the position(s) presently held by each person named; and (iii) the principal occupations held by each person named for at least the past five years.

Name	Age	Position
Steve L. Komar	64	Chief Executive Officer and Chairman
James T. McCubbin	41	Vice President, Chief Financial Officer, Secretary and Director
James M. Ritter	61	Director and Assistant Secretary
G.W. Norman Wareham	52	Director
Mark Mirabile	43	Vice President, Chief Operations Officer and Director
Daniel Turissini	46	Chief Executive Officer and President-Operational Research Consultants, Inc.

        Steve L. Komar has served as a director since December 1997 and became Chairman of the Board of Directors in October 2001. Mr. Komar has also served as Chief Executive Officer since December 2001. From June 2000 until December 2001, Mr. Komar served as a founding partner in C-III Holdings, a development stage financial services company. From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company that provides advanced data processing services and related products to the financial industry. From 1980 to 1991, Mr. Komar served in a number of financial management positions with CitiGroup, including the role of Chief Financial Officer of Diners Club International and Citicorp Information Resources, respectively. Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.

        James T. McCubbin has served as a director and as our Secretary and Treasurer since November 1998. Since August 1998, Mr. McCubbin has also served as our Vice President and Chief Financial Officer. Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as Vice President, Controller, Assistant Secretary and Treasurer. Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial management positions with several companies in the financial and government sectors. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

        James M. Ritter has served as a director since December 1999 and as Assistant Secretary since December 2002. Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation. Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

        G.W. Norman Wareham has served as a director since December 1997. Mr. Wareham served as Vice President, Secretary and Chief Financial Officer from September 1996 until August 1998. Mr. Wareham is President of Wareham Management Ltd. and provides management consulting and accounting services to public companies in Canada and the United States. Mr. Wareham is a certified general accountant and has been engaged in the public practice of accounting for over 20 years.

        Mark Mirabile has served as a director since his appointment in April 2002. Mr. Mirabile has also served as Vice President and Chief Operations Officer since December 2001. From June 2000 to November 2001, Mr. Mirabile served as Vice President of Sales and Marketing. Prior to that time, from November 1992 to May 2000, Mr. Mirabile served as the Vice President of Eclipse Information Systems, Inc., a wholly-owned subsidiary of WidePoint. Mr. Mirabile was a co-founder of Eclipse Information Systems, Inc. prior to its acquisition by WidePoint in December 1998. Mr. Mirabile has over 20 years experience in IT at both the executive and technical levels. He has an Associates Degree in Applied Science-Accounting from Daley Community College in Chicago.

        Mr. Turissini has served as the Vice President and Chief Technology Officer of WidePoint since December 2005. Mr. Turissini has also served as the Chief Executive Officer of Operational Research Consultants, Inc. (“ORC”), a wholly-owned subsidiary, since our acquisition of ORC on October 25, 2004. Mr. Turissini was a founding partner of ORC in 1991 and served as ORC’s Chief Operations Officer since its inception. An innovator in systems engineering and integration, Mr. Turissini has focused in the field of Information Assurance and Information Security while at ORC. While under his leadership, ORC has played a key systems integrator role for the DoD Public Key Infrastructure (PKI), the standard information assurance program being implemented across all branches of the DoD (a user community of approximately 36 million personnel, devices, and applications) and has been certified as the first of three certificate authorities for the Department of Defense’s External Certificate Authority (ECA) program and by the General Services Administration to provide Access Certificates for Electronic Services (ACES). From 1982 until 1991, Mr. Turissini held various systems engineering and acquisition management positions in support of the U.S. Federal Government with a variety of companies including Tracor Applied Sciences, Inc., National Technologies Associates, Inc., and Gibbs and Cox, Inc. From 1981 to 1982, Mr. Turissini served in the Merchant Marine on various vessels as Engineer and Mate. Mr. Turissini is a graduate of the United States Merchant Marine Academy with a Bachelor of Science Degree in Engineering and holds a Masters of Engineering Administration from The George Washington University.

        Our executive officers are elected by and serve at the discretion of the board of directors. There are no family relationships among any of our executive officers or directors.

Code of Ethics

        The Board of Directors recently adopted a code of ethics for the chief executive and principal financial and accounting officers. We have posted a copy of the code on our website located at www.widepoint.com.

Executive Compensation

        The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Chief Executive Officer as well as the executive officers at December 31, 2005 whose annual salary and bonus in 2005 exceeded $100,000.

Summary Compensation Table
					Long-Term Compensation
Annual Compensation					Awards		Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Other Annual Compensation(1) ($)	(f) Restricted Stock Award(s) $	(g) Securities Underlying Options (#)	(h) LTIP Payouts ($)
Steve Komar	2005	$ 40,000	$ 31,000	$ -0-	$-0-	1,333,333	$ -0-
Chief Executive	2004	$ 40,000	$ 12,000	$ -0-	$-0-	0	$ -0-
Officer and President	2003	$ 40,000	$ 22,000	$ -0-	$-0-	100,000	$ -0-

James McCubbin	2005	$119,000	$ 27,500	$ -0-	$-0-	1,333,333	$ -0-
Vice President & Chief	2004	$119,000	$ 31,500	$ -0-	$-0-	0	$ -0-
Financial Officer	2003	$119,000	$ 31,500	$ -0-	$-0-	0	$ -0-

Mark Mirabile	2005	$119,000	$ 27,500	$ -0-	$-0-	1,333,333	$ -0-
Vice President & Chief	2004	$119,000	$ 0	$ -0-	$-0-	0	$ -0-
Operations Officer	2003	$119,000	$ 43,500	$ -0-	$-0-	0	$ -0-

Dan Turissini (2)	2005	$225,000	$ 0	$ -0-	$-0-	500,000	$ -0-
Vice President & Chief	2004	$ 37,500	$ 0	$ -0-	$-0-	0	$ -0-
Technology Officer

1	Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person’s annual salary and bonuses for 2004.
2	Mr. Turissini's employment with WidePoint commenced upon the acquisition of ORC by WidePoint in October 2004.

        The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2005 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

Option Grants Table
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price($/SH)(3)	Expiration Date	0%	5%	10%
Dan Turissini	500,000	55.5%	$0.76	9/14/2015	$ 0	$235,835	$597,653

(1) The reported amount consists solely of an option granted under our 1997 Stock Incentive Plan. The option vested on December 31, 2005 and expires on September 14, 2015.

(2) Based on options and warrants for a total of 900,000 shares of Common Stock granted to all employees or directors in 2005.

(3) The per share exercise price is equal to the fair market value per share of Common Stock on the date of grant of the option.

(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of five years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of our Common Stock, overall stock market conditions, and the optionee’s continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

        The following Option Exercises and Year-End Value Table is set forth herein because it sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2005. No options were exercised by such persons during 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table
(a) Name	(b) Number of Shares Acquired on Exercise	(c) Value Realized ($)	(d) Number of Securities Underlying Unexercised Options at FY-End (#) (1) Exercisable/Unexercisable	(e) Value of Unexercised In-The-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable (2)
Steve Komar	-0-	-0-	1,933,333/0(3)	$3,971,333 / $0

James McCubbin	-0-	-0-	1,834,333/0(4)	$3,709,223 / $0

Mark Mirabile	-0-	-0-	1,834,333/0(5)	$3,709,223 / $0

Dan Turissini	-0-	-0-	500,000/0(6)	$745,000 / $0

(1)	The reported options were granted to the named executive officer under our 1997 Stock Incentive Plan (the “Plan”).

(2)	Market value of underlying shares at December 31, 2005, minus the exercise price.

(3)	The above-reported options entitle Mr. Komar to purchase (i) 500,000 shares of Common Stock that may be purchased by Mr. Komar at a price of $0.07 per share until July 7, 2012, pursuant to a stock option grant to him on January 7, 2002, (ii) 50,000 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003, (iii) 50,000 shares of Common Stock at an exercise price of $0.13 per share through December 31, 2013 pursuant to a stock option granted to him on December 31, 2003, and (iv) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 13, 2009 pursuant to a warrant issued to Mr. Komar on July 14, 2004.

(4)	The above-reported options entitle Mr. McCubbin to purchase (i) 500,000 shares of Common Stock that may be purchased by Mr. McCubbin at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (ii) 1,000 shares of Common Stock that may be purchased by Mr. McCubbin at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000 and (iii) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 13, 2009 pursuant to a warrant issued to Mr. McCubbin on July 14, 2004.

(5)	The above-reported options entitle Mr. Mirabile to purchase (i) 500,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (ii) 1,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000 and (iii) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 13, 2009 pursuant to a warrant issued to Mr. Mirabile on July 14, 2004.

(6)	The above-reported options entitle Mr. Turissini to purchase (i) 500,000 share of Common Stock that may be purchased by Mr. Turissini at a price of $0.76 per share until September 14, 2015, pursuant to a stock option grant to him on September 14, 2005.

        No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2005.

Employment Agreements and Arrangements

        On July 1, 2002, we entered into an employment agreement with Steve Komar, our Chief Executive Officer and President. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2005, the second of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $40,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        On July 1, 2002, we entered into an employment agreement with James McCubbin, our Chief Financial Officer. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2005, the second of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (4) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        On July 1, 2002, we entered into an employment agreement with Mark Mirabile, our Chief Operations Officer. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2005, the second of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (4) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        On October 25, 2005, we entered into an employment agreement with Dan Turissini, our Chief Technology Officer and the Chief Executive Officer of our wholly owned subsidiary Operational Research Consultants, Inc. The employment agreement has an initial term expiring on October 25, 2007. The agreement provides for (1) a base salary of $225,000 per year, (2) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (4) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

Stock Options

        1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 our stockholders approved, our 1997 Stock Incentive Plan (the “Plan”), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, “Stock Incentives”). The Plan is administered by the Compensation Committee and initially provided for the grant of Stock Incentives to our officers, key employees and consultants to purchase up to an aggregate of 10,000,000 shares of Common Stock at not less than 100% of fair market value of the Common Stock on the date granted. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the Committee. As of December 31, 2005, options to purchase a total of 3,892,361 shares of Common Stock under the Plan, at prices ranging from $0.07 to $1.35 per share, were outstanding, of which options to purchase 3,219,850 shares were presently exercisable. This does not include 1,333,333 warrants granted and vested to each Messrs. Komar, McCubbin, and Mirabile, which were not issued under the 1997 Stock Incentive Plan.

        1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 our stockholders approved, our 1997 Directors Formula Stock Option Plan (the “Director Plan”). Other than Messrs. Wareham and Ritter, directors who are not employed by us and who do not perform services for us are eligible to receive options under the Director Plan. The Director Plan is administered by a committee that presently consists of Messrs. Komar and McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan. During 2004, options granted to and vested with the directors were returned to us. There are no options presently outstanding under the Director Plan.

        Other Options. Options were granted on April 21, 2003 by the Board of Directors outside of the Director Plan to Messrs. Ritter and Wareham, who abstained from voting on such matter, for each of Messrs. Ritter and Wareham to purchase (i) 50,000 shares of Common Stock at a price of $0.09 per share through April 21, 2013, of which options to purchase 25,000 shares vested on July 21, 2003, 12,500 shares vested on April 21, 2004, and the remaining 12,500 shares vested on April 21, 2005, and (ii) 50,000 shares of Common Stock at a price of $0.13 per share through December 31, 2013 with all of the shares vesting on December 31, 2004.

Directors’ Fees

        Directors who are not also officers or employees receive an annual fee of $12,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned as of December 31, 2005 by: (i) each person known to be the beneficial owner of 5% or more of such class of securities, (ii) each director and (iii) all directors and officers as a group.

Directors, Nominees and 5% Stockholders	Number of Shares of Common Stock (1)	Percent of Outstanding Common Stock (1)
Endurance Partners, (Q.P.), L.P. (2)	2,364,600	5.2%
Steve Komar (3)	2,798,833	6.1%
Norman Wareham (4)	75,000	0.1%
James McCubbin (5)	2,699,333	5.9%
James Ritter (6)	100,000	0.1%
Mark Mirabile (7)	2,869,333	6.3%
Daniel Turissini (8)	1,375,000	3.0%
All directors and
officers as a group
(6 persons) (9)	9,917,499	21.8%

(1)	Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2)	The address of Endurance Partners, (Q.P.), L.P. is 4514 Cole Avenue, Suite 808, Dallas, Texas.

(3)	Includes (i) 865,000 shares of Common Stock purchased by Mr. Komar on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 500,000 shares of Common Stock that may be purchased by Mr. Komar at a price of $0.07 per share until July 7, 2012, pursuant to a stock option grant to him on January 7, 2002, (iii) 50,000 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003, (iv) 50,000 shares of Common Stock at an exercise price of $0.13 per share through December 31, 2013 pursuant to a stock option granted to him on December 31, 2003, with all such shares fully vesting on December 31, 2004 or by an earlier vesting decision as may be granted by the Compensation Committee, and (v) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004.

(4)	Includes (i) 25,000 shares of Common Stock that may be purchased by Mr. Wareham at a price of $0.09 per share until April 24, 2013, pursuant to a stock option granted to him on April 24, 2003 under the Plan, and (ii) 50,000 shares of Common Stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003.

(5)	Includes (i) 865,000 shares of Common Stock purchased by Mr. McCubbin on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 500,000 shares of Common Stock that may be purchased by Mr. McCubbin at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (iii) 1,000 shares of Common stock that may be purchased by Mr. McCubbin at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000, and (iv) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004.

(6)	Includes (i) 1,500 shares of Common Stock owned directly by Mr. Ritter, (ii) 50,000 shares of Common Stock that may be purchased by Mr. Ritter at a price of $0.09 per share until April 24, 2013, pursuant to a stock option granted to him on April 24, 2003 under the Plan, and (iii) 50,000 shares of Common Stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003.

(7)	Includes (i) 865,000 shares of Common Stock purchased by Mr. Mirabile on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 170,000 shares of Common Stock issued to Mr. Mirabile in December 1998 in connection with our prior acquisition of Eclipse, (iii) 500,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (iv) 1,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000, and (v) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004.

(8)	Includes (i) 875,000 shares of Common Stock issued to Mr. Turissini in connection with our acquisition in October 2004 of Operational Research Consultants, Inc. (“ORC”), and (ii) 500,000 shares of Common Stock that may be purchased by Mr. Turissini at a price of $0.76 per share until September 14, 2015, pursuant to a stock option grant to him on September 14, 2005 . Does not include 1,851,852 shares which are held in escrow and subject to possible return to us in the event ORC does not achieve certain performance levels on a post-closing basis as provided in such acquisition agreements.

(9)	Includes the shares referred to as included in notes (3), (4), (5), (6), (7) and (8), above. Does not include the shares referred to as not included in note (8) above.

Barron Partners Stock Ownership

        In October 2004, we completed a financing with Barron Partners L.P. (“Barron”) for an aggregate amount of $3,580,000, under a preferred stock purchase agreement and related agreements. As a result of the financing, and giving effect to Barron’s conversion of Series A Convertible Preferred Stock and exercise of warrants during April, May, August, September, and December 2005, Barron owns 1,195,713 shares of our Series A Convertible Preferred Stock, which are convertible into a total of 11,957,139 shares of Common Stock and no common shares related to its warrants. As a result of the conversion of Series A Convertible Preferred Stock and the exercise of warrants during April, May, August, September, and December 2005, Barron owns 1,328,572 shares of our Common Stock as of December 31, 2005. Barron’s rights to convert such Series A Convertible Preferred Stock are subject to contractual limitations which restrict its ability to acquire such shares at any time in the event Barron would own more than a total of 4.99% of the outstanding shares of Common Stock following such conversion and/or exercise. The aforementioned restriction may be removed by Barron upon 61 days notice to us from Barron, but in the event that Barron elects to remove such restriction, then Barron and its affiliates can only vote the shares of Common Stock held by Barron and its affiliates which result in Barron and its affiliates having no more than 22% of the total voting power of all outstanding shares of Common Stock at any time. Assuming that Barron elects to remove the restriction on its ability to own no more than 4.99% of the outstanding shares of Common Stock, then in the event Barron were to convert all of its Series A Convertible Preferred Stock into shares of Common Stock, then it would own an aggregate of 29% of the then outstanding shares of Common Stock, subject to the above-described voting restriction.

Certain Relationships and Related Transactions

Promissory Notes with Executive Officers of the Company

        Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Messrs. Komar, McCubbin and Mirabile, the Company privately sold 865,000 shares of Common Stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration for the issuance by each such person to the Company of a three-year full-recourse promissory note in the principal amount of $181,650 (which equals $0.07 per share, being the closing price of the Common Stock on July 8, 2002) and bearing interest at 5% per annum, with equal annual principal payments of $60,550 being due on July 5th of each year. In 2002, the largest aggregate amount of indebtedness outstanding under these promissory notes equaled the total of the following approximate amounts for each such person: Mr. Komar – $64,000; Mr. McCubbin – $64,000; and Mr. Mirabile – $64,000. In 2003, the largest aggregate amount of indebtedness outstanding under these promissory notes equaled the total of the following approximate amounts for each such person: Mr. Komar – $44,000; Mr. McCubbin – $44,000; and Mr. Mirabile – $44,000. In 2004, the largest aggregate amount of indebtedness outstanding under these promissory notes equaled the total of the following approximate amounts for each such person: Mr. Komar – $24,000; Mr. McCubbin – $24,000; and Mr. Mirabile – $24,000. As of December 31, 2005, there was no amount of indebtedness outstanding under these promissory notes.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock is quoted on the OTC Bulletin Board under the symbol “WDPT” and the Frankfurt and Berlin exchanges under the symbol “ZMX.” From July 5, 2000 to March 1, 2001, our common stock was traded on the NASDAQ SmallCap Market under the symbol “WDPT.”

The stock prices listed below represent the high and low closing bid prices of the Common Stock on the OTC Bulletin Board for each of the periods indicated:

	High	Low
Fiscal Year Ended December 31, 2003
First Quarter ended March 31, 2003	$ 0.17	$ 0.08
Second Quarter ended June 30, 2003	$ 0.19	$ 0.09
Third Quarter ended September 30, 2003	$ 0.14	$ 0.09
Fourth Quarter ended December 31, 2003	$ 0.17	$ 0.09
Fiscal Year Ended December 31, 2004
First Quarter ended March 31, 2004	$ 0.54	$ 0.13
Second Quarter ended June 30, 2004	$ 0.53	$ 0.29
Third Quarter ended September 30, 2004	$ 0.38	$ 0.26
Fourth Quarter ended December 31, 2004	$ 0.86	$ 0.31
Fiscal Year Ended December 31, 2005
First Quarter ended March 31, 2005	$ 0.86	$ 0.62
Second Quarter ending June 30, 2005	$ 1.01	$ 0.62
Third Quarter ending September 30, 2005	$ 1.00	$ 0.76
Fourth Quarter ending December 31, 2005	$ 2.31	$ 0.75
Fiscal Year Ended December 31, 2006
First Quarter (through February 9, 2006)	$ 3.13	$ 2.10

        As of January 20, 2006 there were 200 registered holders of record of our Common Stock. As of February 9, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $2.10 per share.

Dividend Policy

        We have never paid cash dividends on our common stock and intend to continue this policy for the foreseeable future. We plan to retain earnings for use in our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent on our results of operations, financial condition, contractual and legal restrictions and any other factors deemed to be relevant.

SELLING STOCKHOLDERS

        The shares of common stock covered by this prospectus consist of 31,197,139 shares of common stock presently owned by 30 institutional stockholders listed below, including 12,468,567 shares of common stock that are issuable upon (i) the conversion of outstanding shares of Series A Convertible Preferred Stock held by Barron that were issued to it in connection with financings that occurred on October 25, 2004 and October 29, 2004, respectively, and (ii) the exercise of warrants which were issued to Westcap for its services in that transaction. The warrants expire in October 2009. Barron is the only holder of our Series A Convertible Preferred Stock.

        We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may or may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. For purposes of the table set forth below, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

        Barron has the right, subject to certain restrictions, to acquire up to a total of 11,957,139 shares of our common stock, consisting of the conversion of 1,195,713 shares of Series A Convertible Preferred Stock, representing a conversion rate equal to $0.175 per share of common stock. In addition, Barron’s rights to convert its Series A Convertible Preferred Stock are subject to limitations which restrict the ability of Barron to acquire such shares at any time in the event Barron and its affiliates would own more than a total of 4.99% of our outstanding shares of common stock following such conversion, which restriction may be removed upon 61 days notice to us by Barron (such restriction is described in greater detail below under “Description of Capital Stock — Preferred Stock; Warrants”). The following table assumes that all of such shares of Series A Convertible Preferred Stock held by Barron have been converted and all such warrants held by Westcap have been exercised.

        The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby. The offering will terminate when the selling stockholders have sold their shares pursuant to this prospectus or in reliance on exemption or safe harbor available pursuant to the Securities Act or until the shares are freely tradable under the Securities Act.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder(3)	Number	Percentage of Outstanding(4)	Number of Shares of Common Stock Being Offered	Number	Percentage of Outstanding
Barron Partners L.P. (5)	13,285,711	29.2%	13,285,711	0	0%
Goldman, Sachs & Co. (6)	2,000,000	4.4%	2,000,000	0	0%
CRT Capital Group LLC (7)	1,000,000	2.2%	1,000,000	0	0%
AF Capital LLC (8)	1,000,000	2.2%	1,000,000	0	0%
Prism Capital 5, LP (9)	1,000,000	2.2%	1,000,000	0	0%
WPG-Farber Fund, LP (10)	728,000	1.6%	728,000	0	0%
WPG-Farber Institutional Fund, LP (11)	243,100	0.5%	243,100	0	0%
WPG-Farber QP Fund, LP (12)	282,100	0.6%	282,100	0	0%
WPG-Farber Overseas Fund, LP (13)	46,800	0.1%	46,800	0	0%
Hatteras Special Situations Master Fund, Ltd. (14)	814,500	1.8%	814,500	0	0%
Hatteras Special Situations, LP (15)	185,500	0.4%	185,500	0	0%
Core Funds, LP (16)	1,000,000	2.2%	1,000,000	0	0%
JMG Capital Partners, LP (17)	750,000	1.6%	750,000	0	0%
JMG Triton Offshore Fund, Ltd. (18)	750,000	1.6%	750,000	0	0%

First Mirage, Inc. (19)	600,000	1.3%	600,000	0	0%
Triage Offshore Fund, Ltd. (20)	230,000	0.5%	230,000	0	0%
Triage Capital Management, L.P. (21)	105,000	0.2%	105,000	0	0%
Triage Capital Management B, L.P. (22)	165,000	0.4%	165,000	0	0%
Circle T Partners, L.P. (23)	500,000	1.1%	500,000	0	0%
Endurance Partners, (Q.P.), L.P. (24)	2,364,600	5.2%	2,364,600	0	0%
Endurance Partners, L.P. (25)	635,400	1.4%	635,400	0	0%
Ahab Partners, L.P. (26)	430,000	0.9%	430,000	0	0%
Ahab International, Ltd. (27)	570,000	1.3%	570,000	0	0%
Aslan Capital Master Fund, L.P. (28)	500,000	1.1%	500,000	0	0%
Trellus Partner II, L.P. (29)	6,500	0.1%	6,500	0	0%
Trellus Partners, L.P. (30)	162,000	0.4%	162,500	0	0%
Trellus Offshore Fund Limited (31)	331,500	0.7%	331,500	0	0%
River Run Fund, Ltd. (32)	550,000	1.2%	550,000	0	0%
River Run Partners, L.P. (33)	450,000	1.0%	450,000	0	0%
Westcap Securities, Inc. (34)	511,428	1.1%	511,428	0	0%
(1)	Assumes the conversion by the selling stockholders of all of the Series A Convertible Preferred Stock owned by them and the exercise by the selling stockholders of all of the warrants owned by them, notwithstanding the limitation on the right of Barron Partners, LP to convert its Series A Convertible Preferred Stock if Barron Partners and its affiliates would own in excess of 4.99% of the outstanding shares of our common stock following such conversion. Assumes the sale of all such shares of common stock by the selling stockholders.

(2)	Assumes the sale of all such shares of common stock by the selling stockholders.

(3)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

(4)	The percentage of outstanding calculation for Barron Partners L.P. and Westcap Securities, Inc. assumes that all of the shares of common stock underlying their Series A Convertible Preferred Stock and warrants, respectively, are outstanding.

(5)	Barron Partners L.P. is a Delaware limited partnership. The general manager of Barron Partners L.P. is Andrew Barron Worden, who possesses voting and dispositive power over the shares held by Barron Partners L.P. Its principal business office is 730 Fifth Avenue, 9th floor, New York, New York 10019.

(6)	Goldman Sachs & Co. is a New York limited partnership with its principal business office at 30 Hudson Street, Jersey City, New Jersey 07302.

(7)	CRT Capital Group LLC is a Connecticut limited liability company with its principal business office at 262 Harbor Drive, Stamford, Connecticut 06907. Michael Vaughn and J. Christopher Young possess voting and dispositive power over the shares held by CRT Capital Group LLC.

(8)	AF Capital LLC is a Connecticut limited liability limited partnership with its principal business office at 49 Richmondville Avenue, Suite 200, Wesport, Connecticut 06880. Anthony R. Fasone, President of AF Capital LLC, possesses voting and dispositive power over the shares held by AF Capital LLC.

(9)	Prism Capital 5 , L.P. is a Texas limited partnership with its principal business office at 4229 Cochran Chapel, Dallas, Texas 75209. Dennis J. Wong, President, Prism Capital Corp. which is the General Partner of Prism Capital 5, LP and Richard D. Squires, Vice President, Prism Capital Corp. which is the General Partner of Prism Capital 5, LP, possess voting and dispositive power over the shares held by Prism Capital 5, L.P.

(10)	WPG-Farber Fund, L.P. is a Delaware limited partnership with its principal business office at 909 Third Avenue, 32nd Floor, New York, New York 10022. Gerald Farber and Daniel Vandivort possess voting and dispositive power over the shares held by WPG-Farber Fund, L.P.

(11)	WPG-Farber Institutional Fund, L.P. is a Delaware limited partnership with its principal business office at 909 Third Avenue, 32nd Floor, New York, New York 10022. Gerald Farber and Daniel Vandivort possess voting and dispositive power over the shares held by WPG-Farber Institutional Fund, L.P.

(12)	WPG-Farber QP Fund, L.P. is a Delaware limited partnership with its principal business office at 909 Third Avenue, 32nd Floor, New York, New York 10022. Gerald Farber and Daniel Vandivort possess voting and dispositive power over the shares held by WPG-Farber QP Fund, L.P.

(13)	WPG-Farber Overseas Fund, L.P. is a Cayman Islands limited partnership with its principal business office at 909 Third Avenue, 32nd Floor, New York, New York 10022. Gerald Farber and Daniel Vandivort possess voting and dispositive power over the shares held by WPG-Farber Overseas Fund, L.P.

(14)	Hatteras Special Situations Master Fund, Ltd. is a Cayman Islands corporation with its principal business office at 625 Slaters Lane, Suite 204, Alexandria, Virginia 22314. Scott McKay and James Dunn possess voting and dispositive power over the shares held by Hatteras Special Situations Masters Fund, Ltd.

(15)	Hatteras Special Situations, L.P. is a Delaware limited partnership with its principal business office at 625 Slaters Lane, Suite 204, Alexandria, Virginia 22314. Scott McKay and James Dunn possess voting and dispositive power over the shares held by Hatteras Special Situations, L.P.

(16)	Core Funds, L.P. is a Delaware limited partnership with its principal business office at 600 California Street, 9th Floor, San Francisco, California 94108. David Baker possesses voting and dispositive power over the shares held by Core Funds, L.P.

(17)	JMG Capital Partners, L.P. is a California limited partnership with its principal business office at 11601 Wilshire Boulevard, Suite 2180, Los Angeles, California 90025. Jonathan M. Glaser possesses voting and dispositive power over the shares held by JMG Capital Partners, L.P.

(18)	JMG Triton Offshore Fund, Ltd. is a British Virgin Islands company with its principal business office at 11601 Wilshire Boulevard, Suite 2180, Los Angeles, California 90025. Jonathan M. Glaser and Roger Richter possess voting and dispositive power over the shares held by JMG Triton Offshore Fund, Ltd.

(19)	First Mirage, Inc. is a Georgia corporation with its principal business office at 333 Sandy Springs Circle, Suite 230, Atlanta, Georgia 30328. Frank E. Hart, Fred A. Brasch, and David A. Rapaport possess voting and dispositive power over the shares held by First Mirage, Inc.

(20)	Triage Offshore Fund, Ltd. is a Cayman Islands Corporation, with its principal business office at 401 City Avenue, Suite 800, Bala Cynwyd, Pennsylvania 19004. Leon Frenkel, Sr. possesses voting and dispositive power over the shares held by Triage Offshore Fund, Ltd.

(21)	Triage Capital Management, Ltd. is a Delaware limited partnership, with its principal business office at 401 City Avenue, Suite 800, Bala Cynwyd, Pennsylvania 19004. Leon Frenkel, Sr. possesses voting and dispositive power over the shares held by Triage Capital Management, Ltd.

(22)	Triage Capital Management B, L.P. is a Delaware limited partnership with its principal business office at 401 City Avenue, Suite 800, Bala Cynwyd, Pennsylvania 19004. Leon Frenkel, Sr. possesses voting and dispositive power over the shares held by Triage Capital Management B, L.P.

(23)	Circle T. Partners, L.P. is a Delaware limited partnership with its principal business office at 623 Fifth Avenue, Suite 2501, New York, New York 10022. Seth Tobias possesses voting and dispositive power over the shares held by Circle T. Partners, L.P.

(24)	Endurance Partners (Q.P.), L.P. is a Texas limited partnership with its principal business office at 4514 Cole Avenue, Suite 808, Dallas, Texas 75025. Timothy G. Ewing possesses voting and dispositive power over the shares held by Endurance Partners (Q.P.), L.P.

(25)	Endurance Partners, L.P. is a Texas limited partnership with its principal business office at 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Timothy G. Ewing possesses voting and dispositive power over the shares held by Endurance Partners, L.P.

(26)	Ahab Partners, L.P. is a New York limited partnership with its principal business office at c/o Ahab Capital Management, Inc., 299 Park Avenue, New York, New York 10171. Jonathan Gallen possesses voting and dispositive power over the shares held by Ahab Partners, L.P.

(27)	Ahab International , Ltd. is a Bahamas corporation with its principal business office at c/o Ahab Capital Management, Inc., 299 Park Avenue, New York, New York 10171. Jonathan Gallen possesses voting and dispositive power over the shares held by Ahab International, Ltd.

(28)	Aslan Capital Master Fund, L.P. is a Cayman Islands limited partnership with its principal business office at 375 Park Avenue, Suite 1903, New York, New York 10152. Bruce W. Gregory possesses voting and dispositive power over the shares held by Aslan Capital Master Fund, L.P.

(29)	Trellus Partners II, L.P. is a Delaware limited partnership with its principal business office at 350 Madison Avenue, 9th Floor, New York, New York 10017. Adam Usden possesses voting and dispositive power over the shares held by Trellus Partners II, L.P.

(30)	Trellus Partners, L.P. is a Delaware limited partnership with its principal business office at 350 Madison Avenue, 9th Floor, New York, New York 10017. Adam Usden possesses voting and dispositive power over the shares held by Trellus Partners, L.P.

(31)	Trellus Offshore Fund Limited is a Cayman Islands corporation with its principal business office at 350 Madison Avenue, 9th Floor, New York, New York 10017. Adam Usden, Patrick Agemian, and Richard Crawshaw possess voting and dispositive power over the shares held by Trellus Offshore Fund Limited.

(32)	River Run Fund, Ltd is a Cayman Islands corporation with an address of 152 W. 57th Street, 52nd Floor, New York, New York 10019. Ian Wallace possesses voting and dispositive power over the shares held by River Run Fund, Ltd.

(33)	River Run Partners, L.P. is Delaware corporation with an address of 152 W. 57th Street, 52nd Floor, New York, New York 10019. Ian Wallace possesses voting and dispositive power over the shares held by River Run Partners, L.P.

(34)	Westcap Securities, Inc., a registered broker-dealer, was our placement agent in regards to the financing with Barron Partners, L.P. Westcap Securities, Inc. principal business office is 18201 Von Karmen Avenue, Suite 550, Irvine, California 92612. Westcap Securities is a California corporation. Thomas S. Rubin possesses voting and dispositive power over the shares held by Westcap Securities, Inc.

        Goldman, Sachs & Co., CRT Capital Group LLC and Westcap Securities, Inc. are registered broker-dealers and are deemed to be underwriters with respect to their shares. No other selling stockholder is affiliated with a registered broker-dealer. Each of Goldman, Sachs & Co., CRT Capital Group LLC and Westcap Securities, Inc. purchased their shares in the ordinary course of business, and at the time of such purchase, none of the aforementioned organizations had any agreements or understandings, directly or indirectly with any person to distribute the shares.

        On October 25, 2004 and October 29, 2004, we issued and sold an aggregate amount of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000 to certain of the selling stockholders. In connection with these financing transactions, we executed a preferred stock purchase agreement, master amendment, warrant agreements and a registration rights agreement. For a detailed description of these agreements and the financing transactions, please refer to “Business – Acquisitions During 2004” of this prospectus.

PLAN OF DISTRIBUTION

        This prospectus covers 31,197,139 shares of our common stock that are outstanding and held by 30 institutional stockholders, including 12,468,567 shares of our common stock that are issuable to two institutional stockholders upon: (i) the conversion of 1,195,713 shares of our Series A Convertible Preferred Stock into 11,957,139 shares of our common stock, and (ii) the exercise of warrants to purchase up to 511,428 shares of our common stock. We will not realize any proceeds from the sale of the shares by the selling stockholders.

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution;

•	in privately negotiated transactions; and

•	in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are authorized to issue 110,000,000 shares of common stock, $.001 par value per share. As of December 31, 2005, there were 45,575,272 shares of common stock outstanding, held of record by approximately 200 registered stockholders. Our common stock is traded on the OTC Bulletin Board under the symbol “WDPT.” Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares Series A Convertible Preferred Stock and of any additional series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,195,713 shares are outstanding. Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

        The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

        Pursuant to our Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on November 9, 2004, 2,045,714 shares of our preferred stock are designated as Series A Convertible Preferred Stock having the following rights:

        Each share of Series A Convertible Preferred Stock has a conversion rate equal to $0.175 per share and is convertible at the option of the holder into ten shares of common stock.

The conversion of the Series A Convertible Preferred Stock is subject to the following conditions:

•	Subject to waiver, holders of Series A Convertible Preferred Stock do not have the right to convert any portion of the preferred stock to the extent that after giving effect to such conversion, the holder (together with any affiliates of the holder), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. In the event the converted shares when issued and combined with all other shares of common stock beneficially owned by the holder and its affiliates equals, at any time, more than 4.99% of the total number of then outstanding shares of common stock, then for so long as such holder and its affiliates beneficially owns more than 4.99% of the total number of then outstanding shares of common stock, the holder of the converted shares and its affiliates shall have no more than 22% of the total voting power of all outstanding shares of common stock at any time.

        Holders of our Series A Convertible Preferred Stock are entitled to receive a liquidation preference equal to $1.75 per share in the event of the liquidation, dissolution, or winding up of our business.

        Holders of Series A Convertible Preferred Stock are not entitled to voting rights. However, unless approved by the holders of the outstanding Series A Convertible Preferred Stock, we cannot: (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation relating to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Convertible Preferred Stock, (c) amend our certificate of incorporation or other charter documents in breach of the certificate of designations, or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

        Dividends are not payable with respect to the Series A Convertible Preferred Stock.

        Shares of Series A Convertible Preferred Stock are subject to automatic conversion generally under the following circumstances: (i) a change in control of WidePoint, (ii) the consummation of a public offering (with a value of at least $5 million or more) of our common stock, (iii) upon receipt of the consent of all holders of the Series A Convertible Preferred Stock, or (iv) in the event that the fair market value of the outstanding shares of our common stock exceeds $100 million.

        Pursuant to the terms of a preferred stock purchase agreement, master amendment, warrants and other related agreements between us and Barron, on October 25, 2004 and October 29, 2004, we issued and sold, an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000. In April, May, September, October, and December of 2005, Barron converted 750,000 shares of its preferred stock into 7,500,000 shares of common stock, and exercised all of its warrants to purchase 7,428,571 shares of common stock.

Warrants

        Barron Partners L.P. Warrants

        Pursuant to the terms of a preferred stock purchase agreement, master amendment, warrants and other related agreements between us and Barron Partners L.P., or Barron, on October 25, 2004 and October 29, 2004, we issued and sold, an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000. In April, May, September, October, and December of 2005, Barron converted 850,000 shares of its preferred stock into 8,500,000 shares of common stock, and exercised all of its warrants to purchase 7,428,572 shares of common stock. In December 2005, institutional investors to whom Barron transferred the balance of its warrants exercised such warrants to purchase 2,800,000 shares of common stock. The warrants, which expire on October 17, 2009, had a per share exercise price of $0.40.

        The per share exercise price of the warrants issued to Barron is subject to adjustment in certain events including the following:

•	if we declare a dividend or make any distribution to stockholders payable in common stock, subdivide or combine our common stock or reclassify our common stock; or

•	merger, consolidation or reorganization of WidePoint.

        Subject to limited exception, the terms of the agreements underlying the financing with Barron provided that the shares of our common stock which may be acquired by Barron upon its exercise of its warrant to purchase up to 8,228,571 shares of our common stock were subject to restrictions regarding the ability of Barron and its affiliates to acquire shares of common stock whereby as a result of which Barron would own more than a total of 4.99% of the outstanding shares of our common stock at any time. This restriction was removable upon 61 days notice to us from Barron, but in the event Barron elected to remove this restriction, then Barron and its affiliates can only vote the shares of our common stock held by Barron and its affiliates which result in Barron and its affiliates having no more than 22% of the total voting power of all outstanding shares of our common stock at any time.

        Westcap Warrants

        Pursuant to the terms of an agreement we executed with Westcap Securities, Inc. on October 1, 2004 to act as a placement agent for the Company, we agreed to provide Westcap or its designees with warrant coverage of 2.5% of the amount of equity raised under the same terms as Barron. As a result of the Barron financing transaction, we issued warrants to Westcap in October 2004 to purchase 511,428 shares of our common stock at an exercise price of $0.40 per share, which warrants expire in October 2009.

        Chesapeake Warrants

        Pursuant to the terms of the agreement and plan of merger agreement we executed with Chesapeake Government Technologies, Inc., or Chesapeake, on April 30, 2004, we acquired all of the outstanding stock of Chesapeake. In connection with the merger transaction, we issued to each of Mark C. Fuller, John D. Crowley and Jay O. Wright, who together were the prior sole stockholders of Chesapeake, a warrant to purchase up to 1,814,658 shares of our common stock at an exercise price of $0.235 per share, with each such warrant only being exercisable in the event that the revenues received by us from the business acquired from Chesapeake in the merger transaction exceeds certain established threshold levels.

        Management Warrants

        Pursuant to the terms of the warrant agreements we executed on July 14, 2004 with Steve Komar, James McCubbin and Mark Mirabile, we issued to each of them a warrant to purchase 1,333,333 shares of the common stock at $0.235 per share which vested as of December 31, 2005.

Registration Rights

        As part of our issuances of Series A Convertible Preferred Stock and warrants to Barron on October 25, 2004, and October 29, 2004, we executed a registration rights agreement with Barron and granted piggy-back registration rights to Westcap pursuant to which we agreed to register 20,457,140 shares of our common stock issuable upon the conversion of those shares of Series A Convertible Preferred Stock and 10,739,999 shares of our common stock issuable upon the exercise of those warrants. We also agreed with the 26 institutional shareholders who purchased a total of 16,400,000 shares of common stock from Barron in April, May, September, October and December of 2005 that such shares would be covered by this prospectus and such stockholders would be listed as selling stockholders herein.

        Under a registration rights agreement, between Barron and us, related to the stock issuances described in the preceding paragraph, we were obligated to file a registration statement on or prior to December 24, 2004 covering the resale of the shares of our common stock issuable upon conversion and/or exercise of the Series A Convertible Preferred Stock and the warrants issued to Barron in the two above-described transactions. We agreed to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission by April 23, 2005 and thereafter kept effective through October 20, 2007, subject to permissible blackout periods and registration maintenance periods, then we will be required to pay Barron a maximum penalty equaling $20,000 for each month the registration statement is not effective. Barron has waived the penalty through December 31, 2005. With this registration statement and prospectus, we are fulfilling our obligations to register these shares.

Delaware Law And Certain Charter And By-Law Provisions

        We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is (i) a person who, together with affiliates and associates, owns 15% or more of our voting stock or (ii) an affiliate or associate of WidePoint who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is “interested.”

        Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without such meeting only by the unanimous consent of all stockholders entitled to vote on the particular action. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice to WidePoint. The foregoing provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws do not require a greater percentage vote. Our board of directors is classified into three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders to serve for a term of three years or until their successors are elected and take office. Our by-laws provide that the board of directors will determine the number of directors to serve on the board. Our board of directors presently consists of five members.

        Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the fullest extent permitted by the General Corporation Law of Delaware, a director’s personal liability to WidePoint or its stockholders with respect to any act or omission in the performance of his or her duties as a director of WidePoint. Our certificate of incorporation also allows us to indemnify our directors, to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Washington, D.C.

EXPERTS

        The financial statements of WidePoint as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Operational Research Consultants, Inc. as of December 31, 2002 and 2003 and for each of the two years in the period ending December 31, 2003, have been so included in reliance on the report of Stephen Earl Edwards, CPA, independent accountant, given on the authority of him as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF WIDEPOINT CORPORATION	Page
Report of Independent Registered Public Accounting Firm of WidePoint Corporation	F- 2
Consolidated Balance Sheets of WidePoint Corporation as of December 31, 2004 and 2003	F- 3
Consolidated Statements of Operations of WidePoint Corporation for the Years ended
December 31, 2004, 2003, and 2002	F- 4
Consolidated Statements of Changes in Stockholders' Equity of WidePoint Corporation for the Years
ended December 31, 2004, 2003, and 2002	F- 5
Consolidated Statements of Cashflows of WidePoint Corporation for the Years ended
December 31, 2004, 2003, and 2002	F- 6
Notes to Consolidated Financial Statements of WidePoint Corporation	F- 7
Consolidated Balance Sheets of WidePoint Corporation as of September 30, 2005
and December 31, 2004	F- 25
Consolidated Statements of Operations of WidePoint Corporation for the periods ended
September 30, 2005 and 2004	F- 26
Consolidated Statements of Changes in Stockholders' Equity of WidePoint Corporation for the periods ended
September 30, 2005 and 2004	F- 27
Consolidated Statements of Cashflows of WidePoint Corporation for the periods ended
September 30, 2005 and 2004	F- 28
Notes to Consolidated Financial Statements of WidePoint Corporation	F- 29
FINANCIAL STATEMENTS OF OPERATIONAL RESEARCH CONSULTANTS, INC.
Report of Independent Public Accountants of Operational Research Consultants, Inc.	F- 41
Balance Sheets of of Operational Research Consultants, Inc.
as of December 31, 2003 and 2002	F- 42
Statements of Operations and Retained Earnings of Operational Research Consultants, Inc.
for the Years ended December 31, 2003 and 2002	F- 43
Consolidated Statements of Cashflows of Operational Research Consultants, Inc.
for the Years ended December 31, 2003, 2002, and 2001	F- 44
Notes to Consolidated Financial Statements of of Operational Research Consultants, Inc.	F- 45
Consolidated Balance Sheets of Operational Research Consultants, Inc.
as of September 30, 2004 and December 31, 2003	F- 50
Consolidated Statements of Operations of Operational Research Consultants, Inc. for the
nine month periods ended September 30, 2003 and 2002	F- 51
Consolidated Statements of Cashflows of Operational Research Consultants, Inc. for the
nine month periods ended September 30, 2003 and 2002	F- 52
Notes to Consolidated Financial Statements of Operational Research Consultants, Inc.	F- 53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
WidePoint Corporation:

We have audited the accompanying consolidated balance sheet of WidePoint Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WidePoint Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Chicago, Illinois
April 14, 2005

WIDEPOINT CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$463,525	$949,612
Accounts receivable, net of allowance of $0 and $18,819, respectively	3,007,590	405,662
Prepaid expenses and other assets	203,126	49,645

Total current assets	3,674,241	1,404,919

Property and equipment, net	80,652	6,990
Goodwill	2,806,440	--
Intangibles	1,668,945	--
Other assets	161,148	53,736

Total assets	$8,391,426	$1,465,645

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$1,592,408	$--
Accounts payable	1,342,759	52,382
Accrued expenses	859,345	238,902
Income taxes payable	79,177	--
Short-term portion of deferred rent	2,720	--
Financial instruments	6,648,571	--

Total current liabilities	10,524,980	291,284

Long-term portion of deferred rent	7,058	--
Deferred income tax liability	221,959	--

Total liabilities	10,753,997	291,284
Temporary equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 2,045,714	2,046	--
shares and no shares issued and outstanding, respectively
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 17,859,009 shares
and 15,579,913 shares issued and outstanding, respectively	17,859	15,580
Common stock issuable, $0.001 par value; 544,398 and 0 shares, respectively	544	--
Stock warrants	14,291	--
Related party notes receivable	(81,100)	(128,003)
Additional paid-in capital	42,788,612	42,110,539
Accumulated deficit	(45,104,823)	(40,823,755)

Total stockholders’ (deficit) equity	(2,364,617)	1,174,361

Total liabilities, temporary equity, and stockholders’ (deficit) equity	$8,391,426	$1,465,645

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES
Consolidated statements of operations

	For the Years Ended December 31,
	2004	2003	2002
Revenues, net	$5,542,118	$3,293,508	$3,495,160
Cost of revenues (including depreciation and amortization of
$46,547, $0, and $0, respectively, and stock compensation expense
of $381,079, $0, and $0, respectively)	4,484,469	2,460,281	2,489,983

Gross profit	1,057,649	833,227	1,005,177
Sales and marketing	596,564	430,065	525,322
General and administrative	1,626,454	693,220	643,771
Depreciation expense	15,713	12,777	51,792

Loss from operations	(1,181,082)	(302,835)	(215,708)
Other income (expenses):
Interest income	5,841	11,551	17,658
Interest expense	(38,144)	(1,304)	(1,559)
Loss from financial instruments	(3,070,617)	--	--
Other	2,118	1,500	140,000

Net loss before benefit for income taxes	(4,281,884)	(291,088)	(59,609)

Income tax benefit	(816)	--	--

Net loss	$(4,281,068)	$(291,088)	$(59,609)

Basic and diluted net loss per share	$(0.26)	$(0.02)	$(0.00)

Basic and diluted weighted-average shares outstanding	16,657,947	15,579,913	14,243,310

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity

	Temporary Equity Preferred Stock		Permanent Equity Common Stock		Common Stock	Stock	Related Party Notes	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Issuable	Warrants	Receivable	Capital	Deficit	Total
Balance, January 1, 2002	--	--	12,984,913	12,985	--	140,000	--	41,931,484	(40,473,058)	1,611,411

Adjustment of warrant
valuation	--	--	--	--	--	(140,000)	--	--	--	(140,000)
Sale of common stock	--	--	2,595,000	2,595	--	--	--	179,055	--	181,650
Issuance of related
party notes receivable	--	--	--	--	--	--	$(185,056)	--	--	(185,056)
Net loss	--	--	--	--	--	--	--	--	(59,609)	(59,609)

Balance, December 31, 2002	--	--	15,579,913	15,580	--	--	(185,056)	42,110,539	(40,532,667)	1,408,396

Collections on related
party notes receivable	--	--	--	--	--	--	57,053	--	--	57,053
Net loss	--	--	--	--	--	--	--	--	(291,088)	(291,088)

Balance, December 31, 2003	--	$--	15,579,913	$15,580	--	$--	$(128,003)	$42,110,539	$(40,823,755)	$1,174,361

Collections on related
party notes receivable	--	--	--	--	--	--	46,903	--	--	46,903
Issuance of common stock
Tripoint	--	--	500,000	500	--	--	--	71,928	--	72,428
Issuance of common stock
issuable - Chesapeake	--	--	--	--	817	--	--	--	--	--
Issuance of common stock
- Chesapeake	--	--	816,596	817	(817)	--	--	384,397	--	385,214
December 31, 2004
Issuance of common
stock - Chesapeake	--	--	--	--	544	--	--	380,535	--	381,079
Issuance of common stock
- ORC	--	--	962,500	962	--	--	--	384,038	--	385,000
Sale of preferred stock	2,045,714	2,046	--	--	--	--	--	--	--	--
Expenses associated from
preferred stock	--	--	--	--	--	--	--	(542,825)	--	(542,825)
Issuance of common
stock warrants	--	--	--	--	--	14,291	--	--	--	14,291
Net loss	--	--	--	--	--	--	--	--	(4,281,068)	(4,281,068)

Balance, December 31, 2004	2,045,714	$2,046	17,859,009	$17,859	544	$14,291	$(81,100)	$42,788,612	$(45,104,823)	$(2,364,617)

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(4,281,068)	$(291,088)	$(59,609)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Deferred tax benefit	(110,980)	--	--
Depreciation expense	15,713	12,777	51,792
Amortization expense	46,547	--	--
Stock compensation expense	882,828	--	--
Deferred financing costs	11,909	--	--
Loss on sale of property and equipment	(1,500)	(1,500)	(750)
Loss from financial instruments	3,070,617	--	--
Adjustment of warrant valuation	--	--	(140,000)
Changes in assets and liabilities-
Accounts receivable	(179,376)	(11,435)	65,756
Prepaid expenses and other assets	(250,603)	18,579	(19,312)
Accounts payable and accrued expenses	201,340	(30,711)	(235,502)
Income tax payable	79,177	--	--

Net cash (used in) operating activities	(515,396)	(303,378)	(337,625)

Cashflows from investing activities:
Purchase of subsidiaries, net of cash acquired	(4,640,729)	--	--
Purchases of property and equipment	(15,336)	(7,802)	--
Proceeds from sale of property and equipment	1,500	1,500	750

Cashflows (used in) provided by investing activities	(4,654,565)	(6,302)	750

Cashflows from financing activities:
Borrowings on notes payable	1,792,408	--	--
Payments on notes payable	(200,000)	--	--
Collections on related party notes	40,000	57,053	--
Net payments on long-term obligations	--	(6,421)	(18,009)
Proceeds from issuance of warrants	14,291	--	--
Net proceeds from issuance of preferred stock	3,037,175	--	--

Cashflows provided by (used in) financing activities	4,683,874	50,632	(18,009)

Net (decrease) in cash	(486,087)	(259,048)	(354,884)
Cash and cash equivalents, beginning of period	949,612	1,208,660	1,563,544

Cash and cash equivalents, ending of period	463,525	949,612	1,208,660

Supplementary cash flow information:
Cash paid for-
Interest	$7,125	$--	$--

Income taxes	$--	$--	$--

The accompanying notes are an integral part of these consolidated statements

Notes to Consolidated Financial Statements

1. Basis of Presentation, Organization and Nature of Operations:

WidePoint Corporation is a consulting services firm specializing in planning, managing and implementing Information Technology (“IT”) solutions. Its staff consists of business and computer specialists who help customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

During 2002 and 2003, WidePoint witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants. As a result of these conditions, the company experienced both reduced gross margins and decreased demand for the IT services that it provides. In 2004, WidePoint acquired Chesapeake Government Technologies, Inc. (“Chesapeake”) and Operational Research Consultants, Inc. (“ORC”) as part of WidePoint’s strategy to refocus our business development initiatives toward the substantial increase in government spending on infrastructure and automation that has been accelerated by recent geopolitical events that have created an unprecedented need for systems and process expertise across most government markets, federal, state and local. WidePoint intends to capitalize on the expected growth in its target markets through its strategic acquisitions, continue rollout of ORC’s Public Key Infrastructure (“PKI”) initiative, and by continuing to implement our project based enterprise strategy emphasizing industry-wide best practices disciplines. The Company intends to continue to leverage the synergies between its newly acquired operating subsidiaries and cross sell its technical capabilities into each separate marketplace serviced by its respected subsidiaries.

The Company has physical locations in Oakbrook Terrance, Illinois, Fairfax, Virginia, Alexandria, Virginia, and Chesapeake, Virginia. The Company employees work at various client locations throughout the upper Midwest, Texas, and Mid Atlantic areas of the United States.

In addition, most of the Company’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel and as a result of its plan to expand its operations through a combination of internal growth initiatives and merger and acquisition opportunities, the Company expects such costs to increase.  The Company’s profitability also depends upon both the volume of services performed and the Company’s ability to manage costs.  As a significant portion of the Company’s costs is labor related, the Company must effectively manage these costs to achieve and grow its profitability.  To date, the Company has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies, and by offsetting increases in consultant salaries with increases in consultant fees received from its clients. The uncertainties relating to its ability to achieve and maintain profitability, obtain additional funding to fund its growth strategy and provide the necessary investment to continue to upgrade its management reporting systems to meet the continuing demands of the present regulatory changes affect the comparability of the information reflected in the selected consolidated financial information presented above. The Company believes that its cash on hand and available senior lending facility is adequate to finance operations through 2005.

2. Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these consolidated financial statements. The Company maintains cash and cash equivalents with various major financial institutions. At December 31, 2004 and 2003, cash and cash equivalents of investments in money market and overnight sweep accounts were $46,065 and $250,144, respectively. At times, cash balances held at financial institutions were in excess of federally insured limits. The Company places its temporary cash investments with high-credit, quality financial institutions, and as a result, the Company believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of the Company’s accounts receivable are due from established companies in the following industries: manufacturing, consumer product goods, direct marketing, healthcare and financial services. Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are reviewed for collectability and after 90 days are considered past due.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
For the year ended December 31, 2002,
Allowance for doubtful accounts	$30,000	$3,950	$30,000	$3,950
For the year ended December 31, 2003,
Allowance for doubtful accounts	$3,950	$17,864	$2,995	$18,819
For the year ended December 31, 2004,
Allowance for doubtful accounts	$18,819	$14	$18,833	$--

Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. At December 31, 2004 and 2003, unbilled accounts receivable totaled $138,529 and $6,207, respectively.

Revenue Recognition

The majority of the Company’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract. Further, the Company has had no history of losses nor has it identified any specific risk of loss at December 31, 2004 due to termination provisions and thus has not recorded provisions for such events.

The Company’s other revenues are derived from the delivery of non-customized software. In such cases revenue is recognized when there is persuasive evidence that an arrangement exists (generally a purchase order has been received or contract signed), delivery has occurred, the charge for the software is fixed or determinable, and collectibility is probable.

Significant Customers

During 2004, two customers, Abbott Laboratories and The Department of Homeland Security, individually represented 12%, and 11% of revenues, respectively, and we therefore are materially dependent upon such customers. Due to the nature of our business and the relative size of certain contracts which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customers, would have a material adverse effect on results. During 2003, four customers, Abbot Laboratories, Spencer Stuart, Manpower, and Baxter Healthcare, individually represented 18%, 14%, 13%, and 13% of revenue, respectively.

Fair value of financial instruments   The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and other financial instruments associated with the issuance of the common stock warrants attributable to the preferred stock capital investment in the Company in October of 2004. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

The Company’s financial instruments also include a financial instrument in which a valuation for the warrants from the Barron Partners, LP preferred financing agreement contained a registration rights agreement which contained a liquidating damages provision. Accordingly, a Black Scholes calculation was used to determine the fair value of those warrants which are classified as a financial instrument. The Financial Instrument was marked to market at December 31, 2004.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2004, two customers, The Department of Homeland Security and Tangible Software, individually represented 24% and 13% of accounts receivable, respectively. As of December 31, 2003, three customers, Abbott Laboratories, Meritage Technologies, and BTE Consulting, Inc., individually represented 26% and 11% and 10% of accounts receivable, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following:

	December 31,
	2004	2003
Computers, equipment and software	$90,029	$25,535
Less- Accumulated depreciation and amortization	(9,377)	(18,545)

	$80,652	$6,990

Depreciation expense is computed using the straight-line method over the estimated useful lives of three years.

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes costs related to software and implementation in connection with its internal use software systems.

Software Development Costs

WidePoint accounts for software development costs related to software products for sale, lease or otherwise marketed in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” For projects fully funded by the Company, significant development costs are capitalized from the point of demonstrated technological feasibility until the point in time that the product is available for general release to customers. Once the product is available for general release, capitalized costs are amortized based on units sold, or on a straight-line basis over a six-year period or other such shorter period as may be required. WidePoint recorded $9,700 of amortization expense for the year ended December 31, 2004. The Company recorded no amortization expense for the year ended December 31, 2003 and 2002, respectively. Capitalized software costs included in Other Intangibles at December 31, 2004 were approximately $0.6 million. WidePoint had no capitalized software costs included in Other Intangibles at December 31, 2003 and 2002, respectively.

Goodwill, Intangible Assets, and Long-Lived Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets acquired. The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards require the use of the purchase method of accounting for business combinations, set forth the accounting for the initial recognition of acquired intangible assets and goodwill and describe the accounting for intangible assets and goodwill subsequent to initial recognition. Under the provisions of these standards, goodwill is not subject to amortization and annual review is required for impairment. The impairment test under SFAS No. 142 is based on a two-step process involving (i) comparing the estimated fair value of the related reporting unit to its net book value and (ii) comparing the estimated implied fair value of goodwill to its carrying value. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value. The Company’s annual impairment testing date is December 31.

The Company recognizes an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

Basic and Diluted Net Loss Per Share

Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The treasury stock effect of options and warrants to purchase 20,942,127, 2,112,000, and 1,978,000 shares of common stock outstanding at December 31, 2004, 2003, and 2002, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical.

Stock-based compensation

Employee based compensation:

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company’s common stock and the amount an employee must pay to acquire the stock. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation, using the assumptions described below, to its stock-based employee plans.

	Year ended December 31,
	2004	2003	2002
Net loss, as reported	$4,281,068	$291,088	$59,609
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for awards
granted, modified, or settled, net of
related tax effects	$690,503	$615,704	$644,178
Pro forma net loss	$4,971,571	$906,792	$703,787
Loss per share:
Basic and diluted - as reported	$0.26	$0.02	$0.00
Basic and diluted - pro forma	$0.30	$0.06	$0.05

The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Dividend yield	--	--	--
Risk-free interest rate	2.70-4.13%	2.70-4.13%	2.70-4.13%
Volatility factor	156%	156%	156%
Expected life in years	5	5	5

Non-employee based compensation:

The Company accounts for stock-based non-employee compensation arrangements using the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation and “Emerging Issues Task Force” EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

New accounting pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). This Statement requires that the costs of employee share-based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period. This Statement does not change the accounting for stock ownership plans, which are subject to American Institute of Certified Public Accountants SOP 93-6, “Employer’s Accounting for Employee Stock Ownership Plans.” Statement 123(R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25‘s intrinsic value method of accounting, which the Company is currently using.

Statement 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123(R). The second method is the modified retrospective application, which requires that the Company restates prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The Company is currently determining which transition method it will adopt and is evaluating the impact Statement 123(R) will have on its financial position, results of operations, EPS and cash flows when the Statement is adopted. Upon making its determination of the transition method the Company will adopt Statement 123(R). The Company will adopt this Statement on January 1, 2006 in accordance with the requirements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150), which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). We classified the warrants and convertible preferred stock associates with our recent financings in October and November of 2004, which contained a cash penalty provision in a registration rights agreement associated with this financing, which we recorded as a liability in accordance with SFAS 150 in 2004.

3. Debt:

December 31, 2004
Borrowings under WidePoint’s Senior Debt Agreement:	$1,592,408

        On October 25, 2004, the Company executed a senior lending agreement with RBC-Centura. The Agreement initially provides for a $2.5 million revolving credit facility. The maturity date of the credit facility is October 25, 2005.

        The maximum available borrowing under revolving credit facility at December 31, 2004 was $2.2 million. Borrowings under the Agreement are collateralized by the Company’s eligible contract receivables, inventory, all of its stock in certain of our subsidiaries and certain property and equipment, and bear interest at the Prime Rate which was 5%.

        WidePoint’s credit facility requires that the Company maintain specified financial covenants relating to fixed charge coverage, interest coverage, and debt coverage, and maintain a certain level of consolidated net worth. As of and during the year ended December 31, 2004, WidePoint was in compliance with each of these financial covenants. The weighted average borrowings under the revolving portion of the facility and the prior agreement during the year ended December 31, 2004, were $1.5 million. In conjunction with the execution of the credit facility, the Company recorded $0.1 million in loan origination costs, included in other assets, which have been amortized ratably over the term of the credit facility.

        The total interest and finders’ fees paid was approximately $34,000 for the year ended December 31, 2004.

4. Acquisition:

On October 25, 2004, WidePoint completed the acquisition of 100 percent of the outstanding common shares of Operational Research Consultants, Inc., or ORC. ORC specializes in information technology, or IT, integration and secure authentication solutions and providing services to the United States Government. The results of operations for ORC have been included in our consolidated financial statements since that date.

In consideration for the ORC stock, the Company paid the ORC shareholders an aggregate of $5,000,000 payable in a combination of cash of approximately $4.6 million, approximately $0.4 million of the Company’s common stock, and approximately $0.1 million in a receivables holdback. In addition an earnout provision worth up to $5 million in consideration in the form of Company common stock of up to $2.5 million at $0.45 per common share and cash consideration up to $2.5 million may be realized upon performance parameters disclosed within the purchase agreement further described in an 8-K filing on October 29, 2004. The earnout provisions may be realized through December 31, 2005. No earnout provisions have been earned as of December 31, 2004.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

October 25, 2004
Current assets	$2,446,740
PP&E, net	74,038
Goodwill	2,806,440
Intangible assets(1)	1,655,594
Other assets	21,724
Current liabilities	1,560,422
Deferred tax liability	332,939

Total	5,111,175

(1) Intangible assets. As part of the Company’s preliminary purchase accounting for ORC, an estimated preliminary intangible valuation amount of $1,145,523 was allocated to intangibles for ORC’s customer relationships and its PKI business opportunity. An intangible asset was also identified as internally generated software that was associated with ORC’s PKI-I development of its PKI phase 1 software product application with a valuation amount of $334,672. Further, ORC subsequently initiated an additional development measure in which ORC was accumulating the costs associated with the further development of an additional software product application, ORC’s PKI-II development, with an intangible value of $175,399, for which ORC continues to accumulate development costs.

The weighted average lives of 6 and 5 years is associated with the estimated preliminary purchase valuation of the intangible value attributed to the ORC purchase accounting that is related to ORC’s customer relationships and ORC’s PKI business opportunity. The 5 year period was used as the estimate for the intangible asset allocated to ORC’s customer relationships, and 6 years was used as the estimate for the PKI business opportunity.

The following table summarizes the pro forma statement of operations of ORC and WidePoint consolidated for the periods ending December 31, 2003 and 2004, respectively:

	Pro Forma 2004	Pro Forma 2003
Revenues	13,853,008	18,250,123
Net Loss	(4,355,527)	(628,140)
Loss per share	(0.25)	(0.04)
Basic common shares outstanding	17,620,447	16,552,413

5. Goodwill and Intangible Assets:

        Effective January 1, 2002, WidePoint adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. Under SFAS 142, goodwill is to be reviewed at least annually for impairment; the Company has elected to perform this review annually on December 31st of each calendar year. These reviews have resulted in no adjustments in goodwill.

        During 2004, WidePoint completed the acquisitions of Chesapeake Government Technologies, Inc. and Operational Research Consultants, Inc. As a result of these acquisitions the Company has acquired goodwill and intangibles. The following details the components of goodwill and intangibles:

	As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
(1) ORC Intangible (Includes customer relationships and PKI
business opportunity purchase accounting preliminary
valuations)	$1,145,523	$(36,847)
(2) PKI-I Intangible (Related to internally generated
software)	334,672	(9,700)

Total	$1,480,195	$(46,547)

Unamortized intangible assets
(3) Other (PKI-II Intangible)	$235,297

Total	$235,297
Aggregate Amortization Expense:
For year ended 12/31/04	$46,547

Estimated Amortization Expense:
For year ended 12/31/05	$300,140
For year ended 12/31/06	$321,000
For year ended 12/31/07	$321,000
For year ended 12/31/08	$321,000
For year ended 12/31/09	$321,000

(1)	The ORC intangible is made up of the estimated preliminary purchase accounting associated with the valuation assigned by the Company to ORC’s customer relationships and its PKI business opportunity. The PKI service offering intangible has an estimated life of 6 years and ORC’s customer relationships has an estimated life of 5 years. The PKI business opportunity intangible life was estimated based upon the contractual life assigned to the authority to issue PKI certificates by the federal government. The fair value of the PKI business opportunity intangible was estimated using the expected present value of future cash flows estimated by the Company for ORC’s PKI business opportunity. ORC’s customer relationship intangible was estimated based upon an analysis of the historic life of ORC’s present customer relationships and their present contract opportunities. A fair value was estimated using the expected present value of the estimated future cash flows generated from those relationships. The weighted average life of this intangible asset class is 5.5 years.

(2)	The PKI-I intangible is related to internally generated software that was associated with ORC’s PKI-I development of its phase 1 software offerings. ORC commenced sales of its PKI-I service in August of 2004. It has a weighted average life of 5.5 years and is based upon the contractual life assigned to the authority to issue PKI certificates by the federal government.

(3)	The PKI-II intangible is related to a secondary PKI software development effort by ORC which is still ongoing. Therefore, no amortization expense has been incurred.

The total weighted average life of all of the intangibles is approximately 8 years.

There were no amounts of research and development assets acquired in 2004 nor any written off in the period.

             The changes in the carrying amount of goodwill for the year ended December 31, 2004 are as follows:

Total
Balance as of January 1, 2004	$0
Goodwill acquired during year	$2,806,440
Balance as of December 31, 2004	$2,806,440

The goodwill acquired is associated with the acquisition of ORC in October of 2004. No impairment was required as of December 31, 2004.

6. Promissory Notes:

Related Party Notes

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse, five percent (5%) interest bearing promissory note with equal annual principal payments due, issued by each such person to the Company in the principal amount of $60,550, or $181,650 in the aggregate (which equals $0.07 per share, being the closing price of the Company’s common stock on July 8, 2002). Amounts outstanding under these notes are reflected as a reduction to stockholders’ equity until paid.

7. Income Taxes:

The income tax benefit of $816 for the year ended December 31, 2004, consisted of a current expense of $110,164 and a deferred benefit of $110,980. The Company had no provision for income taxes for the years ended December 31, 2003 and 2002.

        The provision (benefit) for income taxes results in effective rates, which differs from the federal statutory rate as follows:

	For the Years Ended December 31,
	2004	2003	2002
Statutory federal income tax rate	34.0%	34.0%	34.0%
Non-deductible expenses	(0.2)	(0.2)	(2.1)
Decrease (increase) in valuation allowance	(18.7)	(35.4)	(36.4)
Intangibles	(10.5)	--	--
Capitalized software cost	(5.3)	--	--
Section 481(a) adjustment	(5.3)	--	--
Other	6.0	1.6	4.5%

	(0.0)	--	--

        The deferred tax assets (liabilities) consisted of the following as of December 31, 2004 and 2003:

	December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$8,251,149	$6,561,552
AMT credit	13,853	13,853
Capital losses in excess of capital gains	696,215	696,215
Financial instrument	81,999	--
Other assets	95,403	162,189

Total deferred tax assets	9,138,619	7,433,809

Deferred tax liabilities:
Section 481(a) adjustment	(221,959)	--
Intangibles	(443,471)	--
Depreciation and amortization	(248,606)	--
Capitalized software costs	(224,108)	--

Total deferred liabilities	(1,138,143)	--

Net deferred tax asset	8,000,476	--
Less- Valuation allowance	(8,222,435)	(7,433,809)

	$(221,959)	$--

        The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset, less the deferred liability related to the Section 481(a) adjustment.

        Changes in the valuation allowance for the years ended December 31, are as follows:

	2004	2003
Opening balance	$(7,433,809)	$(7,471,764)
Current year adjustment	788,626	37,955
Ending balance	$(8,222,435)	$(7,433,809)

        As of December 31, 2004 the Company had net operating loss carry forwards of approximately $20,628,000 to offset future taxable income. These carry forwards expire between 2010 and 2024. Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of WidePoint’s equity transactions, the Company’s net operating losses will be subject to such limitations and may not be available to offset future income for tax purposes. The capital losses in excess of capital gains expire in the year 2005.

8. Temporary Preferred Equity

Temporary Preferred Stock

Our certificate of incorporation authorizes the Company to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,045,714 shares were outstanding at December 1, 2004.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on November 9, 2004, 2,045,714 shares of the Company’s preferred stock are designated as Series A Convertible Preferred Stock having the following rights:

Each share of Series A Convertible Preferred Stock has a conversion rate equal to $0.175 per share and is convertible at the option of the holder into ten shares of common stock.

The conversion of the Series A Convertible Preferred Stock is subject to the following conditions:

•	Subject to waiver, holders of Series A Convertible Preferred Stock do not have the right to convert any portion of the preferred stock to the extent that after giving effect to such conversion, the holder (together with any affiliates of the holder), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. In the event the converted shares when issued and combined with all other shares of common stock beneficially owned by the holder and its affiliates equals, at any time, more than 4.99% of the total number of then outstanding shares of common stock, then for so long as such holder and its affiliates beneficially owns more than 4.99% of the total number of then outstanding shares of common stock, the holder of the converted shares and its affiliates shall have no more than 22% of the total voting power of all outstanding shares of common stock at any time.

Holders of WidePoint’s Series A Convertible Preferred Stock are entitled to receive a liquidation preference equal to $1.75 per share in the event of the liquidation, dissolution, or winding up of the Company’s business.

Holders of Series A Convertible Preferred Stock are not entitled to voting rights. However, unless approved by the holders of the outstanding Series A Convertible Preferred Stock, the Company cannot: (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation relating to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Convertible Preferred Stock, (c) amend the certificate of incorporation or other charter documents in breach of the certificate of designations, or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

Dividends are not payable with respect to the Series A Convertible Preferred Stock.

Shares of Series A Convertible Preferred Stock are subject to automatic conversion generally under the following circumstances: (i) a change in control of WidePoint, (ii) the consummation of a public offering (with a value of at least $5 million or more) of our common stock, (iii) upon receipt of the consent of all holders of the Series A Convertible Preferred Stock, or (iv) in the event that the fair market value of the outstanding shares of our common stock exceeds $100 million.

As a result of the issuance of a registration rights agreement that contained a liquidated damages clause, the Company is required to follow “Emerging Issues Task Force” EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock by the Company. In light of the required accounting treatment under EITF 00-19, the entire proceeds of the issuance were allocated to warrants and as such no proceeds have been allocated to the preferred stock issuance.

Registration Rights Agreement

The shares of common stock issuable by WidePoint to Barron upon a conversion of shares of the Series A Convertible Preferred Stock or an election to exercise all or a portion of the warrants will not be registered under the Securities Act of 1933. To provide for the registration of such underlying shares, Barron and WidePoint entered into a registration rights agreement, dated October 20, 2004, requiring WidePoint to prepare and file a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and warrants. The registration statement was filed on January 5, 2005. The registration rights agreement further required WidePoint to use its best efforts to cause such registration statement to be declared effective by February 22, 2005 (i.e., 120 days following the closing of the sale of the Series A Convertible Preferred Stock).

The registration rights agreement also contains a liquidated damages provision which calls for Barron to receive from WidePoint a specified amount if: (i) WidePoint fails to file a registration statement covering the underlying shares of common stock; (ii) the registration statement is not declared effective by February 22, 2005; or (iii) the registration statement is not effective in the period from April 23, 2005 (i.e., 180 days following the October 25, 2004 closing of the preferred financing) through the two years following the date of the registration rights agreement, subject to permissible blackout periods and registration maintenance periods. In the event that one of the aforementioned events occurs, the registration rights agreement calls for WidePoint to pay Barron a cash amount equal to the lesser of $20,000 or 1% of the purchase price of that portion of the Series A Convertible Preferred Stock which has not been converted into common stock as of the occurrence of such event, with such amount to be paid by WidePoint to Barron on a monthly basis after the occurrence of such event. Barron is entitled to receive the aforementioned damages until such time as the registration statement is declared effective. Since the registration statement registering the underlying shares of common stock has not yet been declared effective, Barron is currently entitled to receive such damages. If the registration statement is not declared effective by the SEC and does not remain effective during the above two-year period, the maximum amount of damages payable pursuant to this provision would be $260,000.

9. Stockholders Equity:

The Company is authorized to issue 50,000,000 shares of common stock, $.001 par value per share. At the annual meeting of stockholders that was held on January 27, 2005, stockholders approved a proposal to increase the authorized shares of common stock from 50,000,000 to 110,000,000. As of December 31, 2004, there were 18,403,407 shares of common stock outstanding, which does not include escrowed common stock of 5,555,556 and 2,721,987, respectively, that are associated with shares issued and held in escrow pending contingent release. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares Series A Convertible Preferred Stock and of any additional series of preferred stock that may be designated and issued in the future.

Common Stock

On October 25, 2004, WidePoint completed the acquisition of Operational Research Consultants, Inc., or ORC, a privately held IT and engineering firm providing mission-critical sensitive and strategic information security solutions to the United States Government. Pursuant to the terms of a Purchase Agreement entered into on October 25, 2004, between the Company and the ORC Shareholders, the Company issued 5,555,556 common shares of the Company’s stock and placed it into an escrow to be released to the ORC shareholders in the event they attain certain performance parameters in 2004 and 2005. As of December 31, 2004 no common shares were earned.

On April 30, 2004, the Company closed upon the acquisition of all the issued and outstanding shares of Chesapeake, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 2004. WidePoint issued 4,082,980 shares of its common stock to stockholders of Chesapeake in consideration for all of the issued and outstanding shares of Chesapeake owned by them. In conjunction with this closing, the sole stockholders also entered into an escrow agreement and deposited 3,266,384 shares of the 4,082,980 newly issued shares of WidePoint common stock into escrow. The 3,266,384 shares of common stock placed into escrow will be released to the Chesapeake Shareholders in the event of the satisfaction of certain conditions set forth in the merger agreement, which provides that during the period commencing after the closing of the merger and ending on December 31, 2005, the 3,266,384 shares of common stock will be released to the Chesapeake Shareholders in a ratio based on the amount of revenues actually received by the Company from the business acquired from Chesapeake. The December 31, 2005 escrow expiration date may be extended for one additional year in the event it is determined that Chesapeake has achieved certain performance levels in the latter part of 2005. In the event that WidePoint does not receive certain levels of revenues from the business acquired from Chesapeake, then any of the 3,266,384 shares of common stock to which the Chesapeake Shareholders have not become entitled to receive will be returned to the Company. The Company recorded in equity and released 816,596 of the common shares out of 4,082,980 common shares issued to the Chesapeake Shareholders at the time of the acquisition. Further, for the period ending December 31, 2004, the Company recorded in equity and released 544,398 common shares from the escrow to the Chesapeake Shareholders after the filing of the Company’s Form 10-K with the Securities and Exchange Commission with 2,721,987 common shares continuing to be held within escrow and not recorded within equity. The Company recorded as compensation expense the initial 816,596 shares issued at the time of the acquisition of Chesapeake. As a result of meeting certain performance measures, the Company recorded in equity the release of 544,398 additional common shares on December 31, 2004. The remaining unearned Chesapeake shares that have not met certain performance measures as of December 31, 2004 have not been recorded within equity.

Pursuant to an agreement on April 30, 2004 between the Company and Tripoint Capital Advisors, LLP, the company issued 500,000 shares of its common stock without registration under the Securities Act of 1933 for services rendered in association with the Chesapeake acquisition. These shares were reported at the fair value at the date of issuance.

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse note. (See note 6)

Stock Warrants

On October 27, 2004 and November 22, 2004, the Company issued 30,612 and 5,556 warrants, respectively to Liberty Capitol as part of a consulting agreement in which Liberty Capitol assisted the Company in arranging its senior debt financing with RBC-Centura. The warrant has a term of 5 years. The Company used a fair-value option pricing model to value this stock warrant at approximately $14,291. This value has been reflected as part of stock warrants in the stockholders’ equity section of the consolidated balance sheet and are being amortized over the life of the debt as interest expense.

On October 1, 1999, the Company issued a stock warrant to purchase 200,000 shares of common stock at $5.00 per share, an amount that exceeded the stock’s trading price on that date, as part of the PMC acquisition. The warrant has a term of 3 years. The Company used a fair-value option pricing model to value this stock warrant at approximately $140,000. This value has been reflected as part of stock warrants in the stockholders’ equity section of the consolidated balance sheet and has been included as part of the Company’s purchase accounting for the PMC acquisition. This warrant expired on October 1, 2002 and as such, the Company reversed the expense recognized in 1999 and reduced the amounts allocated to deferred compensation and to the warrant.

Related Party Notes

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse, five percent (5%) interest bearing promissory note with equal annual principal payments due, issued by each such person to the Company in the principal amount of $60,550.00, or $181,650.00 in the aggregate (which equals $0.07 per share, being the closing price of the Company’s common stock on July 8, 2002). Amounts outstanding under these notes are reflected as a reduction to stockholders’ equity until paid.

10. Financial Instrument:

In October of 2004, the Company issued 10,228,571 warrants to Barron Partners, LP as part of a preferred stock financing. The warrants have a term of 5 years. The Company used a fair-value option pricing model to value this stock warrant. The value of these warrants has been reflected as a financial instrument in the short-term liabilities section of the consolidated balance sheet as a result of the issuance of a registration rights agreement that included a liquidated damages clause, which is linked to an effective registration of such securities. Accordingly, the Company applied EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and accounted for the warrants as a liability. In light of the required accounting treatment under EITF 00-19, the Company is also required to value the fair market price of the financial instrument as of December 31, 2004. The Company has recorded a loss on the financial instrument of $3,070,617 for the period ending December 31, 2004, to adjust the difference between the fair-value of these warrants and the market price.

11. Stock Options and Stock-Based Compensation:

1997 Stock Incentive Plan

In May 1997, the Company adopted the 1997 Stock Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to provide additional compensation to employees, officers, directors and consultants of the Company or its affiliates. Under the terms of the Incentive Plan, as amended, 3,000,000 shares of common stock have been reserved for issuance as incentive awards under the Incentive Plan. The number of shares of Company common stock associated with any forfeited stock incentive will be added back to the number of shares that can be issued under the Incentive Plan. Awards under the Incentive Plan and their terms are determined by a committee (the “Committee”) that has been selected by the Board of Directors. The Incentive Plan permits the Committee to make awards of a variety of equity-based incentives (collectively, “Stock Incentives”).

The Incentive Plan allows for the grant of incentive stock options and nonqualified stock options. The exercise price of the options will be established by the Committee. The term of an option will be specified in the applicable agreement provided, however, that no option can be exercised ten years after the date of grant. In addition to stock options, the Incentive Plan also allows for the grant of other Stock Incentives, including stock appreciation rights, stock awards, phantom shares, performance unit appreciation rights and dividend equivalent rights. These Stock Incentives will be subject to the terms prescribed by the Committee in accordance with the provisions of the Incentive Plan.

In February 1998, the Company amended the Incentive Plan to permit the adjustment of the terms and conditions of outstanding options. On October 25, 2004, the Company issued 1,111,111 options to an employee pool of ORC. On January 27, 2005, the shareholders of the Company approved an amendment to increase the common stock reserved for issuance as incentive awards under the Incentive Plan to 10,000,000.

1997 Directors Formula Stock Option Plan

In May 1997, the Company adopted the 1997 Directors Formula Stock Option Plan (the “Director Plan”). The Company has reserved 120,000 shares of common stock to underlie stock options granted under the Director Plan. Any shares associated with forfeited options are added back to the number of shares that underlie stock options to be granted under the Director Plan.

The awards of stock options under the Director Plan are determined by the express terms of the Director Plan. Generally, only non-employee directors of the Company who do not perform services for the Company are eligible to participate in the Director Plan. The Director Plan provides for option grants to purchase 12,000 shares of common stock upon a non employee director’s initial appointment to the Board of Directors. The options will vest immediately to 8,000 shares of common stock underlying such options, will vest to an additional 2,000 shares after the director’s completion of the first year of continued service to the Company, and will vest to the remaining 2,000 shares after the completion of the second year of continued service to the Company. Each option granted pursuant to the Director Plan will be evidenced by an agreement and will be subject to additional terms as set forth in the agreement. Options become exercisable when vested and expire ten years after the date of grant, subject to any shorter period that may be provided in the agreement.

The following is a summary of the WidePoint options and management warrant activity:

	Number of Shares	Option Price Range	Weighted-Average Exercise Price
Outstanding, December 31, 2002	1,816,000	0.07 - 1.35	0.15

Granted	400,000	0.07 - 0.13	0.12
Canceled or expired	(104,000)	0.12 - 14.06	0.17

Outstanding, December 31, 2003	2,112,000	0.07 - 1.35	0.14

Granted	5,111,111	0.235 - 0.45	0.28
Canceled or expired	--	--	--

Outstanding, December 31, 2004	7,223,111	0.07 - 1.35	0.24

As of December 31, 2004 and 2003, options and management warrants to purchase 7,223,111 and 1,447,340 shares, respectively of common stock were exercisable with a weighted average exercise price of $0.24 and $0.14, respectively. The weighted-average remaining contractual life of the options outstanding at December 31, 2004 and December 31, 2003, was 6 and 8 years, respectively. The weighted-average fair value of options and management warrants granted in 2004 and 2003 was $0.28 and $0.04, respectively.

Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the Years Ended December 31,
	2004	2003	2002
Net loss:
As reported	$4,281,068	$291,088	$59,609
Pro forma	$4,971,571	$906,792	$703,787

Pro forma basic and diluted net loss per share:
As reported	$0.26	$0.02	$0.00
Pro forma	$0.30	$0.06	$0.05

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 156 percent, risk-free interest rates from 2.70 to 4.13 percent and an expected term of five years.

12. Commitments and Contingencies:

The Company has entered into a number of leases for its offices location as describe above in Note 1. The Company’s commitments and contingencies are as follows for its operating leases which include those leases, and other operating leases. The terms of the operating leases run through 2009 and the total commitments per year are as follows:

Year Ended December 31,	Operating Leases

2005	$595,259
2006	525,340
2007	499,530
2008	388,398
2009	64,350

Total	$2,072,877

Employment Agreements

The Company has employment agreements with certain executives that set forth compensation levels and provide for severance payments in certain instances.

Litigation

As of December 31, 2004, ORC was the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, alleged that ORC wrongfully terminated her employment with ORC. The plaintiff sought an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC did not believe that it had committed any wrong against Ms. Gallagher and therefore vigorously defended itself in the lawsuit filed by Ms. Gallagher. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit. In February of 2005, a settlement was reached between the parties and the complaints were dismissed.

Other than as described above, the Company is not involved in any material legal proceedings.

13. Segment reporting:

During 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented. The single segment is comprised of our Consulting services segment within the Commercial and Federal Marketplaces.

14. Selected Quarterly Financial Data (Unaudited):

A summary of selected quarterly information for 2004 and 2003 is as follows:

	2004 Quarter Ended (in thousands of U.S. dollars except per share amounts)
	March 31	June 30	Sep. 30	Dec. 31
Net Sales	$723	$841	$907	$3,071
Gross Profit	157	223	240	438
Net Loss	(95)	(612)	(105)	(3,469)
Loss per Share	$(0.01)	$(0.04)	$(0.01)	$(0.20)

	2003 Quarter Ended (in thousands of U.S. dollars except per share amounts)
	March 31	June 30	Sep. 30	Dec. 31
Net Sales	$923	$815	$759	$796
Gross Profit	246	219	197	171
Net Loss	(64)	(56)	(73)	(98)
Loss per Share	$(0.00)	$(0.00)	$0.00	$(0.01)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$362,879	$463,525
Accounts receivable	2,810,879	3,007,590
Income tax receivable	62,737	--
Prepaid expenses and other assets	147,047	203,126

Total current assets	3,383,542	3,674,241

Property and equipment,	62,503	80,652
Goodwill	2,513,110	2,806,440
Intangibles	1,863,749	1,668,945
Other assets	230,610	161,148

Total assets	$8,053,514	$8,391,426

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$98,703	$1,592,408
Accounts payable	1,542,945	1,342,759
Accrued expenses	655,939	859,345
Deferred revenue	52,787	--
Income taxes payable	198,620	79,177
Short-term portion of deferred rent	3,680	2,720
Financial instruments	2,951,933	6,648,571

Total current liabilities	5,504,607	10,524,980

Long-term portion of deferred rent	4,084	7,058
Deferred income tax liability	110,979	221,959

Total liabilities	5,619,670	10,753,997
Temporary equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 1,315,714	$1,316	$2,046
and 2,045,714 shares issued and outstanding, respectively
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 110,000,000 shares authorized; 30,328,407 and
17,859,009 shares issued and outstanding, respectively	30,328	17,859
Common stock issuable, $0.001 par value; 1,633,191 and 544,398 shares, respectively	1,634	544
Stock warrants	14,291	14,291
Related party notes receivable	(61,100)	(81,100)
Additional paid-in capital	47,888,006	42,788,612
Accumulated deficit	(45,440,631)	(45,104,823)

Total stockholders’ equity (deficit)	2,432,528	(2,364,617)

Total liabilities, temporary equity and stockholders’ equity	$8,053,514	$8,391,426

The accompanying notes are an integral part of these consolidated statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)
Revenues, net	$3,645,237	$906,685	$9,235,904	$2,470,992
Cost of sales (including amortization & depreciation of
$80,980, $0, $222,080, and $0, respectively, and stock
compensation expense of $446,406, $0, $1,268,445, and
$0, respectively)	3,277,871	666,544	8,155,735	1,850,528

Gross profit	367,366	240,141	1,080,169	620,464
Sales and marketing
	138,493	147,068	478,807	377,238
General & administrative	682,867	197,877	2,056,233	1,055,922
Depreciation expense	6,364	883	18,809	3,322

Loss from operations	(460,358)	(105,687)	(1,473,680)	(816,018)
Interest income	2,312	1,307	4,831	5,006
Interest (expenses)	(48,484)	(493)	(151,181)	(608)
Gain from financial instruments	701,995	--	1,228,038	--
Other income	--	--	1,910	--

Net earnings (loss) before income tax benefit	195,465	(104,873)	(390,082)	(811,620)
Income tax benefit, net	(54,274)	--	(54,274)	--

Net earnings (loss)	$249,739	$(104,873)	$(335,808)	$(811,620)

Basic net earnings (loss) per share	$0.01	$(0.01)	$(0.01)	$(0.05)

Basic weighted average shares outstanding	26,456,542	16,896,509	22,593,946	16,336,990
Diluted net earnings (loss) per share	$0.00	$(0.01)	(0.01)	$(0.05)

Diluted weighted average shares outstanding	49,940,870	16,896,509	22,593,946	16,336,990

The accompanying notes are an integral part of these consolidated statements.

WIDEPOINT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity

	Temporary Equity Preferred Stock		Permanent Equity Common Stock		Common Stock	Stock	Related Party Notes	Additional Paid-In	Accumulated	Permanent Equity
	Shares	Amount	Shares	Amount	Issuable	Warrants	Receivable	Capital	Deficit	Total
Balance, December 31, 2004	2,045,714	$2,046	17,859,009	$17,859	$544	$14,291	$(81,100)	$42,788,612	$(45,104,823)	$(2,364,617)

Collections on related
party notes receivable	--	--	--	--	--	--	20,000	--	--	20,000
March 31, 2005 Issuance
of common stock -
Chesapeake	--	--	--	--	545	--	--	369,645	--	370,190
Expenses associated from
registration statement	--	--	--	--	--	--	--	(30,385)	--	(30,385)
Net gain	--	--	--	--	--	--	--	--	432,962	432,962

Balance, March 31, 2005	2,045,714	$2,046	17,859,009	$17,859	1,089	$14,291	$(61,100)	$43,127,872	$(44,671,861)	$(1,571,850)

Issuance of common stock	--	--	2,100,000	2,100	--	--	--	808,150	--	810,250
Conversion of preferred
stock	(300,000)	(300)	3,000,000	3,000	--	--	--	(2,700)	--	300
April 26, 2005 Warrants
valuation adjustment	--	--	--	--	--	--	--	537,000	--	537,000
May 2, 2005 Warrants
valuation adjustment	--	--	--	--	--	--	--	566,100	--	566,100
June 30, 2005 Issuance
of common stock -
Chesapeake	--	--	--	--	544	--	--	451,305	--	451,849
June 30, 2005 Issuance
of common stock
issuable - Chesapeake	--	--	544,398	544	(544)	--	--	--	--	--
Expenses associated from
registration statement	--	--	--	--	--	--	--	(151,914)	--	(151,914)
Expenses associated from
warrant exercise	--	--	--	--	--	--	--	(90,980)	--	(90,980)
Net loss	--	--	--	--	--	--	--	--	(1,018,509)	(1,018,509)

Balance, June 30, 2005	1,745,714	$1,746	23,503,407	$23,503	1,089	$14,291	$(61,100)	$45,244,833	$(45,690,370)	$(467,754)

Issuance of common stock	--	--	2,525,000	2,525	--	--	--	999,725	--	1,002,250
Conversion of preferred
stock	(430,000)	(430)	4,300,000	4,300	--	--	--	(3,870)	--	430
August 24, 2005 Warrants
valuation adjustment	--	--	--	--	--	--	--	554,900	--	554,900
September 22, 2005
Warrants valuation
adjustment	--	--	--	--	--	--	--	810,600	--	810,600
September 30, 2005
Issuance of common
stock - Chesapeake	--	--	--	--	545	--	--	445,861	--	446,406
Expenses associated from
registration statement	--	--	--	--	--	--	--	(84,043)	--	(84,043)
Expenses associated from
warrant exercise	--	--	--	--	--	--	--	80,000)	--	(80,000)
Net loss	--	--	--	--	--	--	--	--	249,739	249,739

Balance, September 30, 2005	1,315,714	$1,316	30,328,407	$30,328	$1,634	$14,291	$(61,100)	$47,888,006	$(45,440,631)	$2,432,528

The accompanying notes are an integral part of these consolidated statements.

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(unaudited)
Cash flows from operating activities:
Net earnings (loss)	$249,739	$(104,873)	$(335,808)	$(811,620)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities
Depreciation expense	7,094	883	20,999	3,322
Amortization expense	80,250	--	219,890	--
Deferred income taxes	--	--	(110,980)	--
Deferred financing costs	3,573	--	10,718	--
Gain from financial instruments	(701,995)	--	(1,228,038)	--
Stock compensation expense	446,406	--	1,268,445	501,749
Changes in assets and liabilities
Accounts receivable	(236,812)	(55,166)	196,711	(105,865)
Income tax receivable	(62,737)	--	(62,737)	--
Prepaid expenses and other current assets	131,895	(6,062)	191,080	21,926
Other assets	37,198	(5,423)	54,820	(55,334)
Accounts payable and accrued expenses	223,438	(7,082)	(82,303)	98,511

Net cash provided by (used in) operating activities	$178,049	$(177,723)	$142,797	$(347,311)

Cashflows from investing activities:
Purchase of property and equipment	(1,588)	(4,190)	(2,849)	(4,190)
Software development costs	(63,563)	--	(414,694)	--

Net cash used in investing activities	$(65,151)	$(4,190)	$(417,543)	$(4,190)

Cashflows from financing activities:
Borrowings on notes payable	185,967	--	488,566	--
Payments on notes payable	(1,116,990)	--	(1,982,271)	--
Collections on related party notes	--	--	20,000	--
Expenses related to registration statement	--	--	(34,495)	--
Proceeds from exercise of stock options	2,250	--	12,500	--
Proceeds from exercise of warrants	1,000,000	--	1,800,000	--
Expenses related to warrant exercise	(62,000)	--	(130,200)	--

Net cash provided
by financing activities	$9,227	$--	$174,100	$--

Net increase (decrease) in cash and cash equivalents	$122,125	$(181,913)	$(100,646)	$(351,501)

Cash and cash equivalents, beginning of period	$240,754	$780,024	$463,525	$949,612

Cash and cash equivalents, end of period	$362,879	$598,111	$362,879	$598,111

Supplementary Information:
Notes receivable issued to former ORC
shareholders for purchase price adjustment	$--	$--	$270,000	$--
Liabilities incurred but not yet paid
relating to warrant exercise	$18,000	$--	$40,780	$--

Liabilities incurred but not yet paid
relating to registration statement	$84,043	$--	$231,847	$--
Cash paid for interest	$17,210	$--	$57,986	$--

The accompanying notes are an integral part of these consolidated statements.

WIDEPOINT CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Organization and Nature of Operations:

WidePoint Corporation (“WidePoint” or the “Company”) is an information technology (“IT”) services firm with established competencies in federal government and commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. Our staff consists of business and computer specialists who help customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

In 2004, WidePoint acquired Chesapeake Government Technologies, Inc. (“Chesapeake”) and Operational Research Consultants, Inc. (“ORC”) as part of WidePoint’s strategy to refocus our business development initiatives toward the substantial increase in government spending on infrastructure and automation that has been accelerated by recent geopolitical events that have created an unprecedented need for systems and process expertise across most government markets, federal, state and local. WidePoint intends to capitalize on the expected growth in its target markets through strategic acquisitions, continue rollout of ORC’s Public Key Infrastructure (“PKI”) initiative, and continue to implement our project based enterprise strategy emphasizing industry-wide best practices disciplines. The Company intends to continue to leverage the synergies between its newly acquired operating subsidiaries and cross sell its technical capabilities into each separate marketplace serviced by its respective subsidiaries.

The Company has physical locations in Oakbrook Terrace, Illinois; Fairfax, Virginia; Alexandria, Virginia; and Chesapeake, Virginia. The Company employees work at various client locations throughout the upper Midwest, Texas, and Mid Atlantic areas of the United States.

In addition, most of the Company’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel and as a result of its plan to expand its operations through a combination of internal growth initiatives and merger and acquisition opportunities, the Company expects such costs to increase.  The Company’s profitability also depends upon both the volume of services performed and the Company’s ability to manage costs.  As a significant portion of the Company’s costs is labor related, the Company must effectively manage these costs to achieve and grow its profitability.  To date, the Company has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies, and by offsetting increases in consultant salaries with increases in consultant fees received from its clients. The uncertainties relating to its ability to achieve and maintain profitability, obtain additional funding to fund its growth strategy and provide the necessary investment to continue to upgrade its management reporting systems to meet the continuing demands of the present regulatory changes affect the comparability of the information reflected in the selected consolidated financial information presented above. The Company believes that its cash on hand, and available senior lending facility, are adequate to finance operations through 2005 and 2006.

2. Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these consolidated financial statements. The Company maintains cash and cash equivalents with various major financial institutions. At September 30, 2005 there were no material cash and cash equivalents of investments in money market and overnight sweep accounts. At December 31, 2004, cash and cash equivalents of investments in money market and overnight sweep accounts were $46,065. At times, cash balances held at financial institutions were in excess of federally insured limits. The Company places its temporary cash investments with high-credit, quality financial institutions, and as a result, the Company believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of the Company’s accounts receivable are due from either United States federal agencies or established companies in the following industries: government contracting, manufacturing, consumer product goods, direct marketing, healthcare and financial services. Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due.

The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
For the year ended December 31, 2004,
Allowance for doubtful accounts	$18,819	$14	$18,883	$--
For the quarter ended September 30, 2005,
Allowance for doubtful accounts	$--	$--	$--	$--

Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. At September 30, 2005 and December 31, 2004, unbilled accounts receivable totaled $14,204 and $138,529, respectively.

Revenue Recognition

The majority of the Company’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract.

The Company’s other revenues are derived from the delivery of a non-customized software offering. In such cases revenue is recognized when there is persuasive evidence that an arrangement exists (generally a purchase order has been received or contract signed), delivery has occurred, the charge for the software offering is fixed or determinable, and collectibility is probable.

Further, the Company has had no history of losses nor has it identified any specific risk of loss at September 30, 2005 due to termination provisions and thus has not recorded a provision for such events.

Significant Customers

For the both the quarter and the nine-month period ended September 30, 2005, one customer, The Department of Homeland Security, individually represented approximately 18% of revenues, and we therefore are materially dependent upon such customer. Due to the nature of our business and the relative size of certain contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customer, would have a material adverse effect on results. For the quarter ended September 30, 2004, three customers, Abbott Laboratories, Conseco, and Manpower, individually represented 19%, 18%, and 13% of revenue, respectively.

Fair value of financial instruments

The Company’s financial instruments include cash equivalents, accounts receivable, accounts payable, short-term debt and other financial instruments associated with the issuance of the common stock warrants attributable to the preferred stock capital investment in the Company in October of 2004. The carrying values of cash equivalents, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

The Company’s financial instruments include a financial instrument in which a valuation for the warrants issued by the Company under the Barron Partners, LP financing agreement contained a registration rights agreement which contains a liquidated damages provision. Accordingly, a Black Scholes calculation was used to determine the fair value of those warrants which are classified as a financial instrument. The financial instrument has been marked to market at December 31, 2004 and September 30, 2005.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2005, one customer, The Department of Homeland Security, accounted for approximately 24% of accounts receivable, and we therefore are materially dependent upon such customer. Due to the nature of our business and the relative size of certain contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customer, would have a material adverse effect on results. As of December 31, 2004, two customers, The Department of Homeland Security and Tangible Software, individually represented 24% and 13% of accounts receivable, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following:

	September 30,	December 31,
	2005	2004
Computers, equipment and software	$92,878	$90,029
Less- Accumulated depreciation and amortization	(30,375)	(9,377)

	$62,503	$80,652

Depreciation expense is computed using the straight-line method over the estimated useful lives of three years.

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes costs related to software and implementation in connection with its internal use software systems.

Software Development Costs

WidePoint accounts for software development costs related to software products for sale, lease or otherwise marketed in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” For projects fully funded by the Company, significant development costs are capitalized from the point of demonstrated technological feasibility until the point in time that the product is available for general release to customers. Once the product is available for general release, capitalized costs are amortized based on units sold, or on a straight-line basis over a six-year period or other such shorter period as may be required. WidePoint recorded approximately $14,000 of amortization expense for PKI-I for the three month period ending September 30, 2005. WidePoint recorded approximately $9,700 of amortization expense for PKI-I for the year ended December 31, 2004. Capitalized software costs included in Intangibles at September 30, 2005 and December 31, 2004 were approximately $0.9 and $0.6 million, respectively.

Goodwill, Intangibles, and Long-Lived Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets acquired. The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards require the use of the purchase method of accounting for business combinations, set forth the accounting for the initial recognition of acquired intangible assets and goodwill and describe the accounting for intangible assets and goodwill subsequent to initial recognition. Under the provisions of these standards, goodwill is not subject to amortization and an annual review is required to determine any impairment. The impairment test under SFAS No. 142 is based on a two-step process involving (i) comparing the estimated fair value of the related reporting unit to its net book value and (ii) comparing the estimated implied fair value of goodwill to its carrying value. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value. The Company’s annual impairment testing date is December 31st.

The Company recognizes an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill, annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

Basic and Diluted Net Earnings/Loss Per Share

Basic earnings or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The treasury stock effect of the rights to the conversion of the preferred stock to common stock and the conversion of options and warrants to purchase common stock added the equivalent of 22,945,848 shares for the three months ended September 30, 2005 and as such has been included in the calculation of the net income per share as such effect would have been dilutive.

The treasury stock effect of options, and warrants to purchase common stock would have added the equivalent of 2,112,000 shares of common stock for the three months ended September 30, 2004 has not been included in the calculation of the net loss per shares as such effect would have been anti-dilutive and are presented as identical.

The treasury stock effect of the rights to the conversion of the preferred stock to common stock and the conversion of options and warrants to purchase common stock added the equivalent of 25,374,739 shares for the nine months ended September 30, 2005 and as such has been included in the calculation of the net income per share as such effect would have been dilutive.

The treasury stock effect of options, and warrants to purchase common stock would have added the equivalent of 2,112,000 shares of common stock for the nine months ended September 30, 2004 has not been included in the calculation of the net loss per shares as such effect would have been anti-dilutive and are presented as identical.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company’s common stock and the amount an employee must pay to acquire the stock. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation, using the assumptions described in Note 8, to its stock-based employee plans.

Employee Compensation:

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Net earnings/(loss), as reported	$249,739	$(104,873)	$(335,808)	$(811,620)
Subtract: Total stock-based employee
compensation expense determined under fair value
based method for awards granted, modified, or
settled, net of related tax effects	(209,376)	(87,712)	(787,686)	(263,136)

Pro forma net earnings (loss)	$40,363	$(192,585)	$(1,123,494)	$(1,074,756)
Earnings (loss) per share:
Basic - as reported	$0.01	$(0.01)	$(0.01)	$(0.05)
Diluted - as reported	$0.00	$(0.01)	$(0.01)	$(0.05)
Basic - pro forma	$0.00	$(0.01)	$(0.05)	$(0.07)
Diluted - pro forma	$0.00	$(0.01)	$(0.05)	$(0.07)

The pro forma disclosure is not likely to be indicative of pro forma results, which may be expected in future years because of the fact that options vest over several years. Pro forma compensation expense is recognized as the options vest and additional awards may also be granted. There were 500,000 additional options granted during the quarter and nine months ending September 30, 2005.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the three months ended September 30, 2005:

Dividend yield	--
Risk-free interest rate (%)	2.70-4.13%
Volatility factor (%)	65% - 156%
Expected life in years	5 - 6

Non-employee based compensation:

The Company accounts for stock-based non-employee compensation arrangements using the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation and “Emerging Issues Task Force” EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

New Accounting Pronouncements

In April 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123 (revised 2004), Share-Based Payment (Statement No. 123(R)). Under Statement No. 123, the Company would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005, or in the interim reporting period ending September 30, 2005. The SEC’s new rule allows the Company to implement Statement No. 123(R) at the beginning of its next fiscal year, and accordingly, the Company will begin to reflect the adjustment to earnings for the impact of this accounting pronouncement in the interim reporting period ending March 31, 2006.

In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections” (a replacement of APB Opinion No. 20 and SFAS No. 3) was issued. Statement 154 requires that all voluntary changes in accounting principles and changes required by a new accounting pronouncement that do not include specific transition provisions be applied retrospectively to prior periods’ financial statements, unless it is impracticable to do so. Opinion 20 required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle as a component of net income in the period of change. Statement 154 is effective prospectively for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application encouraged. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued (May 2005). Statement 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement. Accordingly, the Company will implement the provisions of this accounting pronouncement in the fiscal reporting period ending December 31, 2006.

3. Debt

	September 30, 2005	December 31, 2004
Borrowings under WidePoint’s Senior Debt Agreement:	$98,703	$1,592,408

On October 25, 2004, the Company executed a senior lending agreement with RBC-Centura. The Agreement initially provides for a $2.5 million revolving credit facility. The maturity date of the credit facility is October 25, 2005. Subsequently, on November 1, 2005, the Company entered into an extension with RBC-Centura through March 1, 2006 of the revolving credit facility. The only modification of the terms of the agreement was for an increase in the borrowing rate from prime to prime plus 1% during the period of the extension. All other terms remained the same. A pro rata administrative fee of ½ of 1 % of the $2.5 million revolving credit base of approximately $4,000 was charged for the issuance of the extension.

The maximum available borrowing under revolving credit facility at September 30, 2005 and December 31, 2004 was $2.3 million and $2.2 million, respectively. Borrowings under the Agreement are collateralized by the Company’s eligible contract receivables, inventory, all of its stock in certain of our subsidiaries and certain property and equipment, and bear interest at the Prime Rate which was 6% and 5% on September 30, 2005 and December 31, 2004, respectively.

WidePoint’s credit facility requires that the Company maintain specified financial covenants relating to fixed charge coverage, interest coverage, and debt coverage, and maintain a certain level of consolidated net worth. The weighted average borrowings under the revolving portion of the facility and the prior agreement for the quarter ended September 30, 2005 and during the year ended December 31, 2004, were $1.0 and $1.5 million, respectively. In conjunction with the execution of the credit facility, the Company recorded $0.1 million in loan origination costs, included in other assets, which have been amortized ratably over the term of the credit facility which commenced in October of 2004 and will expire in October of 2005.

The total interest and finders’ fees paid was approximately $34,000. No interest and finders’ fees were paid in the period from January 2004 through October 2004. The total interest fees paid for the quarter ended September 30, 2005 was approximately $17,000.

4. Goodwill and Intangibles

Effective January 1, 2002, WidePoint adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. Under SFAS 142, goodwill is to be reviewed at least annually for impairment. The Company has elected to perform this review annually on December 31st of each calendar year. These reviews have resulted in no adjustments in goodwill.

During 2004, WidePoint completed the acquisitions of Chesapeake Government Technologies, Inc. and Operational Research Consultants, Inc. Chesapeake Government Technologies, Inc. was a development stage business and therefore was not considered to be a business. The Company has also capitalized software development cost associated with its PKI initiative and has estimated the purchase price allocation of the assets acquired and pursuant to a valuation have allocated estimated purchase price of the components and software capitalization of goodwill and other intangibles as follows:

Amortized Intangible Assets	As of September 30, 2005
	Gross Carrying amount	Accumulated Amortization

(1) ORC Intangible (Includes customer
relationships and PKI business
opportunity purchase accounting
preliminary valuations)	$1,145,523	$(202,655)

(2) PKI-I Intangible (Related to
internally generated software)	334,672	(53,353)

(3) PKI-II Intangible (Related to
internally generated software)	$649,991	(10,429)

Total	$2,130,186	$(266,437)

Aggregate Amortization Expense:

For quarter ended 9/30/05	$80,250

For nine months ended 9/30/05	$219,890

Estimated Amortization Expense:

For year ended 12/31/05	$300,140

For year ended 12/31/06	$321,000

For year ended 12/31/07	$321,000

For year ended 12/31/08	$321,000

For year ended 12/31/09	$321,000

(1)	The ORC intangible is made up of the estimated preliminary purchase accounting associated with the valuation assigned by the Company to ORC’s customer relationships and PKI business opportunity. The PKI business opportunity intangible has an estimated life of 6 years and ORC’s customer relationships have an estimated life of 5 years. The PKI business opportunity intangible life was estimated based upon the contractual life assigned to the authority to issue PKI certificates by the federal government. The fair value of the PKI business opportunity intangible was estimated using the expected present value of future cash flows estimated by the Company for ORC’s PKI business opportunity. ORC’s customer relationship intangible was estimated based upon an analysis of the historic life of ORC’s present customer relationships and their present contract opportunities. A fair value was estimated using the expected present value of the estimated future cash flows generated from those relationships. The weighted average life of this intangible asset class is approximately 5 years.

(2)	The PKI-I intangible is related to internally generated software that was associated with ORC’s PKI-I development of its phase 1 software offerings. ORC commenced sales of its PKI-I service in August of 2004. It has a weighted average life of approximately 5 years and is based upon the contractual life assigned to the authority to issue PKI certificates by the federal government.

(3)	The PKI-II intangible is related to a secondary PKI software development effort by ORC. ORC commenced sales of its PKI-II service in September of 2005. It has a weighted average life of approximately 5 years and is based upon the contractual life assigned to the authority to issue PKI certificates by the federal government.

The total weighted average life of all of the intangibles is approximately 5 years.

5. Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset, less the deferred liability related to the Section 481(a) adjustment.

As of December 31, 2004 the Company had net operating loss carry forwards of approximately $17,025,000 to offset future taxable income. These carry forwards expire between 2010 and 2024. Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of WidePoint’s equity transactions, the Company’s net operating losses will be subject to such limitations and may not be available to offset future income for tax purposes.

6. Temporary Preferred Stock

Temporary Preferred Stock

Our certificate of incorporation authorizes the Company to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,045,714 shares were outstanding at December 31, 2004.

During the six month ended June 30, 2005, Barron Partners converted 300,000 share of Series A Convertible Preferred Stock into 3,000,000 common shares and subsequently sold 3,000,000 common shares in private transactions to 3 institutional investors.

During the quarter ended September 30, 2005, Barron Partners LP converted 430,000 shares of Series A Convertible Preferred Stock into 4,300,000 common shares and subsequently sold 3,900,000 common shares in private transactions to 7 institutional investors. Accordingly, 1,315,714 shares of Series A Convertible Preferred Stock were outstanding at September 30, 2005.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on November 9, 2004, 2,045,714 shares of the Company’s preferred stock are designated as Series A Convertible Preferred Stock having the following rights:

Each share of Series A Convertible Preferred Stock has a conversion rate equal to $0.175 per share and is convertible at the option of the holder into ten shares of common stock.

The conversion of the Series A Convertible Preferred Stock is subject to the following conditions:

Subject to waiver, holders of Series A Convertible Preferred Stock do not have the right to convert any portion of the preferred stock to the extent that after giving effect to such conversion, the holder (together with any affiliates of the holder), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. In the event the converted shares when issued and combined with all other shares of common stock beneficially owned by the holder and its affiliates equals, at any time, more than 4.99% of the total number of then outstanding shares of common stock, then for so long as such holder and its affiliates beneficially owns more than 4.99% of the total number of then outstanding shares of common stock, the holder of the converted shares and its affiliates shall have no more than 22% of the total voting power of all outstanding shares of common stock at any time.

Holders of WidePoint’s Series A Convertible Preferred Stock are entitled to receive a liquidation preference equal to $1.75 per share in the event of the liquidation, dissolution, or winding up of the Company’s business.

Holders of Series A Convertible Preferred Stock are not entitled to voting rights. However, unless approved by the holders of the outstanding Series A Convertible Preferred Stock, the Company cannot: (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation relating to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Convertible Preferred Stock, (c) amend the certificate of incorporation or other charter documents in breach of the certificate of designations, or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

Dividends are not payable with respect to the Series A Convertible Preferred Stock.

Shares of Series A Convertible Preferred Stock are subject to automatic conversion generally under the following circumstances: (i) a change in control of WidePoint, (ii) the consummation of a public offering (with a value of at least $5 million or more) of our common stock, (iii) upon receipt of the consent of all holders of the Series A Convertible Preferred Stock, or (iv) in the event that the fair market value of the outstanding shares of our common stock exceeds $100 million.

As a result of the issuance of a registration rights agreement that contained a liquidated damages clause, the Company is required to follow the “Emerging Issues Task Force” EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock by the Company (see footnote 7). In light of the required accounting treatment under EITF 00-19, the entire proceeds of the issuance were allocated to warrants and as such no proceeds have been allocated to the preferred stock issuance.

Registration Rights Agreement

The shares of common stock issuable by WidePoint to Barron upon a conversion of shares of the Series A Convertible Preferred Stock or an election to exercise all or a portion of the warrants will not be registered under the Securities Act of 1933. To provide for the registration of such underlying shares, Barron and WidePoint entered into a registration rights agreement, dated October 20, 2004, requiring WidePoint to prepare and file a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and warrants. The registration statement was filed on January 5, 2005. The registration rights agreement further required WidePoint to use its best efforts to cause such registration statement to be declared effective by February 22, 2005 (i.e., 120 days following the closing of the sale of the Series A Convertible Preferred Stock).

The registration rights agreement also contains a liquidated damages provision which calls for Barron to receive from WidePoint a specified amount if: (i) WidePoint fails to file a registration statement covering the underlying shares of common stock; (ii) the registration statement is not declared effective by February 22, 2005; or (iii) the registration statement is not effective in the period from April 23, 2005 (i.e., 180 days following the October 25, 2004 closing of the preferred financing) through the two years following the date of the registration rights agreement, subject to permissible blackout periods and registration maintenance periods. In the event that one of the aforementioned events occurs, the registration rights agreement calls for WidePoint to pay Barron a cash amount equal to the lesser of $20,000 or 1% of the purchase price of that portion of the Series A Convertible Preferred Stock which has not been converted into common stock as of the occurrence of such event, with such amount to be paid by WidePoint to Barron on a monthly basis after the occurrence of such event. Barron is entitled to receive the aforementioned damages until such time as the registration statement is declared effective. Since the registration statement registering the underlying shares of common stock has not yet been declared effective, Barron is currently entitled to receive such damages. However, WidePoint has received a waiver from Barron for all damages accrued under this provision through September 30, 2005. As such, WidePoint has paid no damages under this provision to date. If the registration statement is not declared effective by the SEC and does not remain effective during the above two-year period, the maximum amount of damages payable pursuant to this provision would be $260,000.

7. Stockholders’ Equity

The Company is authorized to issue 110,000,000 shares of common stock, $.001 par value per share. As of September 30, 2005 and December 31, 2004, there were 31,961,598 and 18,403,407 shares of common stock outstanding, respectively. The shares of common stock outstanding as of September 30, 2005 does not include escrowed common stock for 5,555,556 and 1,088,796 shares that are associated with shares issued and held in escrow pending contingent release. The shares of common stock outstanding as of December 30, 2004 does not include escrowed common stock for 5,555,556 and 2,721,987 shares that are associated with shared issued and held in escrow pending contingent release. As of June 30, 2005, 5,555,556 common shares have been issued and placed into escrow with none of those shares yet having been earned under a purchase agreement between WidePoint and ORC. As of September 30, 2005, 2,721,987 common shares have been issued and placed into escrow with 1,633,191 of those escrowed common shares having met certain performance measures as of September 30, 2005 that will allow for their release after the pending completion of the Company’s audited financial statements for the period ending December 31, 2005, as further described under a purchase agreement between WidePoint and Chesapeake. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares Series A Convertible Preferred Stock and of any additional series of preferred stock that may be designated and issued in the future.

Common Stock

On October 25, 2004, WidePoint completed the acquisition of Operational Research Consultants, Inc., or ORC, a privately held IT and engineering firm providing mission-critical sensitive and strategic information security solutions to the United States Government. Pursuant to the terms of a Purchase Agreement entered into on October 25, 2004, between the Company and the ORC shareholders, the Company issued 5,555,556 common shares of the Company’s common stock and placed it into an escrow to be released to the ORC shareholders in the event they attain certain performance parameters in 2004 and 2005. As of September 30, 2005, no common shares were released from escrow.

On April 30, 2004, the Company closed upon the acquisition of all the issued and outstanding shares of Chesapeake, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 2004. WidePoint issued 4,082,980 shares of its common stock to stockholders of Chesapeake in consideration for all of the issued and outstanding shares of Chesapeake owned by them. In conjunction with this closing, the sole stockholders also entered into an escrow agreement and deposited 3,266,384 shares of the 4,082,980 newly issued shares of WidePoint common stock into escrow. The 3,266,384 shares of common stock placed into escrow have not been recorded in equity and will be released to the Chesapeake Shareholders in the event of the satisfaction of certain conditions set forth in the merger agreement, which provides that during the period commencing after the closing of the merger and ending on December 31, 2005, the 3,266,384 shares of common stock will be released to the Chesapeake Shareholders in a ratio based on the amount of revenues actually received by the Company from the business acquired from Chesapeake. The December 31, 2005 escrow expiration date may be extended for one additional year in the event it is determined that Chesapeake has achieved certain performance levels in the latter part of 2005. In the event that WidePoint does not receive certain levels of revenues from the business acquired from Chesapeake, then any of the 3,266,384 shares of common stock to which the Chesapeake Shareholders have not become entitled to receive will be returned to the Company. The Company recorded in equity and issued 816,596 of the common shares out of 4,082,980 common shares issued to the Chesapeake Shareholders at the time of the acquisition of Chesapeake. The Company recorded the shares in common stock issuable at the time of the acquisition and subsequently recorded the shares in common stock after the shares were issued by the Company’s transfer agent on July 13, 2004. As a result of meeting certain performance measures by December 31, 2004 the Company recorded in equity 544,398 common shares, which were held in escrow by the Company. The shares were recorded as common stock issuable until June 30, 2005, when per an agreement between the Company and the original shareholders of Chesapeake, the shares were released from escrow and subsequently recorded as common stock. As a result of meeting certain performance measures by March 31, 2005, the Company recorded in equity the pending release of 544,397 additional common shares on March 31, 2005, which will continue to be held in escrow until the after the filing of the Company’s financial statements on Form 10-K in 2006, per an agreement between the Company and the original shareholders of Chesapeake. These shares have not been recorded in common stock but in common stock issuable. As a result of meeting certain performance measures by June 30, 2005, the Company recorded in equity the pending release of 544,397 additional common shares on June 30, 2005, which will continue to also be held in escrow until after the filing of the Company’s financial statements on Form 10-K in 2006, per an escrow agreement between the Company and the original shareholders of Chesapeake. These shares have not been recorded as common stock but as common stock issuable. As a result of meeting certain performance measures by September 30, 2005, the Company recorded in equity the pending release of 544,397 additional common shares on September 30, 2005, which will continue to also be held in escrow until after the filing of the Company’s financial statements on Form 10-K in 2006, per an escrow agreement between the Company and the original shareholders of Chesapeake. These shares have not been recorded as common stock but as common stock issuable. The remaining unearned Chesapeake common shares held in escrow that have not met certain performance measures as of September 30, 2005 have not been expensed or recorded within equity.

Pursuant to an agreement on April 30, 2004 between the Company and Tripoint Capital Advisors, LLP, the company issued 500,000 shares of its common stock without registration under the Securities Act of 1933 for services rendered in association with the Chesapeake acquisition. These shares were reported at the fair value at the date of issuance.

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three-year full-recourse note.

Common Stock Issuable

The Company entered into an escrow agreement with the original Chesapeake shareholders, which required certain performance measures to be achieved to cause the shares to be earned and subsequently released. The difference between the dates the shares were earned and subsequently released from escrow resulted in a timing difference that required the Company to record the shares when they were earned as common stock issuable and subsequently reclassed as common stock upon the release of the shares from escrow. The Company recorded the shares, which have been earned per performance measures at each recording date, while the escrow agreement only allowed for the release of the shares earned after the Company’s fiscal year filings of its financial statements on Form 10-K, for each respective period, per the terms of the escrow agreement.

On December 31, 2004 the original shareholders of Chesapeake earned 544,398 shares, which were released from escrow on June 30, 2005. The common shares were recorded as Common Stock Issuable as of December 31, 2004 and reclassed as Common Stock on June 30, 2005. On March 31, 2005, June 30, 2005, and September 30, 2005, the original shareholders of Chesapeake earned 544,397 shares in each quarter, respectively, which totaled 1,633,191 common shares earned during the nine months ended September 30, 2005. These common shares, which will not be released from escrow until after the filing of the Company’s financial statements on Form 10-K for the period ending December 31, 2005, have been recorded as Common Stock Issuable.

Stock Warrants

On October 27, 2004 and November 22, 2004, the Company issued warrants to purchase 30,612 and 5,556 shares of common stock, respectively, to Liberty Capitol as part of a consulting agreement in which Liberty Capitol assisted the Company in arranging its senior debt financing with RBC-Centura. The warrants have a term of 5 years. The Company used a fair-value option pricing model to value these stock warrants at approximately $14,291. This value has been reflected as part of stock warrants in the stockholders’ equity section of the consolidated balance sheet and is being amortized over the life of the debt as interest expense.

Related Party Notes

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three-year full-recourse, 5% interest bearing promissory note with equal annual principal payments due, issued by each such person to the Company in the principal amount of $60,550, or $181,650 in the aggregate (which equals $0.07 per share, being the closing price of the Company’s common stock on July 8, 2002). Amounts outstanding under these notes are reflected as a reduction to stockholders’ equity until paid. Subsequent to September 30, 2005, the amounts outstanding under these notes have been extinguished by the noteholders.

8. Financial Instrument

In October of 2004, the Company issued warrants to purchase 10,228,571 shares of common stock to Barron Partners, LP as part of a preferred stock financing. The warrants have a term of 5 years. The Company used a fair-value option pricing model to value these stock warrants. The value of these warrants has been reflected as a financial instrument in the short-term liabilities section of the consolidated balance sheet as a result of the issuance of a registration rights agreement that included a liquidated damages clause, which is linked to an effective registration of such securities. Accordingly, the Company applied EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and accounted for the warrants as a liability. In light of the required accounting treatment under EITF 00-19, the Company is also required to value the fair market price of the financial instrument as of September 30, 2005. The Company has recorded a gain on the financial instrument of approximately $702,000 for the three month period ended September 30, 2005, to adjust the difference between the fair-value of these warrants at the end of the three month periods ended June 30, 2005 and September 30, 2005. The Company has recorded a gain on the financial instrument of approximately $1,228,000 for the nine month period ended September 30, 2005, to adjust the difference between the fair-value of these warrants at December 31, 2004 and September 30, 2005.

The fair value of the financial instrument as shown on the balance sheet assumes that the shares will be registered. The fair value under the alternative of not registering the shares and paying the full cash liquidated damages would be approximately $323,000 higher than recorded under the current assumption.

The financial instrument, a derivative, has not been designated as a hedge. The purpose of its issuance was to raise additional capital in a more advantageous fashion than could be done without the use of such an instrument. In addition to expecting the overall cost of capital to be less, the use of the derivative instrument reduces the cost to the common shareholders when the value of their shares declines in exchange for increasing the cost to the common shareholders when the value of their shares increases, all of which should tend to reduce the volatility of the value of the Company’s common shares.

If the Company’s registration rights agreement with Barron is amended to provide for a liquidated damages provision providing for the non-cash payment of damages in equity of the Company, it would not be necessary to account for the warrants as a liability under EITF 00-19 or to continue to recognize a related financial instrument.

9. Litigation

As of December 31, 2004, ORC was the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, alleged that ORC wrongfully terminated her employment with ORC. The plaintiff sought an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC had been dismissed or found to be without merit. ORC did not believe that it had committed any wrong against Ms. Gallagher and therefore vigorously defended itself in the lawsuit filed by Ms. Gallagher. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit. In February of 2005, a settlement was reached between the parties and the complaints were dismissed.

Other than as described above, the Company is not involved in any material legal proceedings.

STEPHEN EARL EDWARDS
CERTIFIED PUBLIC ACCOUNTANT
5213 PLEASANT HALL DRIVE
VIRGINIA BEACH, VA 23464
757/467-2551

REPORT OF CERTIFIED PUBLIC ACCOUNTANT

The Officers and Directors
Operational Research Consultants, Inc.
Chesapeake, VA 23320

I have audited the accompanying balance sheets of Operational Research Consultants, Inc. as of December 31, 2003 and 2002 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Operational Research Consultants, Inc. as of December 31,2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ Stephen Earl Edwards, CPA

May 16,2004

OPERATIONAL RESEARCH CONSULTANTS, INC

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

ASSETS	2003	2002
Current assets:
Cash in Banks	$27,327	$5,773
Accounts Receivable - Other	8,019	18,618
Receivables	1,870,713	4,608,891
Prepaid Expenses	88,596	66,322
Deferred Income Tax Benefit	19,763	0
Deposits - Utility and Rental	39,988	49,689

Total current assets	2,054,406	4,749,293
Properties:
Equipment	358,419	331,804
Less Accumulated Depreciation	247,949	165,286

Total properties	110,470	166,518
Other Assets - Intangible Asset - Net	11,806	25,139

Total assets	$2,176,682	$4,940,950

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred Income Tax	$0	$91,094
Accrued Expenses	528,917	636,802
Accounts Payable	250,125	2,146,802
Note Payable - Current maturities	102,823	866,274
Taxes Payable	27,668	11,361

Total current liabilities	909,533	3,752,333
Long-term debt, net of current maturities	0	0

Total Liabilities	$909,533	$3,752,333
Stockholders’ equity:
Common stock, No par value,
Authorized 1,800 shares, issued
and outstanding 1,800 shares	1,800	1,800
Paid-in capital	53,620	53,620
Retained earnings	1,211,729	1,133,197

Total stockholders’ equity	1,267,149	1,188,617

Total liabilities & shareholders’ equity	$2,176,682	$4,940,950

The accompanying notes are an integral part of these consolidated statements

OPERATIONAL RESEARCH CONSULTANTS, INC.
STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Years Ended December 31, 2003 and 2002

	2003	2002
REVENUE:
Contract-8(a)	$7,968,900	$8,371,280
Contract-Other Government	4,320,476	5,369,095
Contract-Commercial	2,667,239	1,104,795

TOTAL	$14,956,615	$14,845,170
DIRECT COSTS:
Material	6,346,600	5,587,979
Labor	3,716,239	3,968,550
Overhead	315,277	591,829

TOTAL DIRECT COSTS	$10,378,116	$10,148,358

GROSS MARGIN	$4,578,499	$4,696,812
OPERATING EXPENSES:
Advertising	34,427	60,782
Auto expense	1,154	7,745
Depreciation and Amortization	95,996	59,638
Due and Subscriptions	10,814	11,104
Equipment Rental	88,606	90,424
Fringe Benefits	1,699,668	1,446,483
General and Miscellaneous	205,303	104,458
Insurance	55,985	27,297
Office Expense and Supplies	150,158	224,326
Professional Fees	87,292	42,843
Rent	540,092	504,109
Repairs	76,610	53,628
Salaries and Consultants	1,061,757	1,159,914
Taxes	106,758	82,350
Telephone	148,334	153,292
Travel	68,238	104,714
Utilities	10,442	6,373

TOTAL	$4,441,634	$4,139,480

INCOME FROM OPERATIONS	$136,865	$557,332
OTHER Expense, Net	$(58,193)	$(8,967)

NET INCOME BEFORE INCOME TAXES	$78,672	$548,365
INCOME TAXES	140	189,387

NET INCOME	$78,532	$358,978
RETAINED EARNINGS - Beginning	1,133,197	774,219
RETAINED EARNINGS - Ending	$1,211,729	$1,133,197

The accompanying notes are an integral part of these consolidated statements

OPERATIONAL RESEARCH CONSULTANTS, INC.
STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	2003	2002
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$78,532	$358,978
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and Amortization	$95,996	$59,638
Book Value of assets disposed	--	2,090
Increase/ (Decrease) in receivables and deposits	2,758,478	(2,785,965)
Decrease in prepaid expenses	(22,274)	(53,960)
Increase (Decrease) in deferred income taxes payable and	(110,857)	33,450
Deferred income tax benefit
Increase (Decrease) in accrued expenses	(107,885)	264,831
Increase (Decrease) in Accounts payable and taxes payable	(1,880,370)	1,528,488

TOTAL ADJUSTMENTS	$733,088	$(951,428)

NET CASH PROVIDED BY (TO) OPERATING ACTIVITIES	$811,620	$(592,450)
CASH FLOWS TO INVESTING ACTIVITIES:
Capital Expenditures and Other Assets	(26,615)	(88,558)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (Reductions) from Borrowings-Net	$(763,451)	$666,858

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$21,554	$(14,150)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,773	19,923

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,327	$5,773

The accompanying notes are an integral part of these consolidated statements

OPERATIONAL RESEARCH CONSULTANTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Organization and Nature of Operations:

ORC is a multi disciplinary firm offering a broad range of planning, management, acquisition, installation, test and evaluation, financial and engineering support services. ORC began business in 1991 and became 8(a) certified in 1993. ORC had four locations during 2003, but as of February 29, 2004 the Maryland office was closed. Its staff consists of business and technical specialists that provide technical support services that augment and expand ORC’s customers technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. ORC supports and assist federal agencies of the United States government, various systems integrators, and government contractor’s. ORC was acquired on October 25, 2004 in a subsequent event by WidePoint Corporation.

Most of ORC’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. ORC’s profitability depends upon both the volume of services performed and their ability to manage costs. Because a significant portion of ORC’s cost structure is labor related, they must effectively manage these costs to achieve profitability. To date, ORC has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and expertise and by offsetting increases in consultant salaries with increases in consultant fees received from clients.

2. Significant Accounting Policies:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. ORC maintains cash and cash equivalents with various major financial institutions. At December 31, 2003 and December 31, 2002, cash and cash equivalents included $27,327 and $5,773, respectively, in non-interest bearing accounts. ORC had no investments in interest bearing accounts. ORC places its temporary cash investments with high-credit, quality financial institutions, and as a result, ORC believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of ORC’s accounts receivable are due from federal agencies of the United States Government or from established companies that sell to the United States federal government.

Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. ORC determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. ORC writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. ORC had no allowance for doubtful accounts for the years ending December 31, 2003 or 2002, respectively.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

Revenue Recognition

The majority of ORC’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract. Further, ORC has had no history of losses nor has it identified any specific risk of loss at December 31, 2003 or 2002, respectively, due to termination provisions and thus has not recorded provisions for such events.

Significant Customers

For the year ended December 31, 2003, two customers, DISA and Raytheon, respectively represented 50% and 10% of revenue. For the year ended December 31, 2002, two customers, DISA and CRANE, respectively represented 59% and 12% of revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject ORC to credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2003, 4 customers represented 19%, 13%, 12% and 10% of accounts receivable, respectively. As of December 31, 2002, 2 customers individually represented 68% and 34% of accounts receivable.

Note Payable

ORC maintains a line of credit with Wachovia Bank for which a loan is secured by Section 8 (a) receivables and requires a checking account be maintained at Wachovia Bank in which these receivables are deposited. The bank transfers money from ORC’s bank account to pay principal and interest of prime plus 0.50%. The loan is personally guaranteed by the CEO of ORC, and is secured by ORC’s equipment and software. ORC maximum loan limit is $2,000,000 and the Guarantor must continue to own at least 51% of the outstanding capital stock. The note expires on September 30, 2004. The note was extended on a month to month basis upon consummation of the acquisition of ORC by WidePoint Corporation on October 25, 2004 at which time the loan was retired and replaced by a new facility provided by WidePoint Corporation. The amount of the outstanding on the loan on December 31, 2003, and 2002, respectively, were 102,823 and 866,274.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company had no net deferred tax asset as of December 31, 2003. The Company presently utilizes the cash method to determine its taxable liability and has estimated and withheld for sufficient taxable liabilities.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following:

	December 31,
	2003	2002
Furniture, computers, equipment and software	$358,419	$331,804
Less- Accumulated depreciation and amortization	247,949	165,286

	$110,470	$166,518

Depreciation expense is computed using the straight-line method over the estimated useful lives of between three and seven years.

In accordance with the American Institute of Certified Accountants Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” ORC capitalizes costs related to software and implementation in connection with its internal use software systems.

Long-lived Assets

ORC reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, ORC evaluates the probability that future undiscounted net cash flows will be less that the carrying amount of the assets.

Basic and Diluted Net Income Per Share

Basic income per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no diluted securities issued and as a result, the basic and diluted income per share for all periods presented are identical.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The fair value of these financial instruments approximates their carrying value as of December 2003, due to their short-term nature.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year.

New accounting pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for all contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” ORC has determined that SFAS No. 149 has no impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). ORC is not currently the issuer of any financial instruments that would qualify under SFAS No. 150. Therefore, ORC has determined that the adoption of this pronouncement did not have an impact on its financial statements.

3. Income Taxes.

The Company had no provision for income taxes for the year ended December 31, 2003 due to the application of ORC’s NOL’s and a provision for approximately $190,000 for the year ended December 31, 2002. ORC is a cash based filer.

4. Commitments and Contingencies.

Leases

The Company has entered into numerous leasing arrangements that run from March 1998 until May 2008. ORC’s lease obligations are as follows:

1	Premises-month to month leases in the amount of $40,813 per month for four locations; as of March 1, 2004 in the amount of $39,230 for three locations.

2	Equipment, 1 year, beginning March, 1998, $28.73 per month.

2.1	Copier, 5 years, beginning February, 1999, $326 per month.
2.2	Equipment, 5 years, beginning March, 2000, $2,356 per month.
2.3	Equipment, 3 years, beginning December, 2000, $2,330 per month.
2.4	Equipment and furniture, 3 years, beginning June 2001, $2,643 per month.
2.5	Vehicles., 4 years, beginning 2000, $ 1,314 per month.
2.6	Vehicles, 4 years, beginning 2001, $922 per month.
2.7	Copier, 3 years, beginning January, 2002, $194 per month.
2.8	Furniture, 3 years, beginning March, 2002, $1,045 per month.
2.9	Equipment, 3 years, beginning May, 2002, $1,214 per month.
2.10	Equipment, 3 years, beginning May, 2002, $910 per month.
2.11	Equipment, 3 years, beginning May, 2002, $713 per month.
2.12	Vehicle, 4 years, beginning July, 2002, $430 per month.
2.13	Vehicle, 3 years, beginning August, 2002, $737 per month.
2.14	Equipment, 4 years, beginning September, 2002, $1,367 per month.
2.15	Telephones, 3 years, beginning October, 2002, $200 per month.
2.16	Equipment, 1 year, beginning October, 2003, $1,664 per month.
2.17	Copier, 3 years, beginning November, 2003, $533 per month.
2.18	Copier, 5 years, beginning May, 2003, $383 per month

Related Party Transactions

Beginning in 2002, ORC began leasing furniture and equipment from RLC of VA, LLC. The members of this company are the wives of ORC’s stockholders. Rental expense for the year 2003 and 2002 was $110,348 and $48,792, respectively, which is comparative with other sources.

Pension Expense

ORC has a 401(k) pension plan in which full-time employees are eligible to participate after meeting certain minimum criteria. The full pension cost has been reflected in the financial statements and payments are made to the plan at the Principal Financial Group soon after each payday. ORC matched employee contributions up to a certain percentage. Pension expense for 2003 was $351,575 and for 2002 was $240,219, and is included in fringe benefits.

Cafeteria Plan

ORC has a Cafeteria Plan in which all full-time employees are eligible to participate after meeting certain criteria. The plan is under the meaning of Section 125 of the Internal Revenue Code of 1986, as amended.. Costs of medical and dental insurance premiums under a group medical plan are covered. The plan is operated in accordance with HIPAA.

Litigation

ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit. The litigation was settled in January of 2005.

5. Subsequent events.

ORC was acquired by WidePoint Corporation on October 25, 2004 through a stock purchase. The consideration included the issuance of stock, the assumption of debt, and provision of cash as further described within a Form 8-K filed on October 29, 2004 by WidePoint Corporation.

6. Segment reporting.

ORC adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

OPERATIONAL RESEARCH CONSULTANTS, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$85,089	$27,327
Accounts receivable	2,267,240	1,870,713
Prepaid expenses and other assets	63,474	156,366

Total current assets	2,415,803	2,054,406
Property and equipment, net	80,585	110,470
Development costs	496,613	--
Other assets	28,459	11,806

Total assets	$3,021,460	$2,176,682

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$617,947	$250,125
Accrued expenses	496,047	556,585
Note payable	429,115	102,823

Total current liabilities	1,543,109	909,533
Long-term liabilities	--	--

Total Liabilities	$1,543,109	$909,533
Shareholders’ equity
Common stock, no par value, 1,800 shares authorized,
Issued, and outstanding
as of September 30, 2004 and December 31, 2003, respectively	1, 800	1, 800
Additional paid-in capital	53,620	53,620
Retained earnings	1,422,931	1,211,729

Total shareholders’ equity	1,478,351	1,267,149

Total liabilities & shareholders’ equity	$3,021,460	$2,176,682

The accompanying notes are an integral part of these consolidated statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2004	2003
Revenues, net	$7,520,445	$12,147,136
Operating expenses:
Cost of sales	4,954,492	8,679,591
Sales, general & administrative	2,201,388	3,350,382
Depreciation & amortization	20,712	20,550

Income from operations	343,853	96,613
Other Interest income (expenses):
Interest income	--	--
Interest expenses	(45,860)	(49,998)
Other income	4,823	464

Net income before provision for income taxes	302,816	46,151
Income tax provision	91,614	3,336

Net income	$211,202	$42,815

Basic and diluted net income per share	$117.33	$23.79

Basic and diluted weighted average shares outstanding	1,800	1,800

The accompanying notes are an integral part of these consolidated statements

OPERATIONAL RESEARCH CONSULTANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$211,202	$42,815
Adjustments to reconcile net loss to net cash:
Depreciation and amortization expense	20,712	20,550
Book value of assets disposed	21,882	--
Changes in assets and liabilities
Accounts receivable	(396,527)	1,902,861
Prepaid expenses and other current	52,904	(17,299)
Development costs	(496,613)	--
Other assets	14,724	5,773
Accounts payable and accrued expenses	307,284	(1,586,065)

Net cash provided by/(used in) operating
Activities	$(264,432)	$368,635

Cashflows from investing activities:
Purchase of property and equipment	(4,098)	(19,208)

Net cash used in investing activities	$(4,098)	$(19,208)

Cashflows from financing activities
Net borrowings/(payments) on notes
Payable	326,292	(280,016)

Net cash (used in) provided
by financing activities	$326,292	$(280,016)

Net increase in cash	$57,762	$69,411

Cash, beginning of period	$27,327	$5,773

Cash, end of period	$85,089	$75,184

The accompanying notes are an integral part of these consolidated statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Organization and Nature of Operations:

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of Operational Research Consultants, Inc. (“ORC”), as of December 31, 2003, and the notes thereto included in the Form S-1 filed by the Company. The results of operations for the nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

ORC is a multi disciplinary firm offering a broad range of planning, management, acquisition, installation, test and evaluation, financial and engineering support services. ORC began business in 1991 and became 8(a) certified in 1993. ORC had four location during 2003, but as of February 29, 2004 the Maryland office was closed. Its staff consists of business and technical specialists that provide technical support services that augment and expand ORC’s customers technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. ORC supports and assist federal agencies of the United States government, various systems integrators, and government contractor’s. ORC was acquired on October 25, 2004 in a subsequent event by WidePoint Corporation.

Most of ORC’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. ORC’s profitability depends upon both the volume of services performed and their ability to manage costs. Because a significant portion of ORC’s cost structure is labor related, they must effectively manage these costs to achieve profitability. To date, ORC has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and expertise and by offsetting increases in consultant salaries with increases in consultant fees received from clients.

2. Significant Accounting Policies:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. ORC maintains cash and cash equivalents with various major financial institutions. At September 30, 2004 and December 31, 2003, cash and cash equivalents included $85,089 and $27,327, respectively, on investments in interest bearing accounts. ORC places its temporary cash investments with high-credit, quality financial institutions, and as a result, ORC believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of ORC’s accounts receivable are due from federal agencies of the United States Government or from established companies that sell to the United States federal government.

Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. ORC determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. ORC writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. ORC had no allowance for doubtful accounts for the nine months ending September 30, 2004 or for the year ended December 31, 2003, respectively. For the nine months ended September 30 2004 and 2003, respectively, ORC charged off to costs and expenses $3,232 and $3,236.

        Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. Unbilled accounts receivable totaled $32,620 and $39,384 at September 30, 2004 and December 31, 2003, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2004, two customers represented 22% and 11% of accounts receivable, respectively. As of December 31, 2003, four customers individually represented 19%, 13%, 12%, and 10% of accounts receivable.

Note Payable

ORC maintains a line of credit with Wachovia Bank for which a loan is secured by Section 8 (a) receivables and requires a checking account be maintained at Wachovia Bank in which these receivables are deposited. The bank transfers money from ORC’s bank account to pay principal and interest of prime plus 0.50%. The loan is personally guaranteed by the CEO of ORC, and is secured by ORC’s equipment and software. ORC maximum loan limit is $2,000,000 and the Guarantor must continue to own at least 51% of the outstanding capital stock. The note expires on September 30, 2004. The note was extended on a month to month basis upon consummation of the acquisition of ORC by WidePoint Corporation on October 25, 2004 at which time the loan was retired and replaced by a new facility provided by WidePoint Corporation. The amount of the outstanding on the loan on September 30, 2003, and 2002, respectively, were 429,115 and 102,823.

Development Cost

For the period ending September 30, 2004, ORC initiated the development of certain proprietary development work associated with the rollout of a PKI certificate program estimated to be launched in April of 2005 in which ORC has accumulated the associated cost of development of this system. ORC followed the guidance in SFAS 86 to support the basis for capitalizing the development cost associated with the PKI certificate program.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

Revenue Recognition

The majority of ORC’s revenues are derived from cost-plus, or time-and-materials contracts. Under cost-plus contracts, revenues are recognized as costs are incurred and include an estimate of applicable fees earned. For time-and-material contracts, revenues are computed by multiplying the number of direct labor-hours expended in the performance of the contract by the contract billing rates and adding other billable direct costs. In the event of a termination of a contract, all billed and unbilled amounts associated with those task orders where work has been performed would be billed and collected. The termination provisions of the contract would be accounted for at the time of termination. Any deferred and/or amortization cost would either be billed or expensed depending upon the termination provisions of the contract. Further, ORC has had no history of losses nor has it identified any specific risk of loss at September 31, 2004 or 2003, respectively, due to termination provisions and thus has not recorded provisions for such events.

Significant Customers

For the nine months ended September 30, 2004, two customers, The Department of Homeland Security and ARTEL, respectively represented 19% and 17% of revenue. For the nine months ended September 30, 2003, two customers, DISA and Raytheon, respectively represented 56% and 12% of revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company had no net deferred tax asset. The Company presently utilizes the cash method to determine its taxable liability and has estimated and withheld for sufficient taxable liabilities.

Basic and Diluted Net Income Per Share

Basic income per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no diluted securities issued and as a result, the basic and diluted income per share for all periods presented are identical.

3. Subsequent Events:

        On October 25, 2004, ORC was acquired by WidePoint Corporation in a stock purchase transaction which created a change in control of 100% of the shares of the outstanding shares being transferred to WidePoint Corporation.

4. Commitments and Contingencies:

Litigation

ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit. The litigation was settled in January of 2005.